EXHIBIT 2.1

______________________________________________________________________________
SHARE PURCHASE AGREEMENT
by and between
PLAINS MIDSTREAM LUXEMBOURG S.À R.L.
and
KEYERA CORP.

Dated as of June 17, 2025

[Certain Information has been excluded from this Exhibit because such information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.]

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ARTICLE 1 DEFINITIONS    2
1.1    Definitions    2
1.2    Interpretations    2
ARTICLE 2 THE TRANSACTION; PURCHASE PRICE    3
2.1    Sale and Purchase    3
2.2    Purchase Price    3
2.3    Closing Adjustment    3
2.4    Post-Closing Adjustment    4
2.5    Intended U.S. Tax Treatment; U.S. Income Tax Allocation of Purchase Price    5
2.6    Section 116 Matters    6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING SELLER    7
3.1    Organization; Qualification    7
3.2    Authority; Enforceability    7
3.3    Non-Contravention    8
3.4    Solvency    8
3.5    Governmental Approvals    8
3.6    Legal Proceedings; Orders    8
3.7    Ownership of Purchased Shares    9
3.8    Brokerage Fees    9
ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP    9
4.1    Organization; Qualification    9
4.2    Non-Contravention    10
4.3    Solvency    10
4.4    Governmental Approvals    10
4.5    No Third Party Consents    10
4.6    Ownership of the Subsidiary Interests    11
4.7    Capitalization    11
4.8    Legal Proceedings; Orders    11
4.9    Absence of Certain Changes    12
4.10    Financial Statements; No Undisclosed Liabilities    12
4.11    Related Party Transactions.    12
4.12    Permits    12
4.13    Indebtedness    12
4.14    Taxes    13
4.15    Compliance with Applicable Laws    15
4.16    Real Property    15
4.17    Facilities and Tangible Personal Property    17
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(Continued)
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4.18    Material Contracts    17
4.19    Employment and Labour Matters.    20
4.20    Privacy Laws    20
4.21    Employee and Benefits Representations.    21
4.22    Environmental Matters.    22
4.23    Intellectual Property    23
4.24    Insurance    23
4.25    Records    23
4.26    Bank Accounts    23
4.27    Sanctions Compliance; Anti-Corruption; Anti-Money Laundering    24
4.28    Credit Support    24
4.29    Sufficiency of Assets    24
4.30    Condition of Assets    24
4.31    Information Technology and Cybersecurity    24
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER    25
5.1    Organization; Qualification    25
5.2    Authority; Enforceability    26
5.3    Non-Contravention    26
5.4    Governmental Approvals    26
5.5    Financing    26
5.6    Legal Proceedings    26
5.7    Brokerage Fees    27
5.8    R&W Policy    27
5.9    Purchaser as Principal.    27
5.10    Independent Investigation    27
5.11    Sanctions Compliance; Anti-Corruption; Anti-Money Laundering    27
5.12    Investment Canada Act    27
ARTICLE 6 COVENANTS OF THE PARTIES    28
6.1    Conduct of Business    28
6.2    Capital Projects.    32
6.3    Access to Information    32
6.4    Books and Records    33
6.5    Indemnification of Officers, Directors, Employees and Agents    35
6.6    Governmental Approvals; Other Regulatory Matters    36
6.7    Post-Closing Notifications    38
6.8    Third Party Consents    38
6.9    Employee Matters    38
6.10    Public Announcements    43
6.11    Expenses    43
6.12    R&W Policy    43
6.13    Removal of Retained Marks; Name Change    44
6.14    Confidentiality    45
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(Continued)
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6.15    Replacement of Bonds, Letters of Credit and Guarantees    47
6.16    Insurance    47
6.17    Seller Pre-Closing Reorganization    47
6.18    Termination of Affiliate Contracts; Intercompany Balances    48
6.19    Inventory    48
6.20    Financing Cooperation    48
6.21    Buyer Reorganization.    52
6.22    Non-Solicitation    53
6.23    Disclaimers; Certain Limitations    53
6.24    Release    53
6.25    Data Room    54
6.26    Seller Disclosure Schedule Updates    55
ARTICLE 7 CONDITIONS TO CLOSING    55
7.1    Conditions to Obligations of Each Party    55
7.2    Conditions to Obligations of Buyer    55
7.3    Conditions to Obligations of Seller    56
ARTICLE 8 CLOSING    56
8.1    Closing    56
8.2    Closing Deliveries by Seller    57
8.3    Closing Deliveries by Buyer    58
ARTICLE 9 TERMINATION    59
9.1    Termination Rights    59
9.2    Effect of Termination    60
9.3    Termination Fee    60
ARTICLE 10 TAX MATTERS    62
10.1    Filing of Tax Returns; Payment of Taxes    62
10.2    Tax Allocation    62
10.3    True-Up    62
10.4    Cooperation    63
10.5    Tax Disclosure    63
10.6    Transfer Taxes    63
10.7    Tax Refunds    64
10.8    Tax Proceedings    64
10.9    Certain Tax Actions    64
ARTICLE 11 SURVIVAL; INDEMNIFICATION; REMEDIES    65
11.1    Survival    65
11.2    Indemnification by Seller.    65
11.3    Indemnification by Buyer.    66
11.4    Limits on Indemnification.    66
11.5    Indemnification Procedures    67
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(Continued)
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11.6    Calculation of Losses    68
11.7    Sources of Recovery    69
11.8    Treatment of Payments    70
11.9    Limit on Remedies    70
ARTICLE 12 MISCELLANEOUS    71
12.1    Notices    71
12.2    Entire Agreement    72
12.3    Amendment and Waiver    72
12.4    Binding Effect; Assignment; No Third Party Benefit    73
12.5    Severability    73
12.6    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial    73
12.7    Specific Performance    74
12.8    Time of the Essence    74
12.9    Further Assurances    74
12.10    Disclosure Schedules    74
12.11    Counterparts and Electronic Signatures    75
12.12    Non-Recourse    75
12.13    Legal Representation    75
12.14    Privileged Communications    76
12.15    Liability of Financing Sources    76
12.16    Wrong Pocket    77

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Exhibits:
EXHIBIT A        Definitions
EXHIBIT B        Form of Assignment of Purchased Shares
EXHIBIT C        Principles for Transition Services Agreement
EXHIBIT D        R&W Binder Agreement
EXHIBIT E        [Reserved]
EXHIBIT F        Form of Confidentiality Agreements Termination
EXHIBIT G        Form of Butane Supply Agreement
EXHIBIT H - 1    Inventory Measurement Procedures
EXHIBIT H - 2    Inventory Valuation Methodology
EXHIBIT I        Reorganization Summary
EXHIBIT J        Accounting Principles
EXHIBIT K        Special Indemnity Matters
EXHIBIT L        [Reserved]
EXHIBIT M        Tax Conduct Agreement
EXHIBIT N        Form of Frac Spread Hedge Agreement
EXHIBIT O        Performance Standard; Capital Forecast
Attachments:
ATTACHMENT 1    Seller Disclosure Schedules
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SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT is entered into as of June 17, 2025 (the “Execution Date”), by and between Plains Midstream Luxembourg, a Luxembourg société à responsabilité limitée (“Seller”), and Keyera Corp., an Alberta corporation (“Buyer”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
RECITALS
WHEREAS, as of the Execution Date, (a) Plains Marketing, L.P. owns one hundred percent (100%) of the issued and outstanding preferred shares (the “Preferred Shares”) in the capital of Plains Midstream Canada ULC, a British Columbia unlimited liability corporation (the “Company”) and (b) Seller owns one hundred percent (100%) of the issued and outstanding common shares in the capital of the Company;
WHEREAS, at or prior to the Closing, Seller and certain of its Affiliates, including the Company, will consummate certain reorganization transactions in accordance with the Reorganization Summary attached hereto as Exhibit I (the “Reorganization Summary”, and the reorganization transactions contemplated by the Reorganization Summary, subject to any Permitted Amendments, the “Pre-Closing Reorganization”), including the transfer of certain crude oil assets, owned, directly or indirectly, by the Company as of the Execution Date to an Affiliate of Seller (such Affiliate of Seller, “CrudeCo”) as Seller Retained Assets and the transfer of the Preferred Shares to Seller, and after the Pre-Closing Reorganization, Seller shall own one hundred percent (100%) of the issued and outstanding shares of the Company, including the common shares of the Company and the Preferred Shares (collectively, the “Purchased Shares”) and CrudeCo, and the Company shall: (a) continue to own one hundred percent (100%) of the outstanding equity interests in Plains Midstream Superior LLC, a Texas limited liability company (“Plains Midstream Superior”) and (b) then own one hundred percent (100%) of the outstanding equity interests in a to-be-formed limited liability company (“US NGL Co”, and together with Plains Midstream Superior, each a “Subsidiary” and collectively, the “Subsidiaries”, and together with the Company, the “Company Group”);
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the Purchased Shares; and
WHEREAS, in connection with the execution of this Agreement, Seller Parent has executed and delivered to Buyer the Seller Parent Guarantee.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS
1.1Definitions. Capitalized terms used in this Agreement, but not defined in the body of this Agreement, shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
1.2Interpretations. The following rules of construction shall apply to the interpretation of this Agreement:
(a)the terms “herein,” “hereof,” “hereby” and “hereunder,” or other similar terms, refer to this Agreement as a whole (including all Exhibits and Attachments attached hereto) and not to any particular Article, Section, subsection or other subdivision of, or Exhibit or Attachment to, this Agreement unless expressly so limited;
(b)unless otherwise indicated herein, references to  Articles, Sections, Exhibits, Attachments and other subdivisions refer to the Articles, Sections, Exhibits, Attachments and other subdivisions of this Agreement and  the Seller Disclosure Schedules and any subdivisions thereof refer to the Seller Disclosure Schedules attached to this Agreement and the subdivisions thereof;
(c)all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, unless IFRS is used as the accounting standard under the applicable agreement in question, in which event such accounting terms will have the meanings assigned to them in accordance with IFRS;
(d)no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in the construction thereof;
(e)the word “or” is not exclusive, and the word “includes” and its syntactical variants mean “includes, but is not limited to,” and corresponding syntactical variant expressions;
(f)the words “shall” and “will” are used interchangeably herein unless the context requires otherwise;
(g)the plural shall be deemed to include the singular, and vice versa;
(h) the terms “day” and “days” mean and refer to calendar day(s),  the terms “month” and “months” mean and refer to calendar month(s),  the terms “year” and “years” mean and refer to calendar year(s) and  if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day;
(i)all references to “C$” or “Dollars” shall be deemed references to Canadian Dollars, and all references to “US$” or “USD” shall be deemed references to United States Dollars;
(j)each Exhibit and Attachment to this Agreement is a part of this Agreement and incorporated herein for all purposes (including in the corresponding Sections, if applicable), but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Attachment, the provisions of the main body of this Agreement shall prevail;

(k)any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time, and any reference to a Contract, instrument or other document as of a given date means the Contract, instrument or other document as amended, supplemented, and modified from time to time through such date; and
(l)any reference in this Agreement to information or documents having been “made available to Buyer”, being “in the Data Room”, or similar expressions shall mean such information or documents contained in the Data Room as of 5:00 p.m. Mountain Time one (1) day before the Execution Date. For greater certainty, information and documentation provided by Seller to Buyer pursuant to Section 6.25 shall not modify, supplement or in any manner alter the Seller Disclosure Schedules delivered as at the Execution Date or the representations and warranties set forth in Article 3 and Article 4.
ARTICLE 2
THE TRANSACTION; PURCHASE PRICE
2.1Sale and Purchase. At the Closing, subject to the terms and conditions in this Agreement, Seller shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Shares, free and clear of any Encumbrances (other than restrictions on transfer that may be imposed by applicable Law or the Company’s Organizational Documents).
2.2Purchase Price. The purchase price for the Purchased Shares shall be Five Billion, One Hundred Fifty Million Dollars (C$5,150,000,000) (the “Base Purchase Price”), as adjusted in accordance with Section 2.3, Section 2.4, Section 6.2, Section 10.7, and Section 11.8 (as so adjusted, the “Purchase Price”) and subject to allocation in accordance with Section 2.5.
2.3Closing Adjustment. Not later than eight (8) Business Days prior to the expected Closing Date, Seller shall deliver to Buyer a written statement (the “Pre-Closing Statement”) setting forth in reasonable detail Seller’s good-faith estimate based on information then available to Seller of Closing Working Capital (the “Estimated Closing Working Capital”), Closing Operating NGL Inventory Volume (the “Estimated Closing Operating NGL Inventory Volume”), Closing Operating NGL Inventory Adjustment Amount (the “Estimated Closing Operating NGL Inventory Adjustment Amount”), Tax Pool Adjustment Amount (the “Estimated Tax Pool Adjustment Amount”) and Capex Adjustment Amount (the “Estimated Capex Adjustment Amount”), together with reasonable supporting documents. The Pre-Closing Statement shall be prepared in accordance with the adjustments, principles and methodologies set forth in Exhibit J. Buyer shall have the opportunity to review and comment on the Pre-Closing Statement, and the Parties will work together in good faith to resolve any questions, comments or disputes related to such statement; provided, however, that in the event any question, comment or dispute remains unresolved as of the Closing Date, the amounts set forth in the Post-Closing Statement provided by Seller pursuant to this Section 2.3 shall prevail, adjusted as agreed by Buyer and Seller for any questions, comments or disputes raised by Buyer. If the Estimated Closing Working Capital plus the Estimated Closing Operating NGL Inventory Adjustment Amount plus the Estimated Tax Pool Adjustment Amount plus the Estimated Capex Adjustment Amount is  a positive number, the Base Purchase Price shall be increased by such amount or  a negative number, the Base Purchase Price shall be decreased by such amount, and at Closing, Buyer shall pay to Seller an amount equal to the Base Purchase Price as so adjusted pursuant to this sentence and Section 6.2 (the “Closing Payment”), by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Seller in the Pre-Closing Statement.

2.4Post-Closing Adjustment.
(a)Calculation of Adjustments. As promptly as practicable after the Closing Date, and in any event not later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth in reasonable detail Buyer’s good-faith calculation of:  Closing Working Capital;  Closing Operating NGL Inventory Volume; Closing Operating NGL Inventory Adjustment Amount; Tax Pool Adjustment Amount; and (v) Capex Adjustment Amount. To the extent not in the possession of Buyer, Seller shall provide Buyer and its Representatives reasonable access during normal business hours to such employees and such books and records of Seller and its Affiliates as are reasonably requested by Buyer to allow it and its Representatives to prepare the Post-Closing Statement. Buyer shall provide Seller and its authorized Representatives reasonable access during normal business hours to such employees and such books and records of Buyer or the Company Group as are reasonably requested by Seller to allow it and its authorized Representatives to verify the amounts set forth in the Post-Closing Statement.
(b)Dispute Procedures. The Post-Closing Statement shall become final and binding on Seller and Buyer on the forty-fifth (45th) day following the date the Post-Closing Statement is received by Seller, unless prior to such date Seller delivers written notice to Buyer of its disagreement. Seller’s notice shall set forth in reasonable detail all of Seller’s disputed items and the reasons therefor, together with Seller’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes. Seller shall be deemed to have agreed with all items and amounts contained in the Post-Closing Statement that are not specifically identified as disputed items in such notice of disagreement. If Seller timely delivers a notice of disagreement, then Buyer and Seller shall use their good-faith efforts to reach agreement on the disputed items.
(c)Independent Accountants. If Buyer and Seller have not resolved the disputed items by the forty-fifth (45th) day following Buyer’s receipt of a notice of disagreement pursuant to Section 2.4(b) (such period, the “Resolution Period”), then the total amount of the unresolved disputed items set forth in the notice of disagreement (the “Disputed Amount”) may be submitted by Buyer or Seller to the Independent Accountants for resolution at any time after the end of the Resolution Period. In such event, Seller and Buyer will each submit to the Independent Accountants their calculations in respect of the Disputed Amount together with detailed written supporting documentation as it deems appropriate within five (5) Business Days of the appointment of the Independent Accountants. The Independent Accountants shall act as an expert and not as an arbitrator. In making such determination, the Independent Accountants shall consider only the Disputed Amount and the written submissions of Buyer and Seller that are received by the Independent Accountants within the time period specified. Buyer and Seller shall be afforded a reasonable opportunity to discuss the disputed matters and the submissions with the Independent Accountants but the Independent Accountants shall not conduct a formal evidentiary hearing. The Independent Accountants shall attempt to render their determination within thirty (30) days of their engagement, or such other, longer period that the Independent Accountants shall determine, in consultation with Buyer and Seller. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. In no event shall the Disputed Amount, as determined by the Independent Accountants, be more favorable to Buyer than reflected on the Post-Closing Statement prepared by Buyer or more favorable to Seller than shown in the proposed changes delivered by Seller pursuant to its notice of disagreement.
(d)Binding Effect. If a notice of disagreement is timely given pursuant to Section 2.4(b), the Purchase Price shall be deemed determined on the date that the Independent Accountants give notice to Buyer and Seller of their determination regarding the Disputed Amount, or, if earlier, the date on which Seller and Buyer agree in writing on the amount of

Closing Working Capital, Closing Operating NGL Inventory Volume, Closing Operating NGL Inventory Adjustment Amount, Tax Pool Adjustment Amount and Capex Adjustment Amount, in which case the Purchase Price shall be calculated in accordance with such determination or agreement, as the case may be. Any determination of disputed items constituting part of the Closing Working Capital, the Closing Operating NGL Inventory Volume, Closing Operating NGL Inventory Adjustment Amount, Tax Pool Adjustment Amount and Capex Adjustment Amount by the Independent Accountants shall be final and binding upon Buyer and Seller.
(e)Payments. If the Closing Working Capital plus the Closing Operating NGL Inventory Adjustment Amount plus the Tax Pool Adjustment Amount plus the Capex Adjustment Amount (as finally determined in accordance with the provisions set forth in this Section 2.4) exceeds the Estimated Closing Working Capital plus the Estimated Closing Operating NGL Inventory Adjustment Amount plus the Estimated Tax Pool Adjustment Amount plus the Estimated Capex Adjustment Amount, then the Base Purchase Price shall be increased by, and Buyer shall pay to Seller, the amount of such excess. If the Closing Working Capital plus the Closing Operating NGL Inventory Adjustment Amount plus the Tax Pool Adjustment Amount plus the Capex Adjustment Amount (as finally determined in accordance with the provisions set forth in this Section 2.4) is less than the Estimated Closing Working Capital plus the Estimated Closing Operating NGL Inventory Adjustment Amount plus the Estimated Tax Pool Adjustment Amount plus the Estimated Capex Adjustment Amount, then the Base Purchase Price shall be decreased by, and Seller shall pay to Buyer, the amount of such deficiency. Any payment required pursuant to this Section 2.4 shall be made within five (5) Business Days after the date the Purchase Price is deemed to be finally determined pursuant to Section 2.4(b), 2.4(c) or 2.4(d), as the case may be, and Section 6.2, shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment.
(f)From and after Closing, the Buyer shall use commercially reasonable efforts to collect from the applicable third parties any accounts receivable of the Company Group. Buyer shall remit to the Seller any and all accounts receivable collected during the period starting on the 91st day following the Closing Date and ending on the 180th day following the Closing Date (the “Collection Period”) that (i) were not collected by the Buyer within ninety (90) days following the Closing Date, and (ii) were not included in the determination of the Closing Working Capital. All amounts to be remitted by the Buyer in accordance with this Section 2.4(f) shall be remitted by the Buyer to the Seller within five (5) Business Days following receipt by Buyer of such accounts receivable by wire transfer of immediately available funds to an account designated in writing by the Seller.
2.5Intended U.S. Tax Treatment; U.S. Income Tax Allocation of Purchase Price.
(a)For U.S. federal income tax purposes, Seller and Buyer intend that the purchase and sale of the Purchased Shares shall constitute a purchase and sale of all of the assets of the Company Group for U.S. federal income tax purposes (the “Intended U.S. Tax Treatment”).
(b)Seller shall prepare and deliver to Buyer no less than sixty (60) days after the date the Purchase Price is finally determined pursuant to Section 2.4 a draft allocation of the Purchase Price for U.S. federal income Tax purposes (taking into account any other items constituting consideration for U.S. federal income Tax purposes (to the extent known at such time)), in the aggregate, among the assets of the Company Group in a manner consistent with Section 1060 of the U.S. Tax Code and the U.S. Treasury Regulations promulgated thereunder utilizing Seller’s historical methodology for allocating value among Seller’s assets (the “Draft Allocation”). Buyer shall review and provide any comments to such Draft Allocation within thirty (30) days of its receipt thereof. If Buyer provides comments within such thirty (30) day period, then within thirty (30) days of receiving Buyer’s comments, Seller shall have the opportunity to respond to Buyer’s comments. If Seller has not provided comments during such thirty (30) day period or if Buyer does not provide comments within thirty (30) days of its receipt of the Draft Allocation, the Draft Allocation as revised by Buyer’s comments or as proposed by Seller, as applicable, shall be final and binding on the Parties. If within thirty (30) days of receiving Buyer’s comments, Seller objects to Buyer’s comments on the Draft Allocation, the Parties agree to use good faith efforts to agree upon a final version of the Draft Allocation. The final version of the Draft Allocation, whether deemed to be final or as agreed between the Parties in accordance with the preceding two sentences, respectively, is referred to as the “Final Allocation”. In the event agreement has not been reached within such thirty (30)-day period (or such other time as mutually agreed upon by the Parties in writing), each Party shall be entitled to determine its own allocation and report consistently therewith.
(c)Solely for U.S. federal and applicable state income Tax purposes, Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Intended U.S. Tax Treatment and, if the Parties agree to a Final Allocation, the Final Allocation, as finally determined, in all applicable U.S. federal and applicable state income Tax Returns, including IRS Form 8594, if any such Tax Returns are required to be filed by Seller or Buyer (or any of their Affiliates). If any such U.S. Tax Returns are required to be filed by Seller or Buyer (or any of their Affiliates), neither Seller nor Buyer shall take any position in any such U.S. Tax Return that is inconsistent with the Intended U.S. Tax Treatment and, if applicable, the Final Allocation, and Buyer and Seller shall promptly inform one another in writing of any Tax Proceeding related to the matters in this Section 2.5 and consult and keep one another informed with respect to the status of such Tax Proceeding, in each case, unless required to do so by a final “determination” as defined in Section 1313 of the U.S. Tax Code; provided, however, that, if applicable, nothing in this Agreement shall prevent either Party from settling any proposed deficiency or adjustment from a Governmental Entity arising from the Final Allocation or a Party’s own allocation as permitted by Section 2.5(b) and neither Party shall be required to litigate any proposed deficiency or adjustment from a Governmental Entity arising from the Final Allocation or a Party’s own allocation as permitted by Section 2.5(b).
2.6Section 116 Matters.
(a)Buyer acknowledges that Seller has made the representations in Section 3.9 and agrees to not withhold, pursuant to section 116 of the Canadian Tax Act, any portion of the Purchase Price, unless expressly permitted under Section 2.6 hereof.
(b)Seller shall request a certificate of compliance issued under section 116 of the Canadian Tax Act (a “Section 116 Certificate”) in respect of the sale of the Purchased Shares hereunder not later than ten (10) Business Days after the Execution Date.
(c)Seller shall deliver or cause to be delivered to Buyer at Closing, a CRA Form T2062C - “Notification of an Acquisition of Treaty-Protected Property From a Non-Resident Seller” with Parts A and B duly completed and Part D duly signed by Seller in the event a Section 116 Certificate is not delivered at Closing. Subject to delivery by Seller to Buyer at Closing of the Certificate of Residence described in Section 8.2(f) and the representations of Seller contained in Section 3.9 being true and accurate in all respects at Closing, Buyer agrees to complete Part C of the CRA Form T2062C - “Notification of an Acquisition of Treaty-Protected Property From a Non-Resident Seller” with all of the necessary information relating to Buyer and thereafter file such CRA Form T2062C within thirty (30) days of the Closing Date. The Parties agree that the delivery and filing of the CRA Form T2062C by Buyer will not preclude Buyer from relying on and enforcing the provisions of this Section 2.6.

(d)[Commercially sensitive covenant regarding withholding tax liability redacted].
(e)[Commercially sensitive covenant regarding withholding tax liability redacted].
(f)[Commercially sensitive covenant regarding withholding tax liability redacted].
(g)[Commercially sensitive covenant regarding withholding tax liability redacted].
(h)[Commercially sensitive covenant regarding withholding tax liability redacted].
(i)[Commercially sensitive covenant regarding withholding tax liability redacted].
ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Subject to the other terms and conditions of this Agreement and the exceptions and matters set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the Execution Date (other than representations and warranties made as of another specified date, in which case, as of such specified date) and giving effect to the transactions contemplated by the Pre-Closing Reorganization as if they had occurred prior to the Execution Date and the Closing Date and acknowledges that Buyer is relying upon such representations and warranties in entering into this Agreement and consummating the transactions contemplated by the Transaction Documents, as follows:
3.1Organization; Qualification. Seller is a société à responsabilité limitée duly formed, validly existing and in good standing under the Laws of Luxembourg and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
3.2Authority; Enforceability.
(a)Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of the Transaction Documents to which it is, or will be, a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite organizational action of Seller, and no other proceedings on the part of Seller are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transaction contemplated by the Transaction Documents to which it is, or will be, a party.

(b)The Transaction Documents to which Seller is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Seller is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
3.3Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Seller is, or will be, a party by Seller and the consummation by Seller of the transactions contemplated hereby or thereby does not and will not:  result in any breach of any provision of the Organizational Documents of Seller;  constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or passage of time or both) under, or cause the loss of any material benefit under any of the terms, conditions or provisions of any material Contract to which Seller is a party or by which any property or asset of Seller is bound or affected;  except for any Required Regulatory Approvals, violate any Law to which Seller is subject or by which any of Seller’s properties or assets is bound; or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Seller, except, in the case of clauses 3.3, 3.3, and , for such defaults or rights of termination, cancellation, amendment or acceleration or violations or any Encumbrance as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party.
3.4Solvency. No actions have been taken or authorized by Seller to initiate proceedings for or in respect of the bankruptcy, insolvency, reorganization, receivership, liquidation, dissolution or winding up of Seller, including any proposal of any compromise or arrangement with creditors or any petition to have a receiver or trustee appointed under any applicable insolvency Laws, and no such proceedings have been taken or, as of the date hereof, threatened by any other Person in writing and as of the Closing and immediately after consummating the transactions contemplated hereby, Seller will not be insolvent as a result of its inability to pay its debts and liabilities as they become due.
3.5Governmental Approvals. No Governmental Approval is necessary for the consummation by Seller of the transactions contemplated by the Transaction Documents to which it is, or will be, a party, other than:  in respect of the Required Regulatory Approvals; and  such other declarations, filings, registrations, notices, authorizations, consents or approvals that  are customarily made or obtained after the consummation of transactions similar to the Closing or  if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party.
3.6Legal Proceedings; Orders.  There are no Proceedings pending or, to Seller’s Knowledge, threatened, against Seller and  there is no judgment, order, writ, injunction, or decree of any Governmental Entity binding upon Seller or to which Seller or any of its assets or properties are subject, that, in each case of clauses 3.6 and 3.6, would, individually or in the aggregate, reasonably be expected to materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party.

3.7Ownership of Purchased Shares. Seller is the registered and beneficial owner of the Purchased Shares, and owns the Purchased Shares free and clear of all Encumbrances other than  Encumbrances set forth in the Seller Disclosure Schedules,  any transfer restrictions imposed by any applicable securities Laws,  any transfer restrictions set forth in the Organizational Documents of the Company and  Encumbrances created by this Agreement.
3.8Brokerage Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Buyer or the Company Group (following the Closing) shall have any responsibility.
3.9Seller Tax Matters.
(a)Seller is (i) a non-resident of Canada for the purposes of the Canadian Tax Act; (ii) a resident of Luxembourg for the purposes of the Convention between the Government of Canada and the Government of the Grand Duchy of Luxembourg for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital, as amended (the “Treaty”); and (iii) entitled to the benefits of the Treaty.
(b)The Purchased Shares constitute “treaty-exempt property” of Seller within the meaning of subsection 116(6.1) and paragraph 116(6)(i) of the Canadian Tax Act.
(c)Seller’s “adjusted cost base” for purposes of the Canadian Tax Act of the Purchased Shares is not less than the Base Purchase Price.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
Subject to the other terms and conditions of this Agreement and the exceptions and matters set forth on the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as of the Execution Date (other than representations and warranties made as of another specified date, in which case, as of such specified date) and after giving effect to the transactions contemplated by the Pre-Closing Reorganization as if they had occurred prior to the Execution Date (or, as applicable, any such earlier specified date, including any lookback period) and the Closing Date and acknowledges that Buyer is relying upon such representations and warranties in entering into this Agreement and consummating the transactions contemplated by the Transaction Documents, as follows:
4.1Organization; Qualification.
(a)Each member of the Company Group is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.
(b)Each member of the Company Group has all requisite organizational power and authority to own, lease and operate the assets and properties it now owns, leases or operates and to carry on its business as and where such assets and properties are now owned, leased or operated and such business is now conducted, and each is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to (i) prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or (ii) result in, individually or in the aggregate, the Company Group incurring any material Liability. Schedule 4.1 of the Seller Disclosure Schedules set forth true and complete copies of the Organizational Documents of the Company and Plains Midstream Superior in effect as of the Execution Date, and, as of the Closing, Seller will provide or have previously provided true and complete copies of the Organizational Documents of US NGL Co and any other entity formed pursuant to the Pre-Closing Reorganization that is a direct or indirect subsidiary of the Company as of the Closing.
4.2Non-Contravention. The execution, delivery and performance of the Transaction Documents by Seller or any member of the Company Group and the consummation of the transactions contemplated hereby or thereby does not and will not:  result in any breach of any provision of the Organizational Documents of any member of the Company Group;  constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under, or loss of any material benefit under, any of the terms, conditions or provisions of any Material Contract to which any member of the Company Group is a party or by which any property or asset of any member of the Company Group is bound or affected;  except for the Required Regulatory Approvals described in Section 4.4, violate any Law to which any member of the Company Group is subject or by which any member of the Company Group’s properties or assets is bound; or  constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of the Company Group, except, in the cases of clauses 4.2, 4.2 or for such defaults or rights of termination, cancellation, amendment or acceleration, violations or Encumbrances, as would not individually or in the aggregate, be material to the Company Group (taken as a whole).
4.3Solvency. No actions have been taken or authorized by any member of the Company Group to initiate proceedings for or in respect of the bankruptcy, insolvency, reorganization (other than the Pre-Closing Reorganization or any Buyer Reorganization), receivership, liquidation, dissolution or winding up of such member of the Company Group, including any proposal of any compromise or arrangement with creditors or any petition to have a receiver or trustee appointed under any applicable insolvency Laws, and no such proceedings have been taken or, as of the date hereof, threatened by any other Person in writing and as of the Closing and immediately after consummating the transactions contemplated hereby, no member of the Company Group will be insolvent as a result of its inability to pay its debts and liabilities as they become due.
4.4Governmental Approvals. No Governmental Approval needs to be obtained by any member of the Company Group for the consummation by the Company Group of the transactions contemplated by the Transaction Documents to which any member of the Company Group is, or will be, a party, other than  any Required Regulatory Approvals and  such other declarations, filings, registrations, notices, authorizations, consents or approvals that  are customarily made or obtained after the consummation of transactions similar to the transactions contemplated by this Agreement or  if not obtained or made, would not individually or in the aggregate, be material to the Company Group (taken as a whole) or prohibit, restrict delay or otherwise adversely impact the consummation of the transactions contemplated by this Agreement.
4.5No Third Party Consents. Except as set forth in Schedule 4.5 of the Seller Disclosure Schedules, no consent, approval, permit or authorization is required to be obtained by any member of the Company Group from any Person (excluding any Governmental Entity) for the consummation by the Company Group of the transactions contemplated by the Transaction Documents to which any member of the Company Group is, or will be, a party, other than such consents, approvals, Permits or authorizations which  are not required to be made, given or obtained until after the Closing or  if not obtained or made, would not, individually or in the aggregate, be material to the Company Group (taken as a whole).
4.6Ownership of the Subsidiary Interests. The Company has good and valid title to all of the outstanding equity interests in each Subsidiary (collectively, the “Subsidiary Interests”), free and clear of all Encumbrances, other than Encumbrances set forth in the Seller Disclosure Schedules, any transfer restrictions imposed by federal, provincial or state securities Laws and any transfer restriction set forth in the Organizational Documents of the applicable Subsidiary. Other than the Subsidiaries, neither the Company nor any Subsidiary has any direct or indirect investment or interest in or control over any Person.
4.7Capitalization.
(a)The Purchased Shares and the Subsidiary Interests have been duly authorized and validly issued, and are fully paid and non-assessable.
(b)All of the Purchased Shares and the Subsidiary Interests were either issued to, purchased by or transferred to Seller or a member of the Company Group (as applicable), and to the extent purchased by or transferred to Seller or a member of the Company Group (as applicable), all of the Purchased Shares were so purchased or transferred in compliance with all applicable federal, provincial or state securities Laws and any pre-emptive or other similar rights.
(c)The Purchased Shares represent all of the issued and outstanding shares in the capital of the Company, and the Subsidiary Interests represent all of the issued and outstanding membership interests in the Subsidiaries. Except as set forth in the Organizational Documents of any member of the Company Group, there are no outstanding or authorized  securities of any member of the Company Group convertible into or exchangeable for shares or other equity interest or voting securities of any member of the Company Group,  options or other rights to acquire from Seller or any member of the Company Group, and neither Seller nor any member of the Company Group has any obligation to issue or sell, any shares or other equity interest or voting securities of any member of the Company Group or any securities convertible into or exchangeable for such shares or other equity interest or voting securities, other than the rights of Buyer to acquire the Purchased Shares pursuant to this Agreement or  equity equivalents or other similar rights of or with respect to the any member of the Company Group. Neither Seller nor any member of the Company Group is a party to any agreements, arrangements or commitments obligating Seller or any member of the Company Group, as applicable, to grant, deliver or sell, or cause to be granted, delivered or sold, the Purchased Shares or the Subsidiary Interests, by sale, lease, license or otherwise, other than this Agreement and the Organizational Documents of any member of the Company Group. Except as set forth in the Organizational Documents of any member of the Company Group,  there are no outstanding contractual obligations of any member of the Company Group to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights and  there are no voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to any of the equity interests of any member of the Company Group.
4.8Legal Proceedings; Orders. There are no Proceedings pending or, to Seller’s Knowledge, threatened in writing against any member of the Company Group or any of their respective assets or properties, and there is no judgment, order, writ, injunction, or decree of any Governmental Entity binding upon any member of the Company Group, or to which any member of the Company Group, or any of their respective assets or properties is subject that, in each case, would, individually or in the aggregate, be material to the Company Group (taken as a whole).

4.9Absence of Certain Changes. Since the Financial Statement Date, there has not been any event, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Except for customary actions taken in connection with efforts related to the sale process for the sale of the Purchased Shares, from the Financial Statement Date through the Execution Date, each member of the Company Group has conducted its business in all material respects in the ordinary course consistent with past practice.
4.10Financial Statements; No Undisclosed Liabilities. Seller has made available to Buyer the Financial Statements in respect of the applicable Financial Periods ending on or before the Execution Date, copies of which are attached hereto as Schedule 4.10 of the Seller Disclosure Schedules, and Schedule 4.10 of the Seller Disclosure Schedules shall be updated by Seller to include any Financial Statements prepared and delivered pursuant to Section 6.20(a)(iii) in respect of Financial Periods ending after the Execution Date in connection with the Financings upon delivery of such additional Financial Statements. Except as set forth in Schedule 4.10 of the Seller Disclosure Schedules, the Financial Statements fairly present, in all material respects, the combined financial position of the Company Group and the results of operations of the Company Group on a consolidated basis, in each case, for the periods covered by the Financial Statements, in accordance with GAAP except that any unaudited Financial Statements are subject to normal adjustments. The Company Group has no Liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities  adequately reflected or reserved against in the Financial Statements,  incurred in the ordinary course of business since the Financial Statement Date,  assumed by Seller or one of its Affiliates (other than the members of the Company Group) in connection with the Pre-Closing Reorganization; arising in connection with any Buyer Reorganization;  otherwise disclosed in Schedule 4.10 of the Seller Disclosure Schedules or  that would not reasonably be expected to have a Material Adverse Effect.
4.11Related Party Transactions. Except as set forth in Schedule 4.11 of the Seller Disclosure Schedules, as of the Closing Date no member of the Company Group is indebted to or a creditor of, or party to any other transaction or arrangement, with any “related party” (within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions) of the Company or any of its Affiliates, except for amounts due in the ordinary course as salaries, bonuses, directors’ fees or the reimbursement of expenses.
4.12Permits. As of the Execution Date, each member of the Company Group holds all Permits necessary to conduct its businesses as currently conducted and operated in material compliance with all applicable Laws (the “Business Permits”) and necessary to operate the businesses of the Company Group as currently operated in material compliance with all Environmental Laws (such Permits in clause 4.12, the “Environmental Permits”, and the Environmental Permits collectively with the Business Permits in clause 4.12, the “Company Group Permits”) each of which is valid and in full force and effect. Each member of the Company Group is in compliance with all Company Group Permits applicable to it in all material respects. No member of the Company Group has received any written notice alleging a material violation under any Company Group Permit and there are no Proceedings pending or, to Seller’s Knowledge, threatened by or before any Governmental Entity relating to any alleged material violation of any Company Group Permit other than Proceedings that have been resolved, withdrawn or abandoned. There are no Proceedings in progress, pending or, to Seller’s Knowledge, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, modification or termination of any Company Group Permit held by any member of the Company Group.
4.13Indebtedness. Except as set forth in Schedule 4.13, no member of the Company Group has Indebtedness for Borrowed Money.

4.14Taxes. Except as set forth in Schedule 4.14 of the Seller Disclosure Schedules:
(a)Each member of the Company Group has duly and timely prepared and filed all Tax Returns required by applicable Law to be filed by it prior to the date hereof, and all such Tax Returns have been filed with the appropriate Tax Authorities within the prescribed period in accordance with all applicable Law in all material respects and are true, correct and complete in all material respects.
(b)Except for Taxes that are not yet delinquent or Taxes that are being contested in good faith under rules, policies and procedures provided under applicable Law relating to Taxes and  that have been disclosed in the Seller Disclosure Schedules and  where reserves were required to be established under GAAP, adequate reserves have been established in the Financial Statements, each member of the Company Group has paid, within the prescribed period, all material Taxes and instalments of material Taxes which are required to be paid to any Tax Authority pursuant to applicable Law (whether or not shown on any Tax Return); no deficiency with respect to the payment of any material Taxes or material Tax instalments has been asserted against any member of the Company Group by any Tax Authority; the Taxes accrued in the Financial Statements are adequate, based on Tax rates in effect on the date hereof, to satisfy all material Liabilities of the Company Group members for such Taxes.
(c)Since the Financial Statement Date, no Company Group member has incurred any material Liability for Taxes, engaged in any transaction or event which would result in any material Liability for Taxes or realized any income or gain for Tax purposes, other than, in each case, in the ordinary course of business, in connection with or as a result of the Pre-Closing Reorganization or in connection with or as a result of a Buyer Reorganization.
(d)Each Company Group member has correctly calculated and duly filed all material claims for federal, state and provincial Tax credits (including refundable or reimbursable Tax credits). No Company Group member has applied for, claimed or received a material refund of Tax (or amount deemed for purposes of the Canadian Tax Act to be an overpayment of Tax) to which they were not entitled pursuant to applicable Law.
(e)Each Company Group member has duly and timely withheld and collected all material Taxes required by applicable Law to be withheld or collected by it (including material Taxes and other material amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any current or former employees, shareholders, officers or directors and any non-resident Person), has duly and timely remitted to the appropriate Tax Authority such Taxes and other amounts required by Law to be remitted by it, and complied with all related information reporting and recordkeeping requirements.
(f)No discussions, claims, examinations, audits, assessments or administrative or judicial proceedings regarding any of the Tax Returns or any Taxes of or with respect to any member of the Company Group are currently in progress, pending or have been proposed in writing or, to Seller’s Knowledge have been threatened, and no claim, assessment or levy for Taxes has been made against any member of the Company Group that has not been satisfied by payment or that has not been otherwise withdrawn.
(g)No waiver or extension of the statute of limitations has been given with respect to any material amount of Taxes of or with respect to any member of the Company Group or any Tax Returns of or with respect to any member of the Company Group, which period (after giving effect to such extension or waiver) has not yet expired.

(h)No closing agreements, rulings or technical advice memoranda, or similar agreements or rulings with respect to Taxes have been entered into or issued by any Tax Authority with respect to any member of the Company Group, other than those already provided by Seller to Buyer.
(i)No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of  any reserve claimed under the Canadian Tax Act or any applicable provincial legislation for any amount which otherwise would have been included in, or excluded from any item of deduction from, the computation of income of the member of the Company Group for any period ending on or before the Closing Date;  any change in a method of accounting or use of an improper method of accounting, in each case for a Pre-Closing Tax Period;  any installment sale or open transaction occurring on or prior to the Closing Date;  any prepaid amount received or deferred revenue accrued on or before the Closing Date; or  any “closing agreement” under Section 7121 of the U.S. Tax Code (or similar provision of state, local or non-U.S. Law) or other Tax related Contract executed on or prior to the Closing Date.
(j)No member of the Company Group has ever been required to file any Tax Return with, and has never been liable to pay a material amount of Taxes to, any Tax Authority of a jurisdiction where such entity does not a file a Tax Return or pay a material amount of Taxes. No request to file a Tax Return has ever been made to a Company Group member by a Tax Authority in a jurisdiction where such entity does not file Tax Returns. No member of the Company Group is subject to Tax in any jurisdiction outside the country of its formation by virtue of having a permanent establishment, taxable presence or place of business.
(k)No member of the Company Group is a party to, is bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding. No member of the Company Group has been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes or filed or been included in a Tax Return with another Person. No member of the Company Group has any liability for Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as transferee or successor or otherwise by operation of Law.
(l)No member of the Company Group has directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length (for the purposes of the Canadian Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.
(m)Each member of the Company Group has complied in all material respects with the transfer pricing (including any contemporaneous documentation) provisions of each applicable Law, including for greater certainty, under section 247 of the Canadian Tax Act (and the corresponding provisions of any applicable provincial Law).
(n)None of sections 78, 80 to 80.04 (inclusive) or 191.3 of the Canadian Tax Act or the equivalent provisions of any comparable legislation of any province or territory of Canada have applied or will apply at any time up to and including the Closing Date to any member of the Company Group and no member of the Company Group has been subject to the interest deduction limitations set forth in section 18.2 or subsection 18(4) of the Canadian Tax Act.

(o)No member of the Company Group that is subject to taxation under the Canadian Tax Act has filed an election to report its Canadian tax results (as defined in the Canadian Tax Act) in a currency other than Canadian currency.
(p)There are no Encumbrances other than Permitted Encumbrances on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay or remit any Taxes.
(q)As of January 1, 2025, the Company Group members had available for deduction against future taxable income the undepreciated capital cost allowance balances disclosed in Schedule 4.14(q) of the Seller Disclosure Schedules and since January 1, 2025, no member of the Company Group has taken any action or entered into any transaction outside of the ordinary course of business, other than the Pre-Closing Reorganization or any Buyer Reorganization, that would have the effect of reducing such amounts.
(r)Each member of the Company Group is and has since January 1, 2013 been treated as an entity disregarded as separate from its regarded owner for U.S. federal income Tax purposes.
(s)No Company Group member is or has been a party to any “reportable transaction” or “notifiable transaction” (each as defined in the Canadian Tax Act), a “reportable transaction” (as defined by U.S. Treasury Regulations section 1.6011-4) or has or had an obligation to file an information return pursuant to section 237.3 of the Canadian Tax Act, section 237.4 of the Canadian Tax Act or section 237.5 of the Canadian Tax Act, or the equivalent provisions of any comparable legislation of any province or territory of Canada.
4.15Compliance with Applicable Laws. Each member of the Company Group (including all of their respective operations, properties and assets, whether owned or leased) is, and has been for the previous three (3) years, in compliance in all material respects with all applicable Laws, and is not, and has not in the previous three (3) years, engaged in any conduct that is an indictable or summary offence. No member of the Company Group has received any written notice from any Governmental Entity alleging, any material violation under any applicable Law and there are no Proceedings pending or, to Seller’s Knowledge, threatened by or before any Governmental Entity relating to any alleged material violation of any applicable Law arising out of operations of any of the assets or properties of any member of the Company Group, in each case other than Proceedings that have been resolved, withdrawn or abandoned.
4.16Real Property.
(a)As of the Execution Date, Schedule 4.16(a) of the Seller Disclosure Schedules contains a true and complete list of all leases under which any member of the Company Group leases or subleases real property, other than Other Real Property (the “Real Property Leases”), and certain identifying information of all of the real property that is leased pursuant to the Real Property Leases (the “Leased Real Property”). Except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole), with respect to any member of the Company Group that is listed as the lessee of the Leased Real Property in Schedule 4.16(a) of the Seller Disclosure Schedules, such member of the Company Group has a good and valid interest in such Leased Real Property, pursuant to the applicable Real Property Lease. Each Real Property Lease constitutes a legal, valid and binding obligation of the applicable member of the Company Group party thereto and, to Seller’s Knowledge, the other counterparties to such Real Property Lease, subject to Creditors’ Rights. Each Real Property Lease is in full force and effect, free and clear of all Encumbrances, except for Permitted Encumbrances, and is enforceable in all material respects in accordance with its terms against the member(s) of the Company Group that is (are) a party to such Real Property Lease and to Seller’s Knowledge, against each other party thereto, subject, in each case, to Creditors’ Rights. Except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole), with respect to each Real Property Lease, no event of default by the lessee, or to Seller’s Knowledge, the lessor, exists thereunder, no breach by the lessee, or to Seller’s Knowledge, the lessor thereunder exists that with passage of time or the giving of notice or both could become an event of default, and to Seller’s Knowledge, no claim has been made that the lessor of any Leased Real Property under such Real Property Lease does not have good and valid title to such Leased Real Property.
(b)As of the Execution Date, Schedule 4.16(b) of the Seller Disclosure Schedules contains a true and complete list of all real property owned in fee by each member of the Company Group, excluding any owned Other Real Property (the “Fee Owned Real Property”). Except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole), with respect to the applicable member of the Company Group that is listed as the owner of the Fee Owned Real Property in Schedule 4.16(b) of the Seller Disclosure Schedules, such member of the Company Group has good and valid legal and/or beneficial title to, such Fee Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the applicable member of the Company Group that is listed as the owner of the Fee Owned Real Property set forth in Schedule 4.16(b) of the Seller Disclosure Schedules, neither Seller nor any such member of the Company Group has received written notice of any claims affecting any Fee Owned Real Property or any interest held by the Company Group with respect to any such Fee Owned Real Property that would reasonably be expected to have a Material Adverse Effect. The Company Group has not received written notice of any assertion that the Company Group does not have good and valid title to its Fee Owned Real Property.
(c)As of the Execution Date, except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole), Schedule 4.16(c) of the Seller Disclosure Schedules contains a true and complete list of all easements, rights-of-way, permits, consents, licenses, leases in the nature of easements or rights-of-way and other similar rights to use or interest in real property held by each member of the Company Group with respect to any pipeline assets (the “Other Real Property”). The Company Group is not, and to Seller’s Knowledge the counterparty thereto is not, in default in any material respect under the terms of any of the Other Real Property.
(d) Seller has provided Buyer with copies of all deeds or other instruments (where applicable, as recorded) by which any member of the Company Group acquired any Fee Owned Real Property, Real Property Leases (together with all material amendments thereto), Contracts pursuant to which rights in the Other Real Property are granted or otherwise provided to the Company Group (together with all material amendments thereto), and title insurance policies, opinions, abstracts, and surveys relating to Fee Owned Real Property or Leased Real Property, and, in the case of clauses (d) to (d) above, that are to Seller’s Knowledge, in existence and in the possession or control of Seller, the Company Group or any of their Affiliates, or located within the centralized land records file of Seller or any Seller Affiliate, and neither Seller nor any Seller Affiliate has intentionally altered any such copies provided to Buyer.
(e)Except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole), the interests in the Real Property and Other Real Property constitute all of the real property interests sufficient for the conduct of the Business as conducted as of the Execution Date. Except for the Real Property Leases, the Permitted Encumbrances and Contracts in the form of leases that grant rights to interests in Other Real Property, since the date on which Seller acquired the equity interests in such member of the Company Group, no member of the Company Group has entered into a lease, sublease, license, easement, concession, deed of trust or other Contract granting to any Person the right to use, occupy or acquire an interest in all or any portion of the Real Property, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.
(f)There is no pending or, to Seller’s Knowledge, threatened condemnation, taking or rezoning of any part of the Real Property by any Person that, if successful, would materially interfere with the Company Group’s conduct of their respective businesses as conducted on the Execution Date.
(g)There are adequate ingress and egress rights for the operation and maintenance of each Facility, except where such failure to do so would not, individually or in the aggregate, be material to the Company Group (taken as a whole).
(h)No other party to a Contract listed on Schedule 4.16 of the Seller Disclosure Schedules has terminated, failed or refused to renew, repudiated or otherwise modified such Contract or provided written notice threatening or stating its intention to do any of the foregoing that would, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.
4.17Facilities and Tangible Personal Property.
(a)The Company Group owns the interests in the Facilities and Pipelines as set forth and described in Schedule 4.17 of the Seller Disclosure Schedules.
(b)Except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole), the Company Group owns or leases all tangible personal property, that is sufficient to carry on the Business as conducted as of the Execution Date and as of the Closing Date.
(c)As to any tangible personal property that is owned by the applicable member of the Company Group; including that set forth on Schedule 4.17 of the Seller Disclosure Schedules, the applicable member of the Company Group has good and valid title to such property, free and clear of all Encumbrances other than Permitted Encumbrances, and as to any tangible personal property that is leased by the Company Group, each lease with respect thereto is valid and binding, in full force and effect and enforceable in accordance with its terms against the member of the Company Group that is party to each such lease, and to Seller’s Knowledge, against each other party thereto, subject, in each case, to Creditors’ Rights, and the applicable member of the Company Group has the right to use the property pursuant to such lease, free and clear of all Encumbrances other than Permitted Encumbrances.
4.18Material Contracts.
(a)Excluding any Contracts to which any member of the Company Group becomes party or by which it or any of its assets become otherwise bound in connection with the Pre-Closing Reorganization, Schedule 4.18 of the Seller Disclosure Schedules contains a true, accurate and complete list of each of the following Contracts, and all amendments thereto, to which a member of the Company Group is a party or by which it or any of its assets is otherwise bound on the Execution Date, excluding any Contracts that grant rights to interests in Real Property or Other Real Property specifically identified pursuant to Schedule 4.16 of the Seller Disclosure Schedules and made available to Buyer (each a “Material Contract” and collectively, the “Material Contracts”):
(i)each Contract that  has a term of at least [term redacted],  involves expected revenues (or, in the case of buy-sell Contracts, expected net revenues) in excess of (x) [dollar amount redacted], in the case of fractionation agreements, or (y) [dollar amount redacted], in the case of any other such agreements, in each case during 2025, or during any [term redacted] period, and  is not terminable by the applicable member of the Company Group that is party thereto at will (without penalty) on [notice period redacted] notice or less;
(ii)each Contract that:  has a term of at least [term redacted],  involves aggregate expected payments, or the delivery of goods or services, by or to any or all members of the Company Group in excess of [dollar amount redacted] in 2025, or in any [term redacted] period, and  that is not terminable by the member of the Company Group that is party thereto at will (without penalty) on [notice period redacted] notice or less; or could reasonably be expected to result in the loss of potential future revenues in excess of [dollar amount redacted] by any or all members of the Company Group if such Contract is terminated or otherwise comes to an end;
(iii)each Contract involving a remaining commitment by any or all members of the Company Group to make capital expenditures in excess of [dollar amount redacted];
(iv)each Contract containing:  a restraint, restriction, limitation or impediment on the ability of any member of the Company Group to compete with any Person or to conduct any business or line of businesses in any geographic area (other than Contracts entered into in the ordinary course of business that contain any non-solicitation provision);  an area of exclusion or exclusivity, or an area of mutual interest;  a joint bidding arrangement; or  confidentiality obligations, other than such Contract entered into the ordinary course of business and not constituting a Material Contract under any other provision in this Section 4.18;
(v)each Contract that contains any option, right of first refusal or other preferential purchase right to purchase any asset of a member of the Company Group;
(vi)each Contract that contains any rights, obligations, covenants or agreements which are triggered by a change of control of any of the members of the Company Group and apply to or are triggered by the transactions contemplated hereby;
(vii)each Contract creating or governing any joint venture, partnership or similar arrangement;
(viii)each Contract relating to the acquisition or disposition of any business or asset outside of the ordinary course of business, or pursuant to which any or all members of the Company Group have any remaining obligations, liabilities or rights and that involves the payment or receipt of, or responsibility for, more than [dollar amount redacted];
(ix)each Contract that is a Hedge Contract that the Company reasonably expects to be outstanding on the Closing Date, assuming the Closing Date is nine (9) months after the Execution Date;
(x)each Contract that is between a member of the Company Group and a Governmental Entity;
(xi)each Contract providing for a lease of tangible personal property involving annual aggregate payments by any or all members of the Company Group in excess of [dollar amount redacted];

(xii)each Contract that imposes a most favored nations or similar obligation on any member of the Company Group;
(xiii)each Contract that may require Credit Support to be provided by or to any member of the Company Group in excess of [dollar amount redacted];
(xiv)each Contract that involves the resolution, settlement or other disposition of any Proceeding against or by any member of the Company Group and:  requires the payment of an amount greater than [dollar amount redacted] that has not been fully performed by such member of the Company Group; or  otherwise imposes continuing conduct obligations (other than confidentiality obligations) on such member of the Company Group;
(xv)each Contract a primary purpose for which is for any member of the Company Group to indemnify any Person, or to guarantee the obligations or liabilities of any Person where such obligations and liabilities have not been fully paid or performed, in each case, except for any such Contract that is entered into in the ordinary course of business;
(xvi)each Contract that relates to the employment of an employee of a member of the Company Group where the base salary for such Person is in excess of [dollar amount redacted] and the employee is anticipated to be identified in the Employee List;
(xvii)each Contract that contains obligations respecting unions (including any collective bargaining agreements) or pension plans in which any employee of a member of the Company Group participates.
(b)Except for the Non-Disclosed Material Contracts, a true and complete copy of each Material Contract, and each amendment in respect thereof, has been made available to Buyer prior to the date of this Agreement.
(c)Each Material Contract is valid and binding, in full force and effect and enforceable in all material respects in accordance with its terms against the member(s) of the Company Group that is (are) party to such Material Contract, and to Seller’s Knowledge, against each other party thereto, subject, in each case, to Creditors’ Rights. No member of the Company Group is in material breach or default, and, to Seller’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a material breach or default, under any Material Contract. To Seller’s Knowledge, no other party is in material breach or default under any Material Contract. Neither Seller nor any member of the Company Group has received written notice of the termination prior to the expiry of the stated term or non-renewal under or in respect of a Material Contract (except expiries or non-renewal in accordance with or pursuant to the terms of such Material Contract), or any event, matter or circumstance which constitutes, or would reasonably be expected to constitute, a force majeure pursuant to a Material Contract.
(d)Except as set forth in the Capex Forecast, in Schedule 4.18(d) of the Seller Disclosure Schedules or as entered into after the date hereof in compliance with Section 6.1, there is no outstanding authorization for expenditure or similar written request or invoice for funding or participation for capital contributions under any Contract that is binding on any member of the Company Group, or otherwise any capital commitment, that may require expenditures in excess of [dollar amount redacted] after the date hereof.

4.19Employment and Labour Matters.
(a)Except as set forth in Schedule 4.19(a) of the Seller Disclosure Schedules,  no member of the Company Group, and  with respect to the Available U.S. Employees, neither Seller nor any Affiliate of Seller, is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees (a “CBA”). There is no labor strike, slowdown, work stoppage or lockout pending or, to Seller’s Knowledge, threatened in writing against (x) any member of the Company Group or (y) with respect to the Available U.S. Employees, either Seller or any Affiliate of Seller. No unfair labor practice complaint or certification application is pending or, to Seller’s Knowledge, threatened against any member of the Company Group. To Seller’s Knowledge, no union or labor organization has applied to have any member of the Company Group declared a common or related employer under any labor relations Law.
(b)Except for the Union Employees, as otherwise set out in Schedule 4.19(b), or as updated in the Employee List, the employment of each employee of any Company Group member is terminable upon providing reasonable notice or pay in lieu of notice at common law.
(c)Except as set forth in Schedule 4.19(c) of the Seller Disclosure Schedules, with respect to the Business Employees, each member of the Company Group is, and for the previous three (3) years has been, in compliance in all material respects with applicable Laws respecting labour and employment, including all Laws respecting or having jurisdiction over the terms and conditions of employment, occupational health and safety, wages and hours (including the classification and treatment of independent contractors and overtime exempt and non-exempt employees), child labour, immigration, employment discrimination, harassment, retaliation, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues, labour relations, privacy, unemployment insurance, employee trainings and notices, and whistleblower protections.
(d)Each member of the Company Group has reasonably investigated all sexual harassment, or other harassment, discrimination, or retaliation allegations against officers, directors, partners, contractors, employees or agents of the Company Group of which the applicable Company Group member is aware. With respect to each such allegation (except those the applicable Company Group member reasonably deemed to not have merit), the applicable member of the Company Group has taken prompt corrective action reasonably calculated to prevent further improper action. No such allegation is reasonably expected to result in material Liability to any member of the Company Group. To Seller’s Knowledge, there are no such allegations of harassment or discrimination that, if known to the public, would bring any of member of the Company Group or Seller into material disrepute.
4.20Privacy Laws.
(a)Each member of the Company Group has complied in all material respects for the three (3) years immediately prior to the Execution Date and is complying in all material respects with all applicable Privacy Laws. No member of the Company Group has received any written complaint or notice of any breach or violation by it of any such Privacy Laws within the last three (3) years. All Personal Information of each member of the Company Group:
(i)has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent was required under applicable Privacy Laws);

(ii)has been used only for the purposes for which the Personal Information was initially collected or for a subsequent purpose for which consent was subsequently obtained; and
(iii)has been collected, used or disclosed for a purpose in respect of which consent may, under applicable Privacy Laws, be implied.
(b)No member of the Company Group has disclosed, made available or provided Personal Information to third parties for any purpose except in compliance with, or as required by, Privacy Laws.
(c)Each member of the Company Group has at all times provided proper notice of its privacy practices and obtained any necessary consents from data subjects required for the processing of Personal Information by or on its behalf. Such notices have not contained any omissions of its privacy practices and have not been misleading, deceptive or in violation of applicable Privacy Laws.
(d)To Seller’s Knowledge, there has been no actual or suspected, unauthorized use, access or disclosure of any of the Company’s or any of the Subsidiaries’ data, including Personal Information.
4.21Employee and Benefits Representations. Excluding any Benefit Plan created or implemented for the benefit of employees of CrudeCo or any Unselected Employees, as applicable, in connection with the Pre-Closing Reorganization or any Buyer Reorganization:
(a)Schedule 4.21(a) of the Seller Disclosure Schedules includes a true and correct list of each material Seller Benefit Plan.
(b)Schedule 4.21(b) of the Seller Disclosure Schedules includes a true and correct list of each material Company Benefit Plan.
(c)Except as set forth in Schedule 4.21(c) of the Seller Disclosure Schedules, each material Seller Benefit Plan and Company Benefit Plan (other than any Union Plan) and related trust materially complies, as applicable, with all applicable Laws (including ERISA, the U.S. Tax Code, and applicable local Laws). Each applicable Seller Benefit Plan and Company Benefit Plan (other than any Union Plan) that is intended to be qualified under Section 401(a) of the U.S. Tax Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the U.S. Tax Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Seller Benefit Plan, Company Benefit Plan (other than any Union Plan) or applicable Law have been timely paid or accrued in material compliance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Seller Benefit Plan or Company Benefit Plan (other than any Union Plan), no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the U.S. Tax Code or the assets of the Company to a lien under Section 430(k) of the U.S. Tax Code.
(d)Except as set forth in Schedule 4.21(d) of the Seller Disclosure Schedules, no Company Benefit Plan is, and no member of the Company Group:  has any material

Liabilities under or with respect to: a plan subject to Title IV of ERISA or is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the U.S. Tax Code; or  is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither Seller nor any member of the Company: (x) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation or its successor; or (y) has engaged in any transaction which would give rise to a material Liability of a member of the Company Group or Buyer under Section 4069 or Section 4212(c) of ERISA.
(e)Each Company Benefit Plan (other than any Multiemployer Plan) has been established, administered, funded and maintained in all material respects in compliance with its terms and all applicable Laws. No member of the Company Group has incurred any material Tax or other liability (whether or not assessed) pursuant to Sections 4980B, 4980D or 4980H of the U.S. Tax Code.
(f)Excluding all routine claims for benefits under any Company Benefit Plan, there are no claims that have been commenced or threatened in writing or, to Seller’s Knowledge, orally relating to the Company Benefit Plans.
(g)Except as set forth in Schedule 4.21(g) of the Seller Disclosure Schedules, no Company Benefit Plan is a “registered pension plan”, as such term is defined in the Canadian Tax Act. Except as set forth in Schedule 4.21(b) and Schedule 4.21(g) of the Seller Disclosure Schedules, no Company Benefit Plan or Seller Benefit Plan provides health and welfare benefits after retirement or other termination of service, except as required by applicable employment standards legislation. Each Company Benefit Plan or Seller Benefit Plan that is intended to be registered under the Canadian Tax Act is so registered, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such registration.
(h)Except as set forth in Schedule 4.21(h) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event,  entitle any current or former employee or other individual service provider of any member of the Company Group to any payment of compensation or benefits or any increase in compensation or benefits, or  accelerate the time of payment or vesting or result in any increase in, or funding (through a grantor trust or otherwise) of, compensation or benefits under, or result in any other obligation pursuant to, any of the Company Benefit Plans.
(i)Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax under Section 409A of the Code.
4.22Environmental Matters.
(a)Each member of the Company Group is, and during the past three (3) years has been, in compliance in all material respects with all Environmental Laws and is not subject to any outstanding material obligations, liabilities or restrictions related to resolutions of past violations of Environmental Laws. No member of the Company Group has received any written orders, demands or notices from any Governmental Entity regarding a breach or alleged breach of any Environmental Law applicable to the business of any member of the Company Group that require any action, cessation of an activity, investigation, or remediation, in each case which has not been complied with or remains outstanding in any material respect.

(b)There has not been any reportable Release of Hazardous Materials by any member of the Company Group or, to Seller’s Knowledge, any other Person that:  has not been resolved in accordance with applicable Laws in all material respects and  could reasonably be expected to result in material Liability of any member of the Company Group.
(c)Seller has provided or otherwise made available to Buyer true and complete copies of all material written environmental assessments, audits, studies, reports and investigations prepared for any member of the Company Group in the three (3) years preceding the Execution Date, that are in Seller’s or any Seller Affiliate’s possession or control that relate to matters governed by Environmental Laws in respect of the operations of any member of the Company Group.
(d)There are no writs, injunctions, decrees, orders or judgments outstanding from, or any actions, suits or proceedings, that have commenced before any Governmental Entity or, to Seller’s Knowledge, that have been threatened in writing against any member of the Company Group concerning any such member or the assets, properties or operations of any member of the Company Group that would reasonably be expected to result in material Liability under any applicable Environmental Law or Environmental Permit.
4.23Intellectual Property. The Company Group owns or licenses, or otherwise has the right to use, all Intellectual Property that is material to the conduct of their businesses as now being conducted. The operation of the Company Group’s businesses does not infringe on the Intellectual Property rights of any Person, and, to Seller’s Knowledge, no Person is infringing on any rights of any member of the Company Group with respect to any Intellectual Property.
4.24Insurance. Set forth in Schedule 4.24 of the Seller Disclosure Schedules is a complete and accurate list of all property, general liability, third-party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance currently issued to any Person for the benefit of the Company Group. Except as set forth in the Seller Disclosure Schedules,  all insurance policies set forth in Schedule 4.24 of the Seller Disclosure Schedules are in full force,  all premiums currently due with respect thereto have been paid,  there is no claim commenced and pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed in Schedule 4.24, and  no written notice has been received by any member of the Company Group that would reasonably result in the cancellation, alteration of coverage or non-renewal of any insurance policy set forth in Schedule 4.24 of the Seller Disclosure Schedules.
4.25Records. All records with respect to the Company Group (excluding the Financial Statements, which are addressed in Section 4.10)  are complete in all material respects,  have been maintained in all material respects in accordance with reasonable business practices for businesses and companies similarly situated to the Company Group, including the maintenance of an adequate system of internal controls that are customary for reasonable business practices for businesses and companies similarly situated to the Company Group and  have been kept with reasonable detail so that such books, records and files accurately and fairly reflect in all material respects, the transactions, acquisitions and dispositions of the Company Group.
4.26Bank Accounts. Schedule 4.26 of the Seller Disclosure Schedules lists all of the banks and other financial institutions with which any member of the Company Group has an account and the type of each such account.

4.27Sanctions Compliance; Anti-Corruption; Anti-Money Laundering.
(a)In connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, the Company Group has (i) since the date that is five (5) years prior to the Execution Date, conducted its businesses in material compliance with applicable Anti-Corruption Laws and AML Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws and (ii) since April 24, 2019, conducted its businesses in material compliance with applicable Sanctions and has instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws.
(b)The operations of the Company Group have since the date that is six (6) years prior to the Execution Date been conducted, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, in material compliance with AML Laws and Laws in respect of Sanctions.
(c)Each Company Group member is not, and has not been during the five (5)-year period prior to the Execution Date, the subject of any review, investigation, inquiry, or enforcement proceedings by any Governmental Entity with respect to any potential or alleged violation of Anti-Corruption Laws or Sanctions, nor to Seller’s Knowledge is such a review, investigation, inquiry, or enforcement proceeding threatened.
(d)No member of the Company Group is a Person that is, or is directly or indirectly owned fifty percent (50%) or greater or controlled by, a Person or Persons that is or are  the subject of any Sanctions or  located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, Kherson, the so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria, each, a “Sanctioned Country”).
4.28Credit Support. Schedule 4.28 of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the Execution Date, of all Credit Support posted by any member of the Company Group or any Affiliate thereof with respect to, or on behalf of, or by, any member of the Company Group and of all Overlapping Credit Support.
4.29Sufficiency of Assets. Except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole), the assets and properties of the Company Group, excluding the Seller Retained Assets, are sufficient to carry on the Business as conducted as of the Execution Date, and the transfer of the Seller Retained Assets pursuant to the Pre-Closing Reorganization will not impair the sufficiency of such assets and properties immediately after Closing.
4.30Condition of Assets. All tangible personal property, including the Facilities and Pipelines, that is owned by the applicable member of the Company Group are in good working order considering due allowance for use, scheduled maintenance, age and reasonable wear and tear, except as would not, individually or in the aggregate, be material to the Company Group (taken as a whole).
4.31Information Technology and Cybersecurity.
(a)The Corporate IT is operational and sufficient for the continued conduct of the Business in the ordinary course as of the Execution Date. Each member of the Company Group has taken reasonable steps, consistent with customary industry practice, designed to protect the security and integrity of all such Corporate IT, including having in place appropriate physical, organizational and technological security measures, processes and safeguards to secure the Corporate IT and business data from unauthorized use, copying, disclosure, modification, theft, destruction, threats and Disabling Codes.
(b)In the past three (3) years, there has been no material security incident relating to the Corporate IT, and the Corporate IT is being used and operated in material compliance with all applicable Privacy Laws.
(c)To the Seller’s Knowledge, no software or Corporate IT contains any Disabling Codes, and each member of the Company Group has implemented and maintains measures consistent with industry standards designed to prevent the introduction of Disabling Codes into the Corporate IT, including firewall protections and regular virus scans.
(d)Each member of the Company Group maintains commercially reasonable data back-up procedures and data recovery procedures and tools designed to provide protection in the event of a failure of the Corporate IT. Disaster recovery plans are in place for and are designed to ensure that, in the event of a failure of the Corporate IT operated by or on behalf of the Business, such Corporate IT and the data contained therein can be recovered or replaced by the Company or a Subsidiary, as appropriate, without material disruption to the Business.
4.32Quiet Enjoyment. Subject to the Permitted Encumbrances and except as would not reasonably be expected to have a Material Adverse Effect, each member of the Company Group shall after Closing be entitled to hold and enjoy its respective interests in its property and assets, including the Facilities and the Pipelines, for its own use and benefit without any lawful interruption of or by any Person.
4.33Pipeline and Processing Plant Records. Each member of the Company Group has in its possession and has made available to Buyer prior to the Execution Date all records as of the Execution Date as required under: (a) the Alberta Pipeline Rules (which includes CSA Z662: Oil and Gas Pipeline Systems), as applicable to the Facilities and Pipelines that are regulated by the Alberta Energy Regulator; and (b) the Canada Energy Regulator Onshore Pipeline Regulations and the Canada Energy Regulator Processing Plant Regulations, as applicable to the Facilities and Pipelines that are regulated by the Canada Energy Regulator.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Subject to the other terms and conditions of this Agreement, Buyer hereby represents and warrants to Seller as of the Execution Date (other than representations and warranties made as of another specified date, in which case, as of such specified date), as follows:
5.1Organization; Qualification. Buyer is a legal entity duly formed, validly existing and in good standing under the Laws of the Province of Alberta and has all organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to, prevent or materially delay the consummation of the transaction contemplated by the Transaction Documents to which it is, or will be, a party.

5.2Authority; Enforceability.
(a)Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of the Transaction Documents to which it is, or will be, a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize the Transaction Documents with which it is, or will be, a party or to consummate the transaction contemplated by the Transaction Documents to which it is, or will be, a party.
(b)The Transaction Documents to which Buyer is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Buyer is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
5.3Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Buyer is, or will be, a party by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby does not and will not:  result in any breach of any provision of the Organizational Documents of Buyer;  constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or passage of time or both) under, any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which any property or asset of Buyer is bound or affected; or  except for any requisite Governmental Approvals described in Section 5.4, violate any Law to which Buyer is subject or by which any of Buyer’s properties or assets are bound, except, in the case of clauses 5.3 and 5.3, for such defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party.
5.4Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the consummation by Buyer of the transactions contemplated by the Transaction Documents to which it is a party, other than  in respect of the Required Regulatory Approvals; and  such other declarations, filings, registrations, notices, authorizations, consents or approvals that  are customarily made or obtained after the consummation of transactions similar to the Closing or  if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party.
5.5Financing. Buyer will have at Closing sufficient cash on hand or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to satisfy its obligations under this Agreement, including for Buyer to pay the aggregate amounts payable pursuant to Section 2.2 and the payment of all fees, costs and expenses to be paid by Buyer related to the transactions contemplated by this Agreement.
5.6Legal Proceedings. There are no Proceedings that have been commenced or, to Buyer’s Knowledge, threatened, against Buyer or any Affiliate of Buyer that is party to any Transaction Document that seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

5.7Brokerage Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller or any member of the Company Group shall have any responsibility.
5.8R&W Policy. Buyer has obtained a conditional binder agreement pertaining to the R&W Policy, a true and correct copy of which is attached hereto as Exhibit D (the “R&W Binder Agreement”).
5.9Purchaser as Principal. Buyer is an “accredited investor” as that term is defined in National Instrument 45-106 – Prospectus Exemptions promulgated under the Securities Act. Buyer is acquiring the Purchased Shares in its capacity as principal, and is not purchasing the Purchased Shares for the purpose of resale or distribution.
5.10Independent Investigation. Except for the representations and warranties expressly made by Seller in Article 3, Article 4 or in the certificate to be delivered to Buyer pursuant to Section 8.2, Buyer acknowledges that there are no representations or warranties, express or implied, as to the financial condition, assets, liabilities, equity, operations, business or prospects of the Company Group or any Affiliate thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations and warranties expressly made in Article 3 and Article 4ARTICLE 4 and its own independent investigation, verification, analysis and evaluation.
5.11Sanctions Compliance; Anti-Corruption; Anti-Money Laundering.
(a)In connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Buyer and, to Buyer’s Knowledge, its Affiliates have (i) since the date that is five (5) years prior to the Execution Date, conducted their businesses in material compliance with applicable Anti-Corruption Laws and AML Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws and (ii) since April 24, 2019, conducted their businesses in material compliance with applicable Sanctions and has instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws.
(b)The operations of Buyer and, to Buyer’s Knowledge, its Affiliates have been, conducted, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, in material compliance with AML Laws and Laws in respect of Sanctions.
(c)Buyer is not the subject of any review, investigation, inquiry, or enforcement proceedings by any Governmental Entity with respect to any violation of Anti-Corruption Laws or Sanctions, nor to Buyer’s Knowledge is such a review, investigation, inquiry, or enforcement proceeding threatened.
(d)Neither Buyer nor any of its Affiliates is a Person that is, or is directly or indirectly owned fifty percent (50%) or greater or controlled by, a Person or Persons that is or are  the subject of any Sanctions or  located, organized or resident in a Sanctioned Country.
5.12Investment Canada Act. Buyer is not a “non-Canadian” within the meaning of the Investment Canada Act.

ARTICLE 6
COVENANTS OF THE PARTIES
6.1Conduct of Business.
(a)From the Execution Date until the Closing or the termination of this Agreement pursuant to Section 9.1 (the “Interim Period”), Seller shall cause the Company Group to conduct its operations in the ordinary course of business except as  expressly contemplated by the terms of this Agreement,  described in Schedule 6.1 of the Seller Disclosure Schedules,  described in or contemplated in the Capex Forecast set forth in Exhibit O (Capital Forecast),  expressly contemplated by or as reasonably necessary to implement the Pre-Closing Reorganization, as amended by any Permitted Amendments, or any Buyer Reorganization,  with respect to the Seller Retained Assets,  consented to or approved in writing by Buyer (such consent or approval not to be unreasonably withheld, conditioned or delayed),  required by applicable Law or any Permit or Contract,  is necessary in the event of an emergency, disaster, catastrophe, or other similar emergency condition to protect life, property or the Environment or any repairs or material maintenance to the assets of the Company Group that Seller or the Company Group reasonably determines are necessary to maintain the safety and integrity of the Company Group assets or due to breakdown or casualty occurring after the date hereof, provided, that Seller shall notify Buyer prior to performing such material repairs and maintenance, which notice shall contain a reasonable description of the work to be performed (clauses - collectively, the “Interim Period Exceptions”).
(b)Without limiting the generality of Section 6.1(a), from the Execution Date until the Closing or termination of this Agreement as provided in Section 9.1, Seller shall cause the Company Group to:
(i)perform and comply in all material respects with all of the Company Group’s obligations under the Material Contracts;
(ii)periodically report on a monthly basis via telephonic meeting with a representative of Buyer designated by Buyer by written notice to Seller prior to such call concerning the state of the Company Group assets;
(iii)consult with Buyer to identify [commercially sensitive employee information redacted] (the “Key Employees”), [commercially sensitive employment obligations redacted] and [commercially sensitive employment obligations redacted];
(iv)duly and on a timely basis file all Tax Returns required to be filed by the Company Group member in a manner consistent with past practice (except where otherwise required by applicable Laws) and all such Tax Returns will be true, complete and correct in all material respects;
(v)fully and timely pay all Taxes required to be paid by the Company Group, whether or not shown on any Tax Return, on or after the date hereof and prior to the Closing Date;
(vi)promptly notify Buyer in writing of any audits or investigations with respect to Taxes or Tax Returns of any member of the Company Group and any material changes or updates relating to the Canadian Tax Proceedings;
(vii)properly reserve (and reflect such reserves in its books and records and financial statements, including the Financial Statements) for all Taxes accruing in respect of each member of the Company Group which are not due or payable prior to the

Closing Date in a manner consistent with past practice and in accordance with the provisions of applicable Laws relating to Taxes; and
(viii)duly and timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by any member of the Company Group.
(c)Without limiting the generality of Section 6.1(a) and except for the Interim Period Exceptions, from the Execution Date until the Closing or termination of this Agreement as provided in Section 9.1, Seller shall cause the Company Group not to:
(i)amend the Organizational Documents of any member of the Company Group;
(ii)issue, sell, pledge, transfer, dispose of, or create any Encumbrance (other than Permitted Encumbrances or Encumbrances that will be discharged prior to Closing) on any shares or any other equity securities or equity equivalents in any member of the Company Group;
(iii) split, combine, subdivide or reclassify any of its outstanding shares or equity interests,  declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of the outstanding equity of any member of the Company Group,  repurchase, redeem or otherwise acquire any securities of any member of the Company Group or  amalgamate, merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group, or transfer or continue any member of the Company Group into another jurisdiction of organization;
(iv) create, incur, guarantee or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person that will remain outstanding as of the Closing (other than  any such Indebtedness for Borrowed Money among any Person and its wholly-owned Subsidiaries, among any Person’s wholly-owned Subsidiaries, and guarantees thereof,  additional borrowings under any existing credit facilities of the Company Group, in each case in accordance with the terms thereof,  any such Indebtedness for Borrowed Money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for Borrowed Money of the Company Group; provided, however, that in the case of each of clauses (iv) and (iv) such Indebtedness for Borrowed Money is prepayable or redeemable at Closing or at any time prior thereto (subject to customary notice requirements) without premium or penalty or  Indebtedness for Borrowed Money pursuant to any hedging arrangements) or  mortgage, pledge, grant a lien on or otherwise encumber any of its assets, tangible or intangible, or create or permit any Encumbrance thereupon that will not be released at or prior to Closing, other than Permitted Encumbrances;
(v)excluding purchases and sales of natural gas or other commodities in connection with the conduct of the business of the Company Group in the ordinary course and except for applicable Interim Period Exceptions, acquire assets of any member of the Company Group;
(vi)acquire (by merger, consolidation, or acquisition of shares or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof;

(vii)other than accounts solely between or among the members of the Company Group in the ordinary course of business consistent with past practice, purchase an equity interest, or otherwise make an investment, in any Person;
(viii)change in any material respect any of the accounting principles or practices used by any member of the Company Group, except for any change required by reason of a concurrent change in GAAP;
(ix)enter into any Contract that would restrain, restrict, limit or impede the ability of any member of the Company Group to compete with any Person or to conduct any business or line of businesses in any geographic area;
(x)engage in any line of business other than the business conducted by the Company Group as of the Execution Date;
(xi)settle any Proceeding against any member of the Company Group unless such settlement  requires the payment of less than [dollar amount redacted] by the Company Group,  upon any such payment described in clause (xi), involves the unconditional release of the member of the Company Group with respect to the subject matter of the Proceeding,  except as set forth in clause (xi), does not impose any material obligations on the business or operations of the Company Group after Closing and  would not reasonably be expected to result in any loss of or damage to the reputation or goodwill of any member of the Company Group or its assets;
(xii)file, notify or otherwise commence any Proceeding before any Governmental Entity;
(xiii) make any new Tax election or change or revoke any existing Tax election (excluding elections made in the ordinary course of preparing and filing Tax Returns);  settle or compromise (or offer to settle or compromise) any Tax claim, assessment, reassessment, liability or claim for indemnification with respect to Taxes other than the Canadian Tax Proceedings;  amend any Tax Return except as required by applicable Law;  enter into any agreement with a Tax Authority with respect to Taxes;  enter into or change any Tax sharing, Tax advance pricing agreement, Tax allocation or Tax indemnification agreement the primary purpose of which relates to Tax;  surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund;  consent to the extension or waiver of the limitation period applicable to any Tax matter;  other than by virtue of this Agreement or any matter contemplated hereunder, enter into any “reportable transaction” or “notifiable transaction” (within the meaning of subsections 237.3(1) and 237.4(1) of the Canadian Tax Act, respectively, and U.S. Treasury Regulations section 1.6011-4); or  make, enter into, file or initiate any discussions with a Tax Authority relating to any voluntary disclosure, agreement or arrangement with any Tax Authority;
(xiv) sell, lease, license, transfer or dispose of any Company Group’s assets other than in the ordinary course of business with a value not exceeding [dollar amount redacted] for any single transaction or series of related transactions;
(xv)surrender or abandon any Company Group assets other than in the ordinary course of business with a value not exceeding [dollar amount redacted] for any single asset or in the aggregate for any group of related assets;
(xvi)enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date, materially amend or supplement any

Material Contract, forfeit or waive any material right or benefit under any Material Contract, or voluntarily and affirmatively terminate any Material Contract other than at the end of its term;
(xvii)voluntarily seek the termination or suspension of any material Company Permits;
(xviii)hire (at an annualized base salary of greater than [dollar amount redacted] individually or [dollar amount redacted] in the aggregate) or dismiss any employee (other than for cause) with an annualized base salary of greater than [dollar amount redacted], increase the compensation, entitlements under the Seller Benefit Plans, Company Group Benefit Plans, benefits or perquisites paid or payable to employees other than in the ordinary course of business (other than any retention bonuses paid solely by Seller or its Affiliates);
(xix)resign or take any action which would result in a member of the Company Group’s resignation or replacement as operator of any of the Company Group assets for which the Company Group is the current operator;
(xx)except, as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, or as otherwise required by applicable Law,  materially increase the aggregate compensation (other than ordinary course annual compensation increases) or benefits payable to any current or former employee or other individual service provider of the Company Group (other than with respect to any Crude Employee, or, following the applicable time frame, any individual that becomes an Unselected Employee or any retention bonuses or other incentive compensation paid solely by Seller or its Affiliates (excluding Company Group) with notice thereof to Buyer),  take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any Company Benefit Plan,  enter into any agreements with employees that contain change of control provisions or severance payment provisions which would be triggered on Closing and be payable by Buyer or a member of the Company Group following Closing or in connection with the transactions contemplated herein, or  become a party to, establish, adopt, materially amend, or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement;
(xxi)except as otherwise required by applicable Law, modify, extend, amend, negotiate, terminate or enter into any CBA or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Available U.S. Employee or any employee of the Company Group; or
(xxii)authorize, agree or commit to do any of the foregoing.
(d)Buyer’s approval of any action restricted by Section 6.1(c) shall be considered granted on the fifth (5th) Business Day (unless a shorter time is mutually agreed by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed) after receipt by Buyer of such request for consent unless Buyer notifies the requesting Party to the contrary prior to such date. In the event of any damage, destruction or emergency affecting any member of the Company Group, the Facilities or the Pipelines, Seller may take, or cause any member of the Company Group to take, such action as is reasonably necessary or prudent under the circumstances to mitigate or prevent damage or destruction or otherwise respond to or deal with such situation, and any such actions shall be deemed to have been approved by Buyer and not to be a breach of the provisions of Section 6.1(c). Seller shall promptly notify Buyer of any such actions taken by Seller or any member of the Company Group. Notwithstanding anything in this Agreement to the contrary, any matter approved (or deemed approved) by Buyer pursuant to this Section 6.1 that would otherwise constitute a breach of one or more of Seller’s representations and warranties in Article 3 or Article 4 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.
(e)For the avoidance of doubt, nothing contained in this Section 6.1 is intended to give Buyer, directly or indirectly, the right to control or direct the business or the operations of Seller or the Company Group prior to the Closing.
6.2Capital Projects.
(a)From the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1, Seller shall cause the applicable member of the Company Group to provide to Buyer, on a monthly basis, a written report setting forth (A) the status of the design, construction, commissioning and completion activities in connection with Capital Projects, and (B) any variance from the budget reflected in the Capex Forecast, including reasonable detail regarding the reasons for such variance. Each such report shall be due to Buyer on the 15th Business Day of the applicable calendar month, and the first report shall be due in October 2025.
(b)Not later than eight (8) Business Days prior to the expected Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a written report setting forth, as at such date, Seller’s good faith estimate based on information then available to Seller, together with reasonable supporting documents, (i) the status of the design, construction, commissioning and completion activities relating to the Capital Projects, (ii) any variance from the budget reflected in the Capex Forecast, including reasonable detail regarding the reasons for such variance, and (iii) confirmation of which Capital Projects, if any, have been commissioned and completed.
(c)[Commercially sensitive Seller covenant regarding certain capital projects redacted]
(d)[Commercially sensitive Seller covenant regarding certain capital projects redacted]
(e)[Commercially sensitive Buyer remedy for breach of Seller covenant regarding certain capital projects redacted]
(f)[Commercially sensitive Seller right regarding compliance with capital projects covenants redacted]
6.3Access to Information.
(a)Between the Execution Date and the Closing, Seller:  shall give Buyer and its authorized Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the properties, books and records of the Company Group; and  shall cause officers of the Company Group and Seller to furnish Buyer and its authorized Representatives with such financial and operating data and other information with respect to the Company Group as Buyer may from time to time reasonably request (including information relating to Capital Projects); provided, however, that  such access does not unreasonably interfere with the operation of Seller’s and the Company Group’s business and shall be subject to Seller’s or the applicable member of the Company Group’s reasonable security measures and insurance

requirements, including all applicable safety requirements of Seller and the Company Group,   Buyer shall not have access to any files, records, information or data concerning the Seller Retained Assets and other than the Clean Team Members (as defined in the Clean Team Agreement) set forth or described in the Clean Team Agreement, the Parties shall not have access to any Clean Team-Only Information (as defined in the Clean Team Agreement) (clauses and collectively, the “Excluded Records”), and  prior to the Closing, without the prior written consent of Seller (which consent may be withheld by Seller in its sole discretion), neither Buyer nor its authorized Representatives shall be permitted to  contact any suppliers to, or customers of, any assets that will be owned by the Company Group as of the Closing, in their capacity as suppliers to, or customers of, such assets,  contact any employee of Seller or its Affiliates regarding this Agreement or the transactions contemplated hereby or the business or assets owned, or to be owned, following the Pre-Closing Reorganization except as otherwise provided in Section 6.9 or  perform invasive or subsurface investigations of any member of the Company Group’s assets or properties owned, or to be owned, following the Pre-Closing Reorganization or collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils). Seller shall have the right to have a Representative present at all times during any such inspections and examinations conducted at offices or other facilities or properties of Seller, its Affiliates or any member of the Company Group. Buyer shall hold in confidence all such information to which it receives access pursuant to this Agreement on the terms and subject to the conditions contained in the Confidentiality Agreement and, as applicable, the Clean Team Agreement. Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, any information the disclosure of which would jeopardize any legal privilege available to any member of the Company Group, Seller or any Seller Affiliate relating to such information, that would cause Seller, any Seller Affiliate or any member of the Company Group to breach a confidentiality obligation, or that would reasonably be expected to result in a violation of applicable Law or loss of solicitor-client privilege.
(b)From and after the Execution Date (including following any termination of this Agreement or following the Closing), Buyer agrees to indemnify, defend and hold harmless Seller, the Seller Affiliates (including until Closing the Company Group) and all such Persons’ directors, officers, employees, agents and representatives from and against any and all Losses (INCLUDING CLAIMS OF STRICT LIABILITY, NEGLIGENCE AND FOR LIABILITY IMPOSED BY STATUTES, RULES OR REGULATIONS) attributable to any personal injury, death or property damage arising out of or relating to access to any member of the Company Group’s or its Affiliates’ properties, facilities, books and records prior to the Closing by Buyer, its Affiliates, or its or their directors, officers, employees, agents or representatives, BUT EXCLUDING ANY SUCH LOSSES TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ANY SELLER AFFILIATE (INCLUDING UNTIL CLOSING THE COMPANY GROUP) OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES.
6.4Books and Records.
(a)Company Group Records. Seller shall deliver or cause the Company Group to make available to Buyer:
(i)as soon as reasonably practicable, but no later than the fifteenth (15th) Business Day prior to the expected Closing Date (or as soon as reasonably practicable after execution of a Material Contract if executed less than fifteen (15) Business Days prior to the expected Closing Date), to the extent permitted by applicable Law (including antitrust and competition Laws), any Material Contracts (including any amendments or supplements to Material Contracts set forth in Schedule 4.18) entered into on or after the Execution Date of which Buyer has not previously received a copy;
(ii)within fifteen (15) days following Closing, financial accounting records including general ledger detail support for the month end immediately preceding Closing and balance sheet reconciliations for all balance sheet account balances for the month immediately preceding the month in which the Closing occurs;
(iii)within ten (10) Business Days after a Tax Return (other than a Tax Return related exclusively to the crude oil business to be carried on by CrudeCo after giving effect to the Pre-Closing Reorganization) is filed for a member of the Company Group after the Execution Date, copies of such Tax Return; and
(iv)as soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, to the extent not prohibited by applicable Law, originals or copies of all material books, records and other documents pertaining to the Business of the Company Group that are in Seller’s possession (or under Seller’s control) (collectively, “Records”), other than those that have previously been made available to Buyer or those that will be made available to Buyer or its Affiliate by Seller pursuant to the Transition Services Agreement, and the Excluded Records.
(b)Records required to be delivered will be deemed delivered if such Records are made available for download in a secured electronic data site to which Buyer is given access or if provided for pickup from Seller’s or its Affiliates’ offices during normal business hours, subject to Section 6.3(b); provided that the term “Records” shall expressly exclude  any electronic correspondence (including instant messages (IMs), Teams and Skype messages (and similar messaging platforms), e-mails and text messages) and related metadata,  the Excluded Records and any records of Seller or any Seller Affiliates (including Tax records, business plans, strategies, cost and pricing information, accounting records, vendor lists and records, proprietary training materials, personnel records, equipment lists, technical drawings, financial records and CrudeCo minute books and records) to the extent that they relate to Seller’s or any Seller Affiliate’s business generally and not solely to the Company Group,  any employee records, including personnel files, in respect of any Available U.S. Employee who does not become a Transferred U.S. Employee, Transferred U.S. Employee who does not provide consent to transfer of such records, Unselected Employee, Terminated Employee or employee employed by CrudeCo following Closing,  any books, records or other documents the disclosure of which would cause the waiver of any solicitor-client, work product or similar privilege and  any of Seller’s internal drafts of Transaction Documents or other written information (including in electronic form) relating to any of the foregoing. Seller and any Seller Affiliates may retain the items set forth in clauses (b)-(b) of the immediately preceding sentence.
(c)Retention by Seller. Seller and the Seller Affiliates may retain a copy of all Data Room materials and a copy of all Records, including  copies of any Records that may be relevant in connection with the defense of disputes arising hereunder and  copies of all financial information and all other accounting Records prepared or used in connection with the preparation of historical financial statements of Seller or the Company Group. All information retained by Seller pursuant to this Section 6.4(c) shall be subject to Section 6.14, as applicable.
(d)Record Preservation by Buyer. Subject to Section 10.4, Buyer shall take all reasonable steps to preserve and keep for a period of at least five (5) years from the Closing Date all Records of the Company Group relating to the operation of the Company Group prior to the Closing Date and shall make such Records available to Seller upon reasonable request during that period. Notwithstanding the foregoing, Buyer or its Affiliates may dispose of any such Records prior to the expiry of such five (5)-year period in accordance with its normal document retention policy provided Seller is given at least ninety (90) days prior notice of such disposal and given an opportunity, at its own cost and expense, to remove and retain all or any part of such Records as Seller may suggest. After such five (5) years period, Buyer may dispose of any of such Records in accordance with its normal document retention policy without notice to Seller. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records (including any Records) relating to any investigation instituted by a Governmental Entity or any Proceeding (whether or not existing on the Closing Date) if, to Buyer’s Knowledge, such investigation or other Proceeding may relate to matters occurring prior to the Closing, without regard to the five (5) year period set forth in this Section 6.4(d).
6.5Indemnification of Officers, Directors, Employees and Agents.
(a)Seller acknowledges that the current or former managers, directors, officers, partners, members, agents and fiduciaries of the Company Group (collectively, the “Company Indemnitees”) are “Indemnitees” under the Seller Parent LPA and are entitled to indemnification for acts or omissions provided for therein and Seller Parent maintains one or more director and officer insurance policies in connection with such indemnification rights.
(b)In the event that a Company Indemnitee is entitled to any indemnification, advancement of expenses and/or other rights under the Organizational Documents of the Company Group with respect to any Losses of such Company Indemnitee in connection with any acts or omissions occurring prior to the Closing Date, then, for the period ending six (6) years following the Closing Date, the Parties covenant and agree that Seller Parent shall be: (i) the indemnitor of first resort (i.e., its obligations to any Company Indemnitee hereunder are primary and any obligation of any other indemnitor (including the Company Group) (collectively, “Other Indemnitors”) to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee shall be secondary to the Seller Parent) and (ii) the sole indemnitor with respect to acts or omissions occurring prior to the Closing Date in respect of or in connection with any Seller Retained Assets (the “Excluded Actions”), and in each case Seller Parent (1) shall be required to advance the full amount of expenses incurred by such Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights such Company Indemnitee may have against any Other Indemnitor and (2) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of such Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification from the Seller Parent shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Seller Parent. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 6.4(b).
(c)Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date in favor of the Company Indemnitees as provided as of the date hereof in the Organizational Documents of the Company Group shall, to the extent permitted by Law, survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing Date. Except with respect to the Excluded Actions, Buyer shall not, and shall cause its Affiliates (including the Company Group after the Closing) not to, repeal or amend such arrangements in any manner that would adversely affect the rights of any of the Company Indemnitees thereunder. To the extent any Company Indemnitee is entitled to any indemnification under the Organizational Documents of the Company Group for acts or omissions other than Excluded Actions, and provided that Seller Parent has complied with its obligations as first indemnitor as contemplated by Section 6.4(b), Buyer shall cause the Company Group to comply with the indemnification obligations under the relevant Organizational Documents to the fullest extent permitted thereunder.
(d)In the event that Buyer or any of its successors or assigns  consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or  transfers all or substantially all of its properties and assets to any Person, then, in each such case, to the extent such assumption does not occur by operation of Law, proper provisions shall be made so that the successors and assigns of Buyer assume the obligations set forth in Section 6.5(c). The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Company Indemnitee, and his or its heirs and representatives.
(c)The obligations of Buyer and Seller under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.5 applies without the consent of such Company Indemnitee so adversely affected.
6.6Governmental Approvals; Other Regulatory Matters.
(a)Other than as expressly set forth in Sections 6.6(b), 6.6(e), and 6.6(f), the Parties will cooperate with each other and use Reasonable Efforts to obtain from any Governmental Entities any Permits required to be obtained and to make any filings with or notifications or submissions to any Governmental Entity that are necessary in order to consummate the transactions contemplated by the Transaction Documents and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.
(b)In furtherance of Section 6.6(a), as soon as practicable following the Execution Date, the Parties shall make or cause to be made such filings as may be required to obtain the Required Regulatory Approvals. Without limiting the generality of the foregoing, other than as stated below:
(i)no later than fifteen (15) Business Days after the Execution Date or any other period mutually agreed to in writing by Buyer and Seller:
(A)Buyer shall file or cause to be filed with the Commissioner a submission requesting an ARC or, in the alternative, a No-Action Letter;
(B)Each of the Parties shall file, or cause to be filed, their respective pre-merger notification forms pursuant to section 114(1) of the Canada Competition Act; and

(C)Each of the Parties shall file, or cause to be filed, all such filings and notifications listed in Section 6.6(b)(i)(A) and Section 6.6(b)(i)(B) with the Minister of Transport; and Buyer shall file, or cause to be filed, with the Minister of Transport a submission with respect to the public interest as it relates to national transportation in respect of the transactions contemplated by this Agreement, all in accordance with section 53.1 of the Canada Transportation Act.
(ii)no later than twenty-five (25) Business Days after the Execution Date or any other period mutually agreed to in writing by Buyer and Seller, the Parties shall make or cause to be made such filings as may be required by the HSR Act with respect to the transactions contemplated by the Transaction Documents.
(c)Buyer, acting reasonably and diligently, and after good-faith consultation with Seller, will determine and direct the efforts to obtain the Required Regulatory Approvals.
(d)Buyer shall pay the statutory filing fee associated with filings in connection with obtaining the Required Regulatory Approvals.
(e)Buyer Covenants. Buyer shall use Reasonable Efforts to obtain the Required Regulatory Approvals as soon as reasonably practicable but, in any event, no later than the Outside Date. In furtherance of the foregoing, Buyer shall further use Reasonable Efforts to avoid, oppose or seek to have lifted or rescinded, any application for, or any resulting injunction or restraining or other order seeking to stop, or that otherwise adversely affects its ability to consummate, the transactions contemplated by this Agreement and shall use Reasonable Efforts to contest and resist any application, action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement.
(f)Mutual Covenants.
(i)The Parties shall keep each other informed in all material respects and on a current basis of discussions relating to obtaining or concluding any of the Required Regulatory Approvals, including any material communication received by such Party or its Affiliates from, or given by such Party or its Affiliates to, the Commissioner, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity regarding the approval of the sale of the Purchased Shares to Buyer pursuant to this Agreement. To the extent permitted under applicable Laws, the Parties shall  have the right to review in advance, and each will consult the other on, any correspondence, filing made with, or written communications submitted to, any Governmental Entity in connection with the Required Regulatory Approvals, and  promptly provide the other Party with, or access to, any applications, notices, filings, submissions, undertakings, material correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Entity) that were submitted to a Governmental Entity in respect of obtaining or concluding any of the Required Regulatory Approvals. The Parties may, as they deem advisable and necessary, designate any competitively or commercially sensitive materials provided to the other under this Section 6.6 as “outside counsel only” (and any response to a supplementary information request pursuant to subsection 114(2) of the Canada Competition Act is hereby designated as “outside counsel only” unless the Party whose information it relates agrees, acting reasonably, to share particular information supplied to the Commissioner with the other Party). Such materials and the information contained therein shall be given only to outside counsel and expert advisors of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials.

Materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Company. No Party nor its Representatives shall participate in or agree to participate in any communication, discussion or meeting with any Governmental Entity in respect of any filings contemplated by this Section 6.6 or investigation or other inquiry in connection therewith unless it consults with Seller, in the case of Buyer, or Buyer, in the case of Seller, in advance and, to the extent permitted by such Governmental Entity, affords such other Party the opportunity to attend and participate in such communication, discussion or meeting. Without limiting the generality of the foregoing, Buyer and Seller will comply or cause to be complied with any supplementary information request issued by the Commissioner pursuant to subsection 114(2) of the Canada Competition Act promptly, and in any event within ninety (90) days after the date of issuance or such other period that may be mutually agreed to in writing by Buyer and Seller.
(i)Neither Buyer nor Seller (including the Company Group) will enter into or agree to enter into any transaction, including any merger, acquisition or joint venture, or otherwise engage in any conduct outside of its ordinary course of business that would reasonably be expected to delay, impair or impede the receipt of any of the Required Regulatory Approvals later than the Outside Date.
6.7Post-Closing Notifications. Buyer acknowledges that it may be required by Governmental Entities, in compliance with their rules and regulations, to file a material change report (or similar) with, or provide such other notification to, applicable Governmental Entities in respect of the change in ownership of the Company Group or otherwise in connection with the transactions contemplated by the Transaction Documents. Buyer hereby agrees that it shall complete all post-Closing filings and notifications within the time period required by, and in compliance in all material respects with, applicable Laws, Permits and Governmental Approvals issued in respect of the Company Group, the Real Property, the Other Real Property or the assets of the Company Group.
6.8Third Party Consents. The Parties shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining, any consents of Third Parties required in connection with the transactions contemplated by this Agreement, which Reasonable Efforts of Buyer shall include, subject to applicable Law, providing to such Third Parties such financial information with respect to Buyer and its Affiliates as such Third Parties may reasonably request.
6.9Employee Matters.
(a)Employee List. Within thirty (30) days following the Execution Date, Seller shall deliver to Buyer an information list (the “Employee List”) that contains true, correct and complete information with respect to each employee of a member of the Company Group, as of the Execution Date, whose employment with the Company Group member is governed by one of the CBAs listed on Schedule 4.19(a) of the Seller Disclosure Schedules (the “Union Employees”), each employee of a member of the Company Group, as of the Execution Date, who is neither a Union Employee nor a Crude Employee (the “Available Company Employees”), and each employee of Seller or a Seller Affiliate, as of the Execution Date, who provides services to a member of the Company Group and who is available for hire by Buyer or its Affiliate (the “Available U.S. Employees”) and sets forth for each such Union Employee, Available Company Employee, and Available U.S. Employee; the individual’s name, the individual’s job title, the individual’s service date, base annual salary or hourly rate of pay, as applicable, 2025 target bonus, as applicable, any incentive compensation other than annual bonus, whether temporary or permanent, full-time or part-time, employing entity, whether such individual is on leave and, if so, anticipated return to work date (if known), vacation/paid time off entitlement and primary working location. The Employee List shall also set forth for each

Available U.S. Employee whether such Available U.S. Employee is exempt or non-exempt from the overtime pay requirements of U.S. Fair Labour Standards Act and analogous state wage and hour Laws. Seller shall promptly update the Employee List as necessary prior to Closing to reflect any employment changes, or to add any immaterial omissions or correct any immaterial errors in the Employee List with respect to this Section 6.9 that come to Seller’s Knowledge, and, in each case, such Employee List shall be deemed updated for all purposes hereunder.
(b)Contractor List. Within ninety (90) days following the Execution Date, Seller shall deliver to Buyer a list of key contractors who provide material services to the Company Group and have an ongoing and recurring relationship with Company Group. The Buyer and Seller shall work cooperatively to develop the additional parameters for disclosure of key contractors following the Execution Date.
(c)Pre-Closing Reorganization of Crude Employees. With respect to the employees of a member of the Company Group who are, as of the Execution Date, employed in Canada and who work primarily for the Company Group’s business associated with the Seller Retained Assets or who are otherwise expressly identified by Seller to be employed by Seller or an Affiliate of Seller’s post-Closing (the “Crude Employees”), Seller shall or shall cause an Affiliate of Seller to offer employment to each such Crude Employee effective on and conditional upon the Closing.
(d)Continuing Employment; Employment Offers.
(i)It is the intention of Buyer during the period commencing at the Closing Date and ending on the date that is twelve (12) months following the Closing Date, to provide (or cause the Buyer Employer to provide) to each Continuing Non-Union Employee, during any period of such Continuing Non-Union Employee’s employment with the Buyer Employer following the Closing, terms and conditions of employment, including compensation and benefits that taken as a whole, are substantially similar in the aggregate to the terms of employment that the Continuing Non-Union Employee received immediately prior to Closing.
(ii)Each Union Employee shall continue in employment with Buyer Employer following the Closing.
(iii)Buyer shall have the right to select which of the Available Company Employees shall continue in employment with Buyer or one of its Affiliates (including, post-Closing, a member of the Company Group) following the Closing (such entity that employs the Available Company Employee and the Union Employees post-Closing, being the “Buyer Employer”). From and after the Execution Date, Seller shall provide Buyer and its Affiliates with reasonable access to any Available Company Employee whom Buyer elects to interview for continued employment, at reasonable times during working hours and on reasonable written notice, and Seller shall allow Buyer or its Affiliates to interview such Available Company Employees. For the avoidance of doubt, Buyer may select for continued employment any Available Company Employee regardless of whether Buyer elects to interview such Available Company Employee. Within one hundred and twenty (120) days following the Execution Date (or if later, the date that is fifteen (15) days following the date an Available Company Employee is added to the Employee List), Buyer shall identify in writing to Seller each Available Company Employee whom Buyer has selected to continue employment with Buyer Employer following the Closing and who has accepted an offer of continuing employment (if applicable) (such employees, the “Selected Available Company Employees”). With respect to any Available Company Employee who is not a Selected Available Company Employee or any Selected Available Company Employee who did

not accept an offer of continuing employment from Buyer (an “Unselected Employee”), Seller shall or shall cause an Affiliate of Seller to offer employment to such Unselected Employee effective on and conditional upon the Closing or shall otherwise cause the Company Group to terminate the employment of such Unselected Employee effective upon Closing (a “Terminated Employee”). The Seller shall cause the Company Group to terminate, effective upon Closing, the employment of any Unselected Employee who has not accepted in writing employment with the Seller or an Affiliate of Seller at least three (3) Business Days prior to Closing (also a “Terminated Employee”). Seller shall be responsible for, and shall indemnify and hold Buyer and its Affiliates harmless from, all liabilities airing arising out of or related to the termination of employment by the Company Group of any Terminated Employee, including notice of termination, termination pay, severance pay, or damages for wrongful dismissal, provided that Seller shall not be responsible for, and Buyer shall indemnify and hold Seller and its Affiliates harmless from, any human rights damages relating to Buyer’s selection of which Available Company Employees shall be Selected Available Company Employees.
(iv)Following the Execution Date, Seller shall provide Buyer and its Affiliates with reasonable access to any Available U.S. Employee whom Buyer elects to interview for employment, at reasonable times during working hours and on reasonable written notice and shall allow Buyer or its Affiliates to interview such Available U.S. Employees regarding the opportunity for employment with Buyer Employer following the Closing. Buyer Employer shall have the right to offer employment to any Available U.S. Employee of its choosing within one hundred and twenty (120) days following the Execution Date. Each such employment offer made to an Available U.S. Employee shall provide for the commencement of employment to be effective upon the applicable Transfer Date, a base annualized salary or hourly rate of pay, as applicable, that is not less than as the Available U.S. Employee’s base annualized salary or hourly pay rate, as applicable, immediately prior to the Transfer Date, details of Buyer’s cash-based incentive compensation, bonus opportunities and employee benefits (which shall satisfy the criteria set forth in Section 6.9(d)(i)) for such Available U.S. Employee that are offered by Buyer Employer and a period of at least five (5) Business Days in which such Available U.S. Employee may accept or reject such offer, shall be subject only to the occurrence of the Closing, and shall be delivered to such Available U.S. Employee in writing. Seller shall, and shall cause the Seller Affiliates to, refrain from taking any action (oral or written) that interferes with, discourages or dissuades any such Available U.S. Employee from accepting an offer of employment from the applicable Buyer Employer. At least ten (10) days prior to the anticipated Closing Date, Buyer shall deliver to Seller a list of the Available U.S. Employees to whom Buyer Employer has made an offer of employment and who have accepted employment with Buyer Employer (the “Transferred U.S. Employees”), and each Available U.S. Employee who has rejected Buyer Employer’s offer of employment. The “Transfer Date” for each Transferred U.S. Employee shall be 12:00:01 a.m. Houston, Texas time on the Closing Date, except with respect to any Available U.S. Employee to whom an employment offer is made and who is on a medical or other approved leave of absence (“Leave”) as of the Closing Date, in which case the Transfer Date shall be the date upon which such Available U.S. Employee is first able to commence active employment with Buyer Employer. Notwithstanding anything herein to the contrary, an Available U.S. Employee who is on Leave as of the Closing Date shall not become a Transferred U.S. Employee unless such Available U.S. Employee commences active employment with Buyer Employer within one hundred twenty (120) days after the Closing Date or such later time as may be required by applicable Law. The Selected Available Company Employees and the Transferred U.S. Employees are referred to herein as the “Continuing Non-Union Employees”.
(e)Compensation and Benefits.

(i)Buyer covenants that effective as of the Closing, Buyer Employer shall: (A) recognize each Continuing Non-Union Employee’s years of service with Seller and/or a Seller Affiliate (together with any predecessors thereof that previously employed such Continuing Non-Union Employee and as to which Seller and/or a Seller Affiliate recognize such years of service), in each case as set forth in the Employee List, and (B) provide each Continuing Non-Union Employee with compensation and benefits that taken as a whole are substantially similar in the aggregate to the terms and conditions of employment that the Continuing Non-Union Employees had prior to Closing, except in either case, as applicable, (w) such service was not credited under a corresponding Seller Benefit Plan or Company Benefit Plan, (x) for benefit accrual purposes under defined benefit pension plans, (y) for purposes of qualifying for early retirement subsidies, and (z) to the extent it would result in a duplication of benefits.
(ii)Seller shall be responsible for paying, and will pay, each Continuing Non-Union Employee’s target annual bonus and accrued vacation time for the calendar year that includes such Continuing Non-Union Employee’s Transfer Date (in the case of a Transferred U.S. Employee) or the Closing Date (in the case of any other Continuing Non-Union Employee), pro-rated for the portion of the calendar year before the Transfer Date (in the case of a Transferred U.S. Employee) or the Closing Date (in the case of any other Continuing Non-Union Employee). On and after the Transfer Date, Buyer shall be responsible for paying the Continuing Non-Union Employee’s annual bonus, if any, to the Continuing Non-Union Employees, which annual bonus shall be determined by Buyer, in its sole discretion, in accordance with the bonus structure put in place for the Continuing Non-Union Employees by Seller.
(iii)From and after the Closing, Buyer shall be able to transition Continuing Non-Union Employees from the Seller’s Benefit Plans and/or Company Benefit Plans to Buyer’s Benefit Plans. For greater certainty, regardless of the date that a Continuing Non-Union Employee begins participating in the Buyer’s Benefit Plans: (A) Seller shall remain liable for all benefits or amounts that become payable by reason of or in connection with claims incurred by Continuing Non-Union Employees or their eligible spouse or dependents prior to the Closing Date, and (B) Buyer will be liable for all benefits or amounts that become payable by reason of or in connection with claims incurred by Continuing Non-Union Employees or their eligible spouse or dependents from and after the Closing Date.
(iv)With respect to each Benefit Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) with respect which similarly situated employees of Buyer Employer are eligible to participate, Buyer covenants that from and after the Closing Date, Buyer Employer shall use commercially reasonable efforts to and to the extent as may be permitted by such benefit plan providers, ensure that each Continuing Non-Union Employee and any spouse or dependent will be permitted to enroll in such plans without evidence of insurability and that such plans shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions, actively at work requirements, or other exclusions, if any, and any other restrictions that would prevent immediate or full participation by such Continuing Non-Union Employee or spouse or dependent thereof, under such plans, and credit the expenses of each Continuing Non-Union Employee which were credited toward deductibles, co-payments or out-of-pocket maximums for the year in which the Closing occurs under the applicable welfare Benefit Plan of Seller or any Seller Affiliate against satisfaction of any deductibles, co-payments or out-of-pocket maximums for the year in which the Closing occurs under Buyer Employer’s welfare Benefit Plan for each Continuing Non-Union Employee. Buyer’s obligation to comply with clause (B) of this Section 6.9(e)(ii) is expressly conditional on Buyer’s receipt of the information reasonably necessary to implement clause (B) of this Section 6.9(e)(ii).
(v)Buyer covenants that, from and after the Closing, Buyer Employer shall recognize all vacation/paid time off accrued and unused as of the Closing Date for each Continuing Non-Union Employee and provide each Continuing Non-Union Employee with vacation/paid time off in accordance with Buyer Employer’s vacation/paid time off policy based upon the recognized credited service of such Continuing Non-Union Employee with Seller or any Seller Affiliate.
(vi)Notwithstanding the foregoing, Buyer shall not be liable for, and Seller shall indemnify and hold Buyer harmless for, any obligations of Seller or any Seller Affiliate arising out of participation by Transferred U.S. Employees in any Seller Benefit Plan.
(vii)Seller shall remain responsible, and Seller shall indemnify and hold Buyer harmless for, for all claims for health, accident, sickness and disability benefits that are deemed incurred prior to the Closing Date by Transferred U.S. Employees or their eligible dependents, and Buyer Employer shall be responsible for all such claims by Transferred U.S. Employees or their eligible dependents that are not deemed incurred prior to the Closing Date. For purposes of this paragraph, a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Transferred U.S. Employee or eligible dependent claiming such benefit and in the case of any claim for benefits other than those designated in the preceding clause (such as claims for life insurance or disability benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.
(viii)Buyer shall permit each Continuing Non-Union Employee who is a participant in a qualified retirement plan sponsored or maintained by Seller or a member of the Company Group (the “Seller Retirement Plan”) to become a participant in a qualified retirement plan sponsored or maintained by Buyer or its Affiliate (the “Buyer Retirement Plan”) as soon as commercially practicable after the Closing Date, subject to the terms and conditions of the Buyer Retirement Plan and subject to the terms and conditions of the Buyer Retirement Plan, to make rollover contributions of eligible rollover distributions in cash or a note (in the case of a participant loan) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Non-Union Employee from the Seller Retirement Plan to the Buyer Retirement Plan effective as of the Closing Date (provided that the foregoing shall not require the Buyer Retirement Plan to accept a rollover of more than one loan note per participant).
(f)Severance. Buyer acknowledges that it is subject to applicable Laws in connection with the termination of any Continuing Non-Union Employee and is required to comply with the terms and conditions of the applicable CBA in connection with the termination of any Union Employee. In the event that the employment of any Continuing Non-Union Employee is terminated by Buyer Employer within one (1) year following the Closing Date (other than for cause as determined in good faith by Buyer Employer), the Buyer Employer intends to provide such Continuing Non-Union Employee with an amount not less than the amount such Continuing Non-Union Employee would have been eligible to receive from the applicable member of the Company Group under the ownership of Seller.

(g)Union Employees. With respect to the Union Employees, as of and following the Closing, Buyer shall cause Buyer Employer to comply with the terms and conditions of the CBAs listed on Schedule 4.19(a) of the Seller Disclosure Schedules. For the avoidance of doubt, in the event any of the terms set forth in this Section 6.9 conflict with the terms and conditions of the CBAs listed on Schedule 4.19(a) of the Seller Disclosure Schedules as applicable to a Union Employee, Buyer shall cause Buyer Employer to comply with the applicable terms and conditions of such CBA.
(h)Third Party Claims. Nothing in this Section 6.9 is intended to (i) be treated as an amendment to or establishment of any particular Benefit Plan, (ii) prevent Buyer or any of its Affiliates, after the Closing, from terminating the employment of any Continuing Non-Union Employee or other service provider, provided that Buyer shall indemnify and hold Seller and its Affiliates harmless from all liabilities airing arising out of or related such termination, (iii) prevent Buyer or any of its Affiliates from amending or terminating any Benefit Plan or other compensation plan or (iv) prevent Buyer or any of its Affiliates, after Closing, from terminating any CBA in accordance with applicable Law. Nothing in this Section 6.9 is intended to or shall confer upon any Person (including any Union Employee or Continuing Non-Union Employee and any beneficiary or dependent thereof) other than the Parties, and their successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of the provisions of this Section 6.9.
6.10Public Announcements. The Parties or their Affiliates will concurrently issue a press release with respect to this Agreement and the transactions contemplated thereby contemporaneously with or promptly after the execution of this Agreement. From and after the Execution Date and prior to the Closing, other than the initial press release described in the foregoing sentence, neither Seller nor Buyer shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures  to the extent necessary for a Party to perform this Agreement (including disclosures to Governmental Entities), provided, that in the case of this clause 6.10, each Party shall use Reasonable Efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement,  to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates,  to the extent necessary for a Party to enforce the terms of this Agreement or for Seller and its Affiliates to complete or report any matters with respect to the Pre-Closing Reorganization (including with respect to any Tax treatment),  in connection with any customary rating agency, investor, analyst and earnings calls, presentations, meetings and conference calls or customary announcements and communications of an applicable Person or its Affiliates (so long as such Persons agree to keep the non-public terms of this Agreement confidential) or  of the terms of this Agreement by Buyer or Seller to its respective Representatives.
6.11Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.
6.12R&W Policy. The Parties shall use commercially reasonable efforts to satisfy the conditions set forth in the R&W Binder Agreement to ensure that the R&W Policy is fully bound and in full force and effect. Buyer shall use commercially reasonable efforts to maintain the R&W Policy in effect at all times for the stated duration of its effectiveness. Buyer shall cause the R&W Policy to  name Buyer and/or an Affiliate thereof as the insured(s),  subject to the terms thereof and the terms of this Agreement, insure Buyer from any breach of the representations and warranties given by Seller to Buyer under this Agreement or any Transaction

Documents and  expressly provide that (i) the insurer(s) issuing such policy shall waive and release or otherwise not pursue any and all rights to bring any claim or proceeding against Seller or any of its Affiliates or any of their respective Representatives (each, a “Seller Party” and, collectively, the “Seller Parties”) by way of subrogation, claim for contribution, indemnification or other right (other than, but solely in the case of, Fraud), (ii) the Fraud of any Party shall not be imputed to any other Person and (iii) each Seller Party is an intended third-party beneficiary of the foregoing waiver and release set forth in clause (ii) entitled to rely on and enforce such waiver and release as if a party to the R&W Policy. From and after the Execution Date, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate, or waive any term or condition of the R&W Policy with respect to subrogation in a manner inconsistent with the immediately preceding sentence. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that obtaining the R&W Policy is not a condition to Buyer’s obligation to consummate the Closing, and Buyer shall remain obligated to consummate the transactions contemplated by this Agreement. The Parties acknowledge and agree that the failure to obtain or maintain the R&W Policy shall not in any manner increase any liability of any Seller or the other Seller Parties, including if (x) the R&W Policy is disputed, invalidated or deemed ineffective, in whole or in part, (y) the coverage provided under the R&W Policy is denied, disputed, exhausted or otherwise made unavailable to Buyer or any of its Affiliates or any other insured thereunder, in whole or in part or (z) other than as specified herein, there is otherwise an absence of coverage for any reason. Buyer shall timely pay, or cause to be paid, costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commission and other fees and expenses (including Taxes) and retention for such policy and any claims made thereunder (collectively, the “R&W Costs”), as such R&W Costs are due. From and after issuance of the R&W Policy, Buyer shall not amend, modify, or otherwise change, terminate or waive any provision of the R&W Policy in a manner adverse to Seller. [Commercially sensitive provision relating to R&W Costs redacted].
6.13Removal of Retained Marks; Name Change. Retained Marks will appear on some of the assets of the Company Group, including on signage throughout the real property and pipeline rights of way of the Company Group, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items or other collateral, be it physical or digital, of the Company Group. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the Retained Marks. Buyer shall  promptly following the Closing, commence the process of changing the name of the Company and Plains Midstream Superior to remove any reference to the Retained Marks and thereafter prosecute to completion such name change with all reasonable diligence,  within one hundred twenty (120) days after the Closing Date, remove the Retained Marks from the assets of the Company Group, including signage on the real and personal property of the Company Group, and provide written verification thereof to Seller promptly after completing such removal; provided, that with respect to the removal of phone numbers or other Retained Marks on pipeline, valve and meter markers, Buyer shall complete such replacement or removal on or before such earlier date as required by applicable Law and  within thirty (30) days after the Closing Date, return or destroy (with proof of destruction) all stationery, brochures, advertising materials, manuals and similar consumable items or other collateral, be it physical or digital of the Company Group that contain any Retained Marks that are not removable. Buyer will not conduct any business or offer any goods or services under the Retained Marks. Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Retained Marks or otherwise operate the Company Group in any manner which would or might confuse any Person into believing that Buyer has any right, title, interest, or license to use the Retained Marks.

6.14Confidentiality.
(a)The Parties acknowledge and agree that, notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect according to its terms until Closing (or if Closing does not occur, after termination of this Agreement as provided in the last sentence of this Section 6.14(a)) and, Buyer shall keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement and through the Closing, in each case, as if Buyer were a party to the Confidentiality Agreement. Effective upon Closing, the Confidentiality Agreement and the Clean Team Agreement shall terminate pursuant to the Confidentiality Agreements Termination. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.14 shall nonetheless continue in full force and effect for a period of two (2) years after the date of such termination.
(b)With respect to any information regarding individuals that is provided by Seller or the Company to Buyer pursuant to or in connection with Section 6.9 hereunder and any Personal Information disclosed by a Party in connection with the transactions contemplated by this Agreement (collectively, the “Transferred Information”):
(i)the Parties agree that the Transferred Information is necessary to determine whether to proceed with the transactions contemplated under this Agreement, and if the determination is made to proceed with the transactions, to complete them;
(ii)the receiving Party of the Transferred Information shall:
(A)use and disclose the Transferred Information solely for the purposes related to this Agreement or as otherwise permitted or required by Law,
(B)protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards appropriate to the sensitivity of the Transferred Information, and
(C)if the transactions contemplated under this Agreement do not proceed, return that information to the Party that disclosed it, or destroy it, within a reasonable time,
(iii)if the Closing does occur under this Agreement,
(A)the Parties shall:
(1)use and disclose the Transferred Information solely for the purposes for which the Transferred Information were collected, permitted to be used or disclosed before the transactions were completed, or as otherwise permitted or required by Law,
(2)protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards appropriate to the sensitivity of the Transferred Information, and

(3)give effect to any withdrawal of consent made by an individual data subject of the Transferred Information made under applicable Law;
(B)Buyer shall notify each individual whose data is subject of the Transferred Information, within a reasonable time after Closing of the transactions contemplated under this Agreement that Closing has occurred and that their Personal Information has been disclosed in the course of determining whether to proceed with, and Closing, such transactions; and
(iv)for greater certainty, without limiting any of the foregoing, Seller shall, and shall cause each of its Affiliates (other than the Company Group) to, protect and safeguard any Transferred Information which continues to be in any of their possession or under any of their control after Closing, and shall only use such Transferred Information in accordance with Privacy Laws.
(c)From and after the Closing, subject to Section 6.14(d), each Party shall, and shall undertake Reasonable Efforts to cause its Affiliates and Representatives to, keep confidential and not disclose to any Person (other than such Party’s Affiliates and its and their Representatives that have a need to know, and with any further disclosure by any such Affiliate or Representative that such Party would be prohibited from making pursuant to the terms hereof being deemed a breach of such Party)  in the case of Seller, any non-public information relating to the Company Group, its assets and businesses, this Agreement or the other Transaction Documents and  in the case of Buyer, any information relating to Seller, the Seller Retained Assets, this Agreement or the other Transaction Documents, in each case of clauses (c) and (c), including any such information regarding the negotiations, terms and conditions of this Agreement or any other Transaction Document and all other documents related to the transactions contemplated hereunder, but subject to any confidentiality obligations set forth therein (collectively, the “Restricted Information”) except as may be approved in writing by the other Party. Each Party and its Affiliates and Representatives shall not directly or indirectly use such Restricted Information for any purpose, except as permitted by the terms of this Agreement.
(d)The obligation to keep such Restricted Information confidential and the restrictions on the use of such Restricted Information shall not apply to:
(i)any information that  is or becomes generally available to the public other than as a result of a breach of this Section 6.14(d) by the applicable Party or any of its Affiliates or its and their respective Representatives,  was available to such Party or any of its Affiliates, or otherwise in the possession of such Party or any of its Affiliates, on a non-confidential basis prior to its disclosure to such Party by the disclosing Party or any of its Affiliates without such Party or any of its Affiliates being bound by a confidentiality agreement with, or secrecy obligation imposed by applicable law and owed to, such disclosing Party, any of its Affiliates, or any Third Party,  becomes available to such Party or any of its Affiliates on a non-confidential basis from a source other than the disclosing Party or any of its Representatives, provided that such source is not, to the knowledge of such Party or any of its Affiliates after reasonable inquiry, prohibited from transmitting the information to such Party or any of its Affiliates by a contractual or legal obligation to the disclosing Party or any of its Affiliates or  is independently developed by such Party or any of its Affiliates without use or reference to any of the Restricted Information;
(ii)use and disclosures of Restricted Information  in the course of any litigation, mediation or arbitration proceedings involving such Party, through interrogatory, or other similar requirement for such information to be disclosed or the rules of any other applicable United States, Canadian or other national stock exchange, the United States Securities and Exchange Commission or the Canadian Securities Administrators,  to Governmental Entities lawfully requesting such information,  to any Affiliates, legal, tax, accounting or other professional advisors of such Party,  to prospective acquirers, financing sources, joint venture partners, equity investors or similar Persons in connection with any direct or indirect asset disposition or transfer, financing, merger, reorganization, equity investment or joint venture with respect to any Party or Affiliate of any Party; provided, that such Persons enter into a confidentiality agreement containing confidentiality obligations that are substantially identical to (or no less restrictive) than the confidentiality obligations contained in this Agreement or  reasonably necessary in order to consummate the transactions contemplated hereunder and under the other Transaction Documents; and
(iii)any information of the type that is customarily disclosed by a Party or its Affiliates in connection with rating agency, investor, analyst and earnings call presentations, meetings and conference calls or customary announcements and communications.
6.15Replacement of Bonds, Letters of Credit and Guarantees. Buyer shall use Reasonable Efforts to  obtain, or cause to be obtained in the name of Buyer (or one of its Affiliates acceptable to the beneficiary thereof), prior to Closing, replacements for the bonds, letters of credit and guarantees identified in Schedule 6.15 of the Seller Disclosure Schedules and such other bonds, letters of credit and guarantees posted (or supported) by Seller or any Seller Affiliate that may arise between the Execution Date and the Closing in the ordinary course of business consistent with past practice, or as required by a Governmental Entity, that are disclosed in writing by Seller to Buyer at least ten (10) Business Days prior to the Closing Date (collectively, the “Financial Guarantees”) and  cause, effective as of the Closing, the cancellation or return to Seller of the Financial Guarantees. Seller shall provide reasonable cooperation to Buyer in connection therewith. If Buyer and Seller are unable to obtain a replacement or cancellation of any such bonds, letters of credit and guarantees prior to or at Closing, the Parties agree to continue to reasonably cooperate to affect such replacement or cancellation as soon as possible thereafter. From and after the Closing, Buyer shall indemnify and hold harmless Seller and each Seller Affiliate from and against any and all Losses arising from or relating to any Financial Guarantee.
6.16Insurance. Buyer acknowledges that, at or promptly following the Closing, the insurance policies maintained by Seller and Seller Affiliates for the benefit of any member of the Company Group shall be terminated or modified to exclude coverage of each member of the Company Group, and, as a result, Buyer shall be obligated from and after Closing to self-insure or obtain at its sole cost and expense replacement insurance, including insurance required by any Third Party to be maintained by or for the benefit of the Company Group. If required by Law or Contract, Buyer shall provide to Governmental Entities and Third Parties evidence of such replacement or substitute insurance coverage for the continued operations of the business of each member of the Company Group following the Closing.
6.17Seller Pre-Closing Reorganization. Seller shall undertake and complete the Pre-Closing Reorganization at or prior to Closing in a manner consistent in all material respects with the Reorganization Summary, subject to any Permitted Amendments. Not later than ten (10) Business Days prior to the Closing Date, Seller shall notify Buyer of any Permitted Amendments proposed to be made to the Pre-Closing Reorganization as compared to the Reorganization Summary and deliver to Buyer copies of all Pre-Closing Reorganization Documents to which any member of the Company Group is party, which shall be in a form and content satisfactory to Buyer, acting reasonably. In the event any such Permitted Amendments require the consent of Buyer pursuant to clause (b) of the definition of “Permitted Amendments”, Buyer’s consent shall be considered granted on the fifth (5th) Business Day after receipt by Buyer of notice of the applicable Permitted Amendment unless Buyer notifies Seller to the contrary prior to such date (it being understood that the Parties shall cooperate in good faith to resolve any matters to which Buyer reasonably withholds its consent as promptly as practicable after Buyer notifies Seller of same). Notwithstanding anything to the contrary in this Agreement, the transactions contemplated by this Agreement exclude, and prior to or on the Closing Date, Seller shall cause the Company Group to transfer to Seller or any Seller Affiliates, the Seller Retained Assets and Seller will be responsible for all costs and expenses and Taxes relating to the Pre-Closing Reorganization, including all costs and expenses relating to any consent required from any Third Party to implement the Pre-Closing Reorganization. Notwithstanding any other provision of this Agreement to the contrary, Seller’s representations and warranties in Article 3 and Article 4 shall not apply to any of the Seller Retained Assets.
6.18Termination of Affiliate Contracts; Intercompany Balances. At or prior to the Closing, Seller shall:  terminate or cause to be terminated each Contract between any member of the Company Group, on the one hand, and Seller or any Seller Affiliate (other than a member of the Company Group), on the other hand, except for those Contracts listed in Schedule 6.18 of the Seller Disclosure Schedules; and  cause all intercompany accounts between any member of the Company Group, on the one hand, and Seller or any Seller Affiliate (other than a member of the Company Group), on the other hand (other than any accounts arising under a Contract listed in Schedule 6.18 of the Seller Disclosure Schedules), to be fully settled and discharged without  the transfer of cash or other assets from any member of the Company Group;  any liability or obligation, whether fixed or contingent, to Buyer or any member of the Company Group following the Closing; and  giving rise to any Tax Liability or consequence (including by way of application or reduction of any Tax attributes) to Buyer or any member of the Company Group, including under section 80 of the Canadian Tax Act.
6.19Inventory. On the Closing Date, representatives of Seller and Buyer shall conduct a measurement of the NGL Inventory as of 7:00 a.m. Central Prevailing Time, in accordance with the Inventory Measurement Procedures (the “Inventory Measurement”).
6.20Financing Cooperation.
(a)From the Execution Date until the Closing or the termination of this Agreement pursuant to Section 9.1, Seller shall use commercially reasonable efforts to provide, and shall cause each of the Company and the Subsidiaries to use commercially reasonable efforts to provide (and to use commercially reasonable efforts to cause its and their Representatives to provide) such customary and timely cooperation to Buyer as Buyer may reasonably request in connection with arranging, syndicating, marketing and consummating the Financings, including:
(i)providing commercially reasonable cooperation in respect of presentations or meetings customary for financing marketing or syndication activities held by or on behalf of Buyer with the Financing Sources regarding the Financings; provided, however, that Seller shall not be obligated to cause the participation of representatives in meetings, presentations, conference calls, road shows, due diligence sessions, rating agencies sessions and other customary financing meetings or syndication activities;
(ii)using commercially reasonable efforts to make available to Buyer, its Representatives and the Financing Sources and their respective advisors and agents, such financial information or other information as Buyer may reasonably request in connection with the preparation by Buyer and the Financing Sources of any marketing materials, offering memoranda, prospectuses, registration statements or similar offering documents, bank information memoranda, bank books, marketing or investor presentations, ratings agency presentations and similar documents (collectively, the “Financing Materials”) proposed to be used in the Financings, including providing customary authorization letters acceptable to Buyer to the Financing Sources authorizing the distribution of information to prospective investors, lenders and other financing sources (without limiting the confidentiality restrictions noted below) (provided that none of Seller, Seller Parent, the Company or any of its Subsidiaries shall be required to  prepare any pro forma financial statements,  prepare projections or other forward-looking information covering any period after the Closing or  provide any information relating to  the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and/or any fees and expenses relating to the incurrence of such debt or equity financing,  any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financings or  any financial information related to Seller Parent, the Company or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Purchased Shares by Buyer);
(iii)providing Buyer and its Representatives with the Financial Statements, and permitting Buyer on reasonable terms to include and/or incorporate by reference in any such offering materials any public disclosure documents of Seller Parent or extracts therefrom; provided, that, in any event, there shall be no obligation to provide (x) unaudited consolidated interim carve out financial statements for the fourth fiscal quarter of any fiscal year or any fiscal quarter prior to the date that is (ten) 10 Business Days after the date of publication of the quarterly financial statements of Seller Parent in respect of such fiscal quarter or (y) audited consolidated interim carve out financial statements for any fiscal year prior to the date that is ten (10) Business Days after the date of publication of the audited consolidated financial statements of Seller Parent in respect of such fiscal year;
(iv)using commercially reasonable efforts to provide Buyer and the Financing Sources with information required with respect to the Company Group and its Affiliates (A) as may be reasonably requested by the Financing Sources under the Financing Documents, (B) in order to complete any disclosure schedules contemplated by any Financing Documents and (C) in order to create and perfect any security interests of the Financing Sources in connection with Financing;
(v)promptly following request made in writing at least ten (10) Business Days prior to the Closing, providing Buyer and any of the Financing Sources with all documentation and other information required in connection with the Financings under applicable anti-money laundering or beneficial ownership disclosure laws, rules and regulations, know-your-client processes, including without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and with respect to beneficial ownership;
(vi)using commercially reasonable efforts to obtain customary cooperation from any of its auditors and any other advisors to the use of any financial or other expert information customarily included in Financing Materials or customarily included in offering materials for financing transactions similar to the Financings and to the identification in Financing Materials of each such advisor, including any consents from such auditors or other advisors with respect to the inclusion thereof in such Financing Materials and customary comfort letters with respect to such information (and if required for the provision of such comfort letters, to provide customary management representation letters in support of the foregoing) and, if reasonably required in connection with the Financings, using commercially reasonable efforts to cause such auditors or other advisors to provide reasonable attendance at due diligence sessions in support of the foregoing.
(b)Seller shall only be required to undertake (or cause the Company or its Subsidiaries or any of their respective Representatives to undertake, as applicable) the actions described in Section 6.20(a); provided that:
(i)such cooperation does not unreasonably interfere with the ongoing business operations of Seller or any member of the Company Group or any of their Subsidiaries or any of their respective Representatives;
(ii)other than any authorization letters as described in Section 6.20(a)(i), none of Seller or any member of the Company Group nor any of their Representatives shall be required to execute, enter into or perform any definitive financing documents, certification, instrument or agreement or make any representation in connection with the Financings or adopt any resolution approving the agreements, documents and/or instruments pursuant to which any debt financing is obtained or pledge any collateral with respect to any debt financing that is not contingent on the occurrence of Closing;
(iii)neither the board of directors of the Company nor any of the Subsidiaries’ respective boards of directors (or equivalent bodies) shall be required to approve or adopt any financing or agreements related thereto (or any alternative financing) that would take effect prior to, or are not otherwise conditional upon the occurrence of, the Closing (and no such directors shall be required to take such action);
(iv)no employee, officer or director of Seller or any member of the Company Group shall be required to take any action which could reasonably be expected to result in such Person incurring any personal liability (as opposed to liability in his or her capacity as an officer) with respect to any matters related to such Financing; and
(v)any actions taken under Section 6.20(a)(i)-(vi) (but subject to Section 6.20(b)(i)-(iv)) shall be, and shall be deemed to be, taken in compliance with Section 6.20(a).
(c)Without limiting the provisions of Section 6.14, Seller acknowledges that, in connection with the Financings, Buyer may, upon reasonable consultation with Seller, have confidential discussions concerning this Agreement or the Transaction with the Financing Sources, rating agencies, prospective lenders and investors and each of their agents and advisors prior to and during syndication of the Financings (including any replacement or alternative financing) and that confidential or otherwise non-public information may be provided to the Financing Sources, rating agencies, prospective lenders and investors and each of their agents and advisors, and Seller consents, and confirms that the Company and the Subsidiaries have each consented to Buyer and its Affiliates and Representatives having such discussions and providing such information, provided that such Financing Sources, rating agencies, prospective lenders and investors and each of their respective agents and advisors agree to keep any applicable confidential information concerning the Company Group confidential, including through “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda, unless otherwise expressly permitted under the Confidentiality Agreement.
(d)Without limiting the generality of the foregoing, Seller hereby consents to the reasonable use of all logos of the Company and the Subsidiaries, and to cause the Company and any of Seller’s Affiliates who hold the requisite rights and interests in such logos to permit their use by Buyer and the Financing Sources in any Financing Materials; provided, that such logos are  used  solely in a manner that is not intended, or reasonably likely, to harm or disparage Seller or its Affiliates or the reputation or goodwill of Seller or its Affiliates, and  solely in connection with a description of the Company Group, its collective business and products or the Transaction (including the Financings); or  used in any other manner as may be approved by the Company from time to time.
(e)None of Seller or any of its Affiliates shall be required to:  pay any commitment, consent or other similar fee, incur any liability, or provide or agree to provide any indemnity in connection with the Financings prior to the Closing;  take any action or do anything that could reasonably be expected to:  contravene any applicable Laws or its Organizational Documents in effect as of the date of this Agreement;  breach or do any thing that would result in a default under any material contract to which Seller Parent or any member of the Company Group or its Subsidiary is party;  cause any breach of this Agreement or cause any misrepresentation or warranty in this Agreement to be breached or cause any closing condition set forth in Article 7 to fail to be satisfied;  prevent or materially delay the consummation of the Transaction; or  jeopardize any solicitor-client privilege or other applicable legal privilege or protection of Seller Parent, the Company or any of its Subsidiaries;  disclose any information that would result in the disclosure of any trade secrets or similar information or violate any obligations of Seller or its Affiliates with respect to confidentiality that are owed to any Third Party or disclose any information that is legally privileged; provided, Seller shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause the Company and its Subsidiaries to, notify Buyer if any documentation and information is being so withheld, in each case, to the extent permitted under the applicable obligation of confidentiality; or  waive or amend any terms of this Agreement. Nothing in this Agreement will require any Representative of Seller or its Affiliates to deliver any certificate or opinion or take any other action pursuant to this Section 6.20 that would or would reasonably be expected to result in personal liability to such Representative.
(f)Buyer shall, promptly upon request by Seller (and in any event following termination of this Agreement),  reimburse Seller and/or if Affiliates, as applicable, for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket legal fees) incurred by Seller of its Affiliates in connection with any of the actions contemplated by this Section 6.20, and  shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the cooperation of Seller and the Company Group contemplated by this Section 6.20 or in connection with the Financings, in each case, other than to the extent resulting from a misrepresentation (within the meaning of the Securities Act (Alberta)) in any written information supplied by or on behalf of Seller, Seller Parent or the Company Group (or which relates to Seller, Seller Parent or the Company Group and is approved in writing (including by email) by Seller, Seller Parent or any of the Company Group) or from Seller’s, Seller Parent’s or the Company’s or any of the Subsidiaries’ fraud, gross negligence or willful misconduct, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction.
(g)Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that  a breach by Seller of its obligations under this Section 6.20 shall not (A) constitute a breach of this Agreement for which Buyer may seek damages unless such breach by Seller is (1) an intentional and material breach, (2) not cured by Seller within ten (10) Business Days after written notice from Buyer and (3) a significant contributing cause of Buyer not being able to obtain its Financings or (B) constitute a breach of the condition precedent in Section 7.2(b), and  the provisions contained in this Section 6.20 represent the sole obligations of the Seller Parent, the Seller and the Company Group and any of their Representatives with respect to cooperation in connection with the arrangement of any financing

(including the Financings) to be obtained by Buyer or any of its Affiliates with respect to the Transaction, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.
6.21Buyer Reorganization.
(a)Seller shall and shall cause the Company to use its reasonable commercial efforts (at Buyer’s sole cost and expense) to co-operate with Buyer and its advisors in connection with planning any reorganization of the corporate structure, capital structure, business operations and assets of any member of the Company Group that Buyer considers necessary or desirable for the tax and business efficiency of the Company Group following Closing (the “Buyer Reorganization”), such cooperation to include determining whether a Buyer Reorganization can be undertaken and the manner in which the Buyer Reorganization would most effectively be undertaken. Buyer must provide written notice to the Company of the final steps of any Buyer Reorganization at least fifteen (15) Business Days prior to the Closing Date. Subject to Section 6.21(b), upon receipt of such notice, Buyer shall and Seller shall cause the Company to work cooperatively and use their commercially reasonable efforts to (i) obtain consents or waivers which might be required in connection with any Buyer Reorganization and (ii) prepare prior to the Closing all documentation necessary to give effect to such Buyer Reorganization.
(b)Seller shall not be obligated to implement or cause the Company to implement the Buyer Reorganization, unless Seller determines to its satisfaction acting reasonably that (x) Seller, its Affiliates and the Company Group have received an indemnity from Buyer indemnifying such Persons for all Losses which any such Person may suffer or incur as a result of implementing the Buyer Reorganization and (y) the Buyer Reorganization:
(i)can be completed as close as reasonably practicable to the Closing, and can be reversed or unwound, without incurring any costs or expenses that are not subject to reimbursement or indemnification by Buyer and without adversely affecting Seller, its Affiliates or the Company Group the event Closing does not occur;
(ii)is not detrimental to Seller, its Affiliates or the Company Group in any material respect;
(iii)does not impair or impede the ability of Seller and its Affiliates to complete the Pre-Closing Reorganization or consummate the Transaction and would not reasonably be expected to delay the Pre-Closing Reorganization or Closing;
(iv)does not result in any additional Taxes reasonably expected to be payable by Seller, its Affiliates or any Company Group member (other than Taxes which are subject to indemnification by Buyer), whether or not the Transaction is completed;
(v)is in accordance with all applicable Laws and does not require Seller, its Affiliates or a member of the Company Group to contravene their organizational documents or any Contract (including any confidentiality restrictions therein) or require any consents or waivers that have not been obtained; and
(vi)other than with the consent of a member of the Company Group, shall not become effective unless Buyer has waived or confirmed in writing the satisfaction of all conditions in its favour under this Agreement and shall have confirmed in writing that Buyer is prepared, and able to promptly and without condition, proceed to Closing.

(c)Buyer waives any breach of a representation, warranty, covenant or other provision of this Agreement by Seller, or failure to satisfy any condition for the benefit of Buyer, where such breach or failure is a result of an action taken by Seller, its Affiliates or a member of the Company Group in connection with the Buyer Reorganization pursuant to a request by Buyer in accordance with this Section 6.21.
6.22Non-Solicitation. For a period of twelve (12) months from the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly, induce, encourage or solicit any Union Employee or Continuing Non-Union Employee to leave the employ of Buyer or any of its Affiliates; provided, however, that this Section 6.22 shall not apply to:  any general mass solicitation of employment not specifically directed toward employees of Buyer or any of its Affiliates and any subsequent hiring, or  any Union Employee or Continuing Non-Union Employee whose employment is terminated by Buyer or who seeks employment with Seller or its Affiliates without direct or indirect solicitation by Seller or any of its Affiliates. This Section 6.22 shall survive Closing.
6.23Disclaimers; Certain Limitations. EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE 3, ARTICLE 4 OR IN THE CERTIFICATES OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2, SELLER AND EACH OTHER SELLER PARTY MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS REPRESENTATIVES BY ANY OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR A SELLER AFFILIATE). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, ARTICLE 4 OR IN THE CERTIFICATES OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2, SELLER HEREBY, ON BEHALF OF ITSELF AND EACH OTHER SELLER PARTY, EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF ANY MEMBER OF THE COMPANY GROUP (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER AND EACH OTHER SELLER PARTY MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER REGARDING, AND NONE OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT SHALL APPLY TO  THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY GROUP OR  THE POSSIBILITY, PROBABILITY OR LIKELIHOOD OF PROCEEDINGS ARISING FROM AND AFTER THE EXECUTION DATE WHICH CHALLENGE THE RATES CHARGED FOR SERVICES PROVIDED AT OR THROUGH THE OPERATION OF THE FACILITIES.
6.24Release.
(a)Effective as of the Closing, Seller, in its capacity as such, unconditionally, irrevocably and forever releases and discharges, to the extent permitted by Law, each member of the Company Group, each of the successors and permitted assigns of each member of the Company Group, and all present or former managers, directors, officers, partners, members, agents and fiduciaries of each member of the Company Group (collectively, the “Company Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all Losses, that Seller ever had, now has or ever may have or claim to have against any of the

Company Released Parties in their capacity as such, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising up to and including the Closing with respect to the assets, the business of any Company Group member or ownership or operation of Company Group or Purchased Shares, and Buyer (for itself, its Affiliates and its and their respective successors and permitted assigns, and all present or former managers, directors, officers, partners, members, agents and fiduciaries (collectively, the “Buyer Parties”)) agrees not to, and Buyer shall cause the Company Group not to, make any claim to recover Losses therewith or thereunder from any of the Seller Parties (including any claim for officer, director, partner, manager or controlling (or any other) stockholder or member liability or for breach of any fiduciary or other duty or breach of any employment contract (or similar arrangement)); provided, that the foregoing (x) does not extend to any claim:  to enforce the terms or any breach of this Agreement or any Transaction Documents; or  against any member of the Company Group due to such member of the Company Group’s  violation of a criminal law or Fraud, and (y) shall not diminish or alter any agreement between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates (including the Company Group), on the other hand.
(b)Except for the remedies contained in Section 11.2, effective as of the Closing, Buyer, on its own behalf and on behalf of each member of the Company Group, its Affiliates, and its successors and permitted assigns, and each of the foregoing’s respective Affiliates, unconditionally and irrevocably and forever releases and discharges, to the maximum extent permitted by Law, the Seller Parties of and from, and hereby unconditionally and irrevocably waives, any and all Losses that Buyer or any member of the Company Group ever had, now has or ever may have or claim to have against any of the Seller Parties in their capacity as such, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising up to and including the Closing, and Seller (for itself and on behalf of each of the other Seller Parties) agrees not to make any claim to recover Losses therewith or thereunder from the Company Group or any of the Company Released Parties (including any claim for officer, director, partner, manager or controlling (or any other) stockholder or member liability or for breach of any fiduciary or other duty or breach of any employment contract (or similar arrangement)); provided, that the foregoing (x) does not extend to any claim:  to enforce the terms or any breach of this Agreement or any Transaction Documents; or  against any Seller Party due to such Seller Party’s  breach of a Seller Fundamental Representation, violation of a criminal Law, or (C) Fraud and (y) shall not diminish or alter the obligations of Buyer, the Company Group or any other Buyer Party under any agreement between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates (including the Company Group), on the other hand.
(c)The provisions of this Section 6.24:  are intended to be for the benefit of, and shall be enforceable by, each Company Released Party and each Seller Party, as applicable, and his or her heirs;  are in addition to, and not in substitution for, any other rights that any such Person may have by contract or otherwise; and  shall be held by Seller (in the case of the Seller Parties) and Buyer (in the case of the Company Released Parties) in trust for and on behalf of such Persons. The obligations of Seller and Buyer under this Section 6.24 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.24 applies without the consent of the affected Person (it being expressly agreed that the Persons to whom this Section 6.24 applies shall be third party beneficiaries of this Section 6.24).
6.25Data Room. During the period between the Execution Date and the Closing, Seller shall continue to provide continuous access to Buyer and its representatives to the Data Room. Seller shall deliver or cause to be delivered, within ten (10) Business Days following the Closing Date, to Buyer, a USB drive or other storage device containing copies of the documents uploaded as of the Closing Date to the Data Room.

6.26Seller Disclosure Schedule Updates. During the period between the Execution Date and the date that is five (5) Business Days prior to the Closing Date, Seller may from time to time amend or supplement the Seller Disclosure Schedules to correct any error or omission therein based on information that was known as of the Execution Date; provided that no such amendment or supplement may be made unless Seller first delivers any proposed amendment or supplement to Buyer for review and approval, which Buyer shall consider in good faith, and Buyer’s approval is evidenced by written notice to Seller, and provided further that unless the Parties agree otherwise, no amendment or supplement to the Seller Disclosure Schedules after the Execution Date will be deemed to have any effect on determining whether the conditions set forth in Section 7.2 have been satisfied.
ARTICLE 7
CONDITIONS TO CLOSING
7.1Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):
(a)Approvals. The Required Regulatory Approvals shall have been obtained and not have been revoked or the applicable waiting period thereunder has expired, and all conditions in respect thereof imposed by the applicable Governmental Entity that are required to be satisfied prior to Closing shall have been satisfied.
(b)Governmental Restraints. No order, decree or injunction of any Governmental Entity shall be in effect, and no Law shall have been enacted or adopted, and be in effect that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents.
(c)Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed in a manner consistent in all material respects with the descriptions and steps set out in the Reorganization Summary, subject to any Permitted Amendments.
7.2Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Buyer (in Buyer’s sole discretion):
(a)Representations and Warranties of Seller. Each of the representations and warranties of Seller contained in Article 3 and Article 4, other than the Seller Fundamental Representations, shall be true and correct in all respects (without regard to any Material Adverse Effect or other materiality qualifier) as if remade on and as of the Closing Date (except, in each case, for representations and warranties made as of another specific date other than the Execution Date, which shall be true and correct in all respects as of such specific date), except to the extent the failure of any such representations or warranties to be true and correct do not individually or in the aggregate result in a Material Adverse Effect, and the Seller Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as if remade on and as of the Closing Date (except, in each case, for representations and warranties made as of another specific date other than the Execution Date, which shall be true and correct in all respects as of such specific date).

(b)Performance.
(i)Subject to Section 7.2(b)(ii)Error! Reference source not found., Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
(ii)The breach or non-performance by Seller of the covenant in Section 6.1(b)(i) shall not entitle Buyer to refuse to consummate the Transaction unless one or more instances, individually or in the aggregate, of breach or non-performance of such covenant results in Losses to the Company Group in excess of [dollar amount redacted].
(c)No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred.
(d)Closing Deliverables. Seller shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Buyer or the applicable required Person, all of the Closing deliveries set forth in Section 8.2 and in the other Transaction Documents.
7.3Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller (in Seller’s sole discretion):
(a)Representations and Warranties of Buyer. Each of the representations and warranties of Buyer contained in Article 5, other than Buyer Fundamental Representations, shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.3(a), all materiality qualifications contained in such representations and warranties shall be disregarded) as if remade on and as of the Closing Date (except, in each case, for representations and warranties made as of another specific date other than the Execution Date, which shall be true and correct in all respects as of such specific date), except to the extent the failure of any such representations or warranties to be true and correct do not in the aggregate result in a material adverse effect on the ability of Buyer to consummate any transaction contemplated by this Agreement or any Transaction Documents and the Buyer Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of if remade on and as of the Closing Date (except, in each case, for representations and warranties made as of another specific date other than the Execution Date, which shall be true and correct in all respects as of such specific date);
(b)Performance. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and
(c)Closing Deliverables. Buyer shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Seller or the applicable required Person, all of the closing deliveries set forth in Section 8.3 and in the other Transaction Documents.
ARTICLE 8
CLOSING
8.1Closing. The closing of the sale, assignment, conveyance, transfer and delivery of the Purchased Shares to Buyer and the other transactions contemplated by this Agreement (the “Closing”) shall take place electronically, or such place as the Parties may agree, on  the last

Business Day of the month in which all conditions to Closing in Article 7 have been satisfied or waived in writing (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions), if such conditions to Closing were satisfied or waived in writing at least five (5) Business Days before the end of such month,  the last Business Day of the immediately succeeding month after the month in which all such conditions to Closing were satisfied or waived in writing, if such conditions to Closing were satisfied or waived in writing less than five (5) Business Days before the end of the immediately preceding month or  any other date mutually agreed on by the Parties in writing. The date of the Closing is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed, all proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
8.2Closing Deliveries by Seller. At the Closing, Seller will deliver (or cause a Seller Affiliate, as applicable, to deliver) the following documents to Buyer:
(a)a certificate executed on behalf of Seller by a senior officer or authorized signatory of Seller, dated the Closing Date, representing and certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied or waived in writing by Buyer;
(b)share transfer form in respect of the Purchased Shares substantially in the form of Exhibit B, duly executed by Seller (the “Assignment of Purchased Shares”);
(c)a transition services agreement on the principal terms set out in Exhibit C (the “Transition Services Agreement”), duly executed by Seller;
(d)a tax conduct agreement substantially in the form of Exhibit M relating to the Canadian Tax Proceedings (the “Tax Conduct Agreement”), duly executed by Plains All American Pipeline, L.P.;
(e)(i) a Section 116 Certificate with a Certificate Limit not less than the Closing Payment and/or [commercially sensitive deliverable regarding withholding tax liability redacted] or (ii) a counterpart signature page to the Tax Escrow Agreement, duly executed by Seller;
(f)a Certificate of Residence for Seller issued by the Tax Authority of Luxembourg dated as close as possible to the Closing Date and in any event no more than thirty (30) days preceding the Closing Date and certifying, to the best knowledge of the Tax Authority of Luxembourg, that Seller is resident in the Grand Duchy of Luxembourg within the meaning of Article 4 of the tax convention between Luxembourg and Canada;
(g)subject to Section 2.6(c), a CRA Form T2062C titled “Notification of an Acquisition of Treaty-Protected Property From a Non-Resident Seller” with Part A, Part B and Part D duly completed and executed by Seller;
(h)a letter agreement terminating the Confidentiality Agreement and Clean Team Agreement in substantially the form attached hereto as Exhibit F (the “Confidentiality Agreements Termination”), duly executed by Plains All American Pipeline, L.P.;
(i)the written resignations of each officer, director or committee member appointed by Seller from any such position such persons hold at any member of the Company Group, such resignations to be effective in each case concurrently with the Closing;

(j)evidence of (i) consummation, in accordance with Section 6.17, of the Pre-Closing Reorganization together with copies of the Pre-Closing Reorganization Documents to which any member of the Company Group is party and (ii) release of each member of the Company Group from any Indebtedness (if any) and any related security interests, and hedges except for [commercially sensitive hedges exception redacted];
(k)evidence of consummation of the Buyer Reorganization (if any) to be implemented pursuant to Section 6.21 together with executed copies of the documents implementing same;
(l)a counterpart to the NGL custody certificate delivered pursuant to the Inventory Measurement (the “NGL Custody Certificate”), dated as of the Closing Date, duly executed by Seller;
(m)a butane supply agreement substantially in the form of Exhibit G, duly executed by CrudeCo (the “Butane Supply Agreement”);
(n)evidence of all Third Party consents set forth on Schedule 4.5 of the Seller Disclosure Schedules;
(o)a contract for difference in relation to C3+ substantially in the form of Exhibit N (the “Frac Spread Hedge Agreement”), duly executed by CrudeCo;
(p)evidence of release of Encumbrances on the Purchased Shares and the Subsidiary Interests (other than restrictions on transfer that may be imposed by applicable Law or the Company’s Organizational Documents); and
(q)such other certificates, instruments of conveyance and documents required by this Agreement or as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intention and purposes of this Agreement.
8.3Closing Deliveries by Buyer. At the Closing, in addition to the payment of the Closing Payment pursuant to Section 2.3, Buyer will deliver (or cause its Affiliates, as applicable, to deliver) the following documents to Seller:
(a)a certificate executed by a senior officer or authorized signatory of Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied or waived in writing by Seller;
(b)a counterpart signature page to the Assignment of Purchased Shares, duly executed by Buyer;
(c)a counterpart signature page to the Transition Services Agreement, duly executed by Buyer and the Company;
(d)a counterpart signature page to the Tax Conduct Agreement, duly executed by Buyer and the Company;
(e)if required, a counterpart signature page to the Tax Escrow Agreement, duly executed by Buyer;
(f)a counterpart signature page to the Confidentiality Agreements Termination, duly executed by Keyera Partnership;

(g)a counterpart to the NGL Custody Certificate, dated as of the Closing Date, duly executed by Buyer or its applicable Affiliate;
(h)a counterpart signature page to the Butane Supply Agreement, duly executed by Keyera Partnership;
(i)the Frac Spread Hedge Agreement, duly executed by Keyera Partnership; and
(j)such other certificates, instruments of conveyance, and documents required by this Agreement or as may be reasonably requested by Seller prior to the Closing Date to carry out the intention and purposes of this Agreement.
ARTICLE 9
TERMINATION
9.1Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows (the date of any permitted termination of this Agreement under this Section 9.1, the “Termination Date”):
(a)by mutual written consent of the Parties;
(b)by either Seller or Buyer if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment or Law prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the issuance of, enacting of, entering into, promulgation of or enforcement of such final and non-appealable order, decree, judgment or Law was primarily due to the failure of such Party to perform or comply with, in all material respects, any of the covenants or agreements to be performed or complied with by such Party under this Agreement prior to the Closing;
(c)by either Seller or Buyer in the event that the Closing has not occurred on or prior to March 17, 2026 (the “Outside Date”); provided, however, that if the Required Regulatory Approvals have not been obtained on or prior to such date but all other conditions to the Closing set forth in Article 7 (other than (x) those conditions that by their nature are to be satisfied by actions taken at the Closing and (y) the Pre-Closing Reorganization) shall have been satisfied or waived, then Buyer or Seller may, cumulatively, extend the Outside Date by up to three successive periods of thirty (30) days each (each an “Extension Period”) by giving written notice of such Extension Period to the other Party at least three (3) Business Days prior to the then applicable Outside Date and, upon receipt of an extension notice by a Party, all references thereafter to the “Outside Date” herein will be to the Outside Date as so extended;
(d)by Seller, at Seller’s option, in the event that there has been a breach or inaccuracy of Buyer’s representations and warranties in this Agreement or a failure by Buyer to perform its covenants in this Agreement, in any such case, in a manner that would cause the conditions to the Closing set forth in Section 7.1 or Section 7.3 not to be satisfied and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied, such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller; or
(e)by Buyer, at Buyer’s option, in the event that there has been a breach or inaccuracy of Seller’s representations and warranties in this Agreement or a failure by Seller to perform its covenants in this Agreement, in any such case, in a manner that would cause the conditions to the Closing set forth in Section 7.1 or Section 7.2 not to be satisfied and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied, such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;
provided, however, that no Party shall be entitled to terminate this Agreement under Section 9.1(c), Section 9.1(d) or Section 9.1(e) if such terminating Party is, at such time, in material breach of any provision of this Agreement (unless the breach arises from the action or inaction of the non-terminating Party).
9.2Effect of Termination.
(a)In the event of the termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate and become void, and the Parties shall have no liability hereunder, except for  the provisions of Section 6.14 to the extent set forth therein and  the provisions of this Section 9.2, Section 6.3(b), Section 6.10, Section 6.11, Section 6.23, and Article 12 (provided, that Section 12.7 shall only survive with respect to the Parties’ obligations under Section 6.6), and such of the defined terms set forth on Exhibit A to give context to such Sections and Articles, all of which shall survive and continue in full force and effect for the period set forth therein, or, if no such period is specified, indefinitely.
(b)If at the time this Agreement is terminated pursuant to Section 9.1  the conditions set forth in Section 7.3 have not been satisfied,  all conditions set forth in Section 7.1 and Section 7.2 have been satisfied (excluding conditions that, by their terms, cannot be satisfied until Closing) or waived in writing by Buyer (unless the failure to satisfy such condition arises from the action or inaction of Buyer or its Affiliates, or their respective members, owners, directors, officers, employees, or consultants) and  Seller is ready, willing and able to perform its obligations under Section 8.2(b), then, in such event, Seller shall be entitled to seek all rights and remedies available at Law or in equity for Buyer’s breach of this Agreement.
(c)If at the time this Agreement is terminated pursuant to Section 9.1  the conditions set forth in Section 7.2 have not been satisfied,  all conditions set forth in Section 7.1 and Section 7.3 have been satisfied (excluding conditions that, by their terms, cannot be satisfied until Closing) or waived in writing by Seller (unless the failure to satisfy such condition arises from the action or inaction of Seller or its Affiliates, or their respective members, owners, directors, officers, employees, or consultants) and  Buyer is ready, willing and able to perform its obligations under Section 8.3(b), then, in such event, Buyer shall be entitled to seek all rights and remedies available at Law or in equity for Seller’s breach of this Agreement.
9.3Termination Fee.
(a)In the event that this Agreement is terminated by Seller or Buyer pursuant to  Section 9.1(b) (legal restraint) or  Section 9.1(c) (upon reaching Outside Date) owing to the Required Regulatory Approvals not having been obtained, and all other conditions to Closing have been satisfied or are reasonably capable of being satisfied, and provided that Seller has, or has caused, its obligations in Sections 6.6(b) and 6.6(f) to be satisfied in all material respects, and at the time of termination any waiting periods under any Required Regulatory Approvals have not expired or otherwise terminated, in each case, then Buyer shall, promptly and in any event within two (2) Business Days of such termination, pay Seller a non-refundable termination fee, without offset or reduction of any kind, in an amount of One Hundred and Twenty-five Million Dollars (C$125,000,000) (the “Buyer Termination Fee”), it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. Any amount that becomes payable pursuant to this Section 9.3(a) shall be paid by wire transfer of immediately available funds to an account or accounts that have been designated by Seller. Until such time as this Agreement is terminated in any of the circumstances described in this Section 9.3(a) and the Buyer Termination Fee is paid by or on behalf of Buyer in accordance therewith, nothing in this Section 9.3 shall prohibit Seller from seeking specific performance pursuant to, and on the terms and conditions set forth in, Section 12.7; provided that Seller shall not be entitled under any circumstances to obtain both a recovery of monetary damages in the form of the Buyer Termination Fee (and any Interest Amount or Collection Costs recoverable by Seller pursuant to this Section 9.3(a)), and specific performance of the consummation of the Closing pursuant to this Agreement.
(b)In the event that the Buyer Termination Fee is paid to Seller pursuant to Section 9.3(a), Buyer shall not have any liability of any nature whatsoever to Seller or any other Person with respect to any breach of this Agreement or the failure of the Closing to occur, other than the liability of the Buyer to pay the Buyer Termination Fee in accordance with Section 9.3(a), as applicable or any amounts payable under this Section 9.3(b); provided, however, that, if Buyer fails to pay the Buyer Termination Fee when due (x) if, in order to obtain such payment, Seller commence a Proceeding that results in a judgment against Buyer, Buyer shall reimburse Seller for its reasonable and documented, out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding (such amount, the “Collection Costs”) and (y) interest shall accrue on the Buyer Termination Fee from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date of termination of this Agreement (such amount, the “Interest Amount”). In the event that the Buyer Termination Fee is paid to Seller pursuant to Section 9.3(a), Seller acknowledges and agrees that, other than with respect to amounts payable pursuant to this Section 9.3(b) (including the Collection Costs and Interest Amount), payment by Buyer of the Buyer Termination Fee (and any Interest Amount or Collection Costs) shall be the sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such material Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, of Seller and any of its Affiliates, for any material Liabilities suffered as a result of any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement in this Agreement, or related to the subject matter of this Agreement or the transactions contemplated hereby, against Buyer or any of its Affiliates or the failure (whether willful, intentional, unintentional or otherwise) of the transactions contemplated hereby to be consummated and none of Seller or its Affiliates shall bring or permit any of their respective Affiliates to bring any Proceeding in connection with any such failure of the transactions contemplated hereby to be consummated.
(c)Seller and Buyer acknowledge and agree that the Buyer Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which the Buyer Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be uncertain and incapable of accurate determination.
(d)Seller and Buyer acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Seller would enter into this Agreement.

ARTICLE 10
TAX MATTERS
10.1Filing of Tax Returns; Payment of Taxes.
(a)Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns of or with respect to the Company Group required to be filed after the Closing Date for all Pre-Closing Tax Periods (“Pre-Closing Tax Returns”), and such Pre-Closing Tax Returns are to be prepared and filed in a manner consistent with prior practice with respect to the treatment of specific items thereon (to the extent such treatment is reasonable in the circumstances and not prohibited by applicable Law).
(b)Seller shall deliver to Buyer a substantially final draft of each such Pre-Closing Tax Return for review not less than thirty (30) days prior to the due date thereof (taking into account any extensions) or as promptly following the Closing Date as practicable if the Closing Date occurs within thirty (30) days prior to such due date, together with all working papers relating to its preparation and shall, provided Buyer delivers comments in writing on such Pre-Closing Tax Return by the date that is ten (10) days prior to the due date thereof, take such comments into account in good faith in the Pre-Closing Tax Return that is filed.
(c)Buyer shall cooperate to enable Seller to file (or cause to be filed) any such Pre-Closing Tax Returns, and to the extent required under applicable Law, Buyer will join in the execution of such Pre-Closing Tax Returns.
(d)An election not to have subsection 256(9) of the Canadian Tax Act (and comparable provisions of applicable provincial or territorial Law) apply in respect of the taxation year of any Company Group member ending as a result of the Closing shall be made.
(e)This Section 10.1 is subject to Section 10.5 hereof.
10.2Tax Allocation.
(a)Solely for purposes of determining Estimated Closing Working Capital and Closing Working Capital adjustments pursuant to Section 2.3 and Section 2.4, Seller shall be allocated all Taxes for any Pre-Closing Tax Period and all Taxes attributable to the Pre-Closing Reorganization and Buyer shall be allocated all Taxes attributable to a Buyer Reorganization to the extent not otherwise indemnified by Buyer.
(b)For purposes of determining the allocation in Section 10.2(a), in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that is attributable to the Pre-Closing Tax Period:  in the case of Taxes that are either  based upon or related to income or receipts or  imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be allocated to the period in which the transaction giving rise to such Taxes occurred, provided that the Pre-Closing Reorganization shall be deemed to occur in a Pre-Closing Tax Period; and  in the cases of Taxes that are ad valorem, property or other Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire period.
10.3True-Up. To the extent the actual amount of a Tax with respect to a Straddle Period is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 2.3 and Section 2.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment. To the extent the actual amount of a Tax shown as due on the Tax Return as filed is ultimately determined to be different from the amount (if any) that was taken into account in the Post-Closing Statement as finally determined pursuant to Section 2.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under Section 10.2(a) and this Section 10.3.
10.4Cooperation. Subject to Section 10.5, Buyer shall cooperate fully, as and to the extent reasonably requested by Seller, in connection with the filing of Tax Returns in respect of a Pre-Closing Tax Period of any member of the Company Group. Such cooperation will include the retention and, upon the request of Seller, the provision of records and information that are relevant to any such Tax Return and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to:  at the sole cost and expense of Seller, use Reasonable Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be reasonably requested to mitigate, reduce or eliminate any Tax that could be imposed on Seller, Buyer, or the Company Group (with respect to the transactions contemplated hereby);  retain all books and records with respect to Tax matters pertinent to the members of the Company Group relating to any Pre-Closing Tax Period until the expiration of any applicable reassessment period, and to abide by all record retention agreements entered into with any Governmental Entity and described in Schedule 10.4 of the Seller Disclosure Schedule; and  give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall provide Seller and their authorized representatives with authorized access (for the purpose of examining and copying), at reasonable times and upon reasonable notice, such books and records.
10.5Tax Disclosure. If, at any time, any of the Parties determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the Canadian Tax Act) has determined, that any step or steps in the series of transactions that includes the Transaction should be reported under the reporting requirements under section 237.3 of the Canadian Tax Act, or the notification requirements under section 237.4 of the Canadian Tax Act, or any substantially similar provision of applicable Canadian provincial or territorial laws, including as a result of any future amendments or proposed amendments to such provisions (collectively, the “Disclosure Requirements”), the applicable Party will promptly inform the other Party of its intent, or the advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any Party will file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements (in each case, a “Mandatory Disclosure”), each Party required to file a Mandatory Disclosure (a “Disclosing Party”) shall submit to the other Party a draft of such Mandatory Disclosure at least thirty (30) days before the date on which such Mandatory Disclosure is required by law to be filed, and within fifteen (15) days of receipt such other Parties shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other Party and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with law. Notwithstanding the foregoing, no Party shall be under any obligation to report a transaction that it determines, acting reasonably, not to be subject to a reporting requirement pursuant to the Disclosure Requirements, nor prohibited from reporting a transaction that it determines, acting reasonably, should be disclosed pursuant to the Disclosure Requirements.
10.6Transfer Taxes. In the event any excise, sales, use, stamp, transfer, documentary, filing, recordation, value added or other similar Taxes or fees will be incurred as a result of or with respect to the consummation of the transactions contemplated hereby (excluding, for the avoidance of doubt, any such Taxes incurred as a result of the Pre-Closing Reorganization)

(collectively, “Transfer Taxes”), Buyer will be responsible for one hundred percent (100%) of such Transfer Taxes. Seller and Buyer will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Buyer shall prepare and file all Tax Returns relating to such Transfer Taxes.
10.7Tax Refunds. Any Tax refunds, credits or offsets against Tax of any member of the Company Group for a Pre-Closing Tax Period (excluding any such refunds, credits or offsets that were included as a current asset in the final calculation of Closing Working Capital or that result from the application of Tax attributes after Closing), shall be for the account of Seller. Except to the extent included in the computation of the Closing Working Capital, upon receipt of any such refund after the Closing Date (or upon use of any such credit or offset to reduce cash Taxes otherwise payable), Buyer shall promptly pay (or cause its Subsidiaries or Affiliates or members of the Company Group to promptly pay) to Seller the amount of such refunds, credits or offsets, net of any reasonable third-party expenses incurred in obtaining such refunds, credits or offsets, and any Taxes payable by a member of the Company Group on such refund, credit or offset. Buyer shall, and shall cause its Subsidiaries and Affiliates and the members of the Company Group to, use reasonable best efforts to obtain any such available refunds, credits or offsets. Seller shall repay to Buyer the amount paid over pursuant to this Section 10.7 (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event that Buyer or any of its Affiliates (including the Company Group after the Closing Date) is required to repay such refund, credit or offset to the applicable Tax Authority, provided that Buyer requests such repayment and provides evidence reasonably satisfactory to Seller. Any payments made to Seller under this Section 10.7 shall be a dollar-for-dollar increase in the Purchase Price and any payments made to Buyer under this Section 10.7 shall be a dollar-for-dollar decrease in the Purchase Price. For the avoidance of doubt, the covenants and agreements in this Section 10.7 shall survive Closing.
10.8Tax Proceedings. Subject to the provisions of the Tax Conduct Agreement, within fifteen (15) days after the receipt of written notice from a Tax Authority regarding the commencement of a Tax Proceeding after the Closing Date the outcome of which would reasonably be expected to affect Pre-Closing Tax Liabilities or Flow-Through Taxes of any member of the Company Group for a Pre-Closing Tax Period (and for certainty in either case that do not relate to a “Subject Tax Proceeding” within the meaning of the Tax Conduct Agreement) (a “Tax Contest”), the Party that receives such notice shall provide the other Party with written notice thereof. Buyer shall be entitled to control all Tax Contests; provided that Buyer shall:  keep Seller reasonably informed regarding any developments concerning such Tax Contest (including by providing copies of any material written correspondence in connection therewith); and  allow Seller to participate (at its own cost and expense) in such Tax Contest; and  consult in good faith with Seller before settling or compromising any such Tax Contest.
10.9Certain Tax Actions. Buyer shall not (and shall not cause or permit any of its Affiliates or any member of the Company Group to):  amend or refile any Tax Return of any member of the Company Group for a Pre-Closing Tax Period except as required by applicable Law;  make, revoke or change any Tax election in respect of any member of the Company Group with effect in a Pre-Closing Tax Period, except as required by applicable Law;  make, enter into, file or initiate any discussions with a Tax Authority relating to any voluntary disclosure, agreement or arrangement with any Tax Authority that relates to Taxes for a Pre-Closing Tax Period or a Pre-Closing Tax Return; or  enter into any agreement with a Tax Authority to extend the applicable statute of limitations for the assessment or collection of any Taxes or Tax Returns of any member of the Company Group for any Pre-Closing Tax Period, in each case, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

ARTICLE 11
SURVIVAL; INDEMNIFICATION; REMEDIES
11.1Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, except for the Pre-Closing Reorganization Documents, shall survive the Closing, except:
(a)those covenants and agreements contained herein and therein which by their term expressly  apply in whole or in part after the Closing or  state they survive the Closing, shall survive the Closing until fully performed in accordance with their terms;
(b)Seller Fundamental Representations and Buyer Fundamental Representations and any other rights arising out of any breach of such representations and warranties which shall survive indefinitely;
(c)the indemnification for any Special Indemnity Matter provided by Seller pursuant to Section 11.2(a)(iii) shall survive for the period set forth for such Special Indemnity Matter in Exhibit K; and
(d)Notwithstanding anything to the contrary contained herein,  this Section 11.1 is not intended to limit the survival periods contained in any R&W Policy, which, other than with respect to Seller Fundamental Representations, shall be Buyer’s sole and exclusive recourse (except in the case of Fraud) with respect to any breach or alleged breach by Seller of any representations and warranties of Seller contained in this Agreement or in any instrument delivered pursuant to this Agreement, and which shall contain survival periods that shall control for purposes thereunder and  this Section 11.1 is not intended to limit the rights and remedies of Buyer with respect to Fraud.
11.2Indemnification by Seller.
(a)From and after the Closing, subject to the limitations set forth in Section 11.4 and Section 11.7. Seller shall indemnify, defend and hold Buyer, its Affiliates (including the Company Group) and their respective directors, officers, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of any Losses suffered or incurred by such Buyer Indemnified Parties to the extent based upon, resulting from or related to:
(i)the breach or non-performance of any covenant or agreement made by Seller in this Agreement that survives the Closing;
(ii)a breach or inaccuracy in the Seller Fundamental Representations;
(iii)the Special Indemnity Matters;
(iv)the Seller Retained Assets;
(v)the Pre-Closing Reorganization (other than Losses related to Pre-Closing Tax Liabilities and specifically excluding Liabilities associated with the assets allocated to US NGL Co or remaining in another member of the Company Group in connection with the Pre-Closing Reorganization, and/or Liabilities associated with such assets that are assumed by US NGL Co or that remain in another member of the Company Group in connection with the Pre-Closing Reorganization);

(vi)Seller Retained Employment Liabilities;
(vii)Pre-Closing Tax Liabilities;
(viii)Seller Tax Liabilities; and
(ix)[environmental related matter description redacted].
(b)Subject to the Tax Conduct Agreement, promptly after receipt by Buyer of written notice of the assertion or commencement of any claim with respect to the matters referred to in Section 11.2(a)(viii), Buyer will give written notice describing such claim in reasonable detail in light of the circumstances then known to Buyer to Seller, and thereafter keep Seller reasonably informed with respect thereto.
(c)This Section 11.2 shall survive the Closing.
11.3Indemnification by Buyer.
(a)From and after the Closing, Buyer shall indemnify, defend and hold Seller, its Affiliates (excluding the Company Group) and their respective directors, officers, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any Losses suffered or incurred by such Seller Indemnified Parties to the extent based upon, resulting from or related to:
(i)the breach or non-performance of any covenant or agreement made by Buyer in this Agreement that survives the Closing; and
(ii)a breach or inaccuracy in the Buyer Fundamental Representations.
(b)This Section 11.3 shall survive the Closing.
11.4Limits on Indemnification. Notwithstanding anything to the contrary in this Agreement:
(a)No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, has been reimbursed for such amount under any other provision of this Agreement (including by reason of such amount having been taken into account in the determination of the Post-Closing Statement pursuant to Section 2.4 or by reason of [commercially sensitive matter relating to withholding tax liability redacted]).
(b)NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM AGAINST AN INDEMNIFIED PARTY FOR WHICH SUCH INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

11.5Indemnification Procedures.
(a)Subject to Section 11.2(b), any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (each, a “Claim Notice”). The failure of the Indemnified Party to promptly give a Claim Notice of any Direct Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify the Indemnified Party for the full amount of all Losses related to or resulting therefrom. If any Proceeding is commenced with respect to a Direct Claim, the prevailing Party in such Proceeding shall be entitled to recover from the non-prevailing party the reasonable legal fees (on a solicitor and its own client basis), court costs and other expenses incurred by the prevailing party in connection with such Proceeding in addition to any other relief to which such Party may be entitled.
(b)Subject to Section 11.2(b) and the Tax Conduct Agreement, in the event that any Proceeding shall be instituted or that any claim or demand shall be asserted by any Person who is not a Party or an Affiliate of any Party or a representative of any of the foregoing, against an Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Article 11 (a “Third Party Claim”), subject to Section 11.1, the Indemnified Party shall reasonably promptly cause a Claim Notice regarding any Third Party Claim of which it has knowledge that is covered by this Article 11 to be forwarded to the Indemnifying Party. The failure of an Indemnified Party to reasonably promptly provide a Claim Notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure. The Indemnifying Party shall have fifteen (15) days after its receipt of a Claim Notice to notify the Indemnified Party that the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of such Third Party Claim and any Proceeding resulting therefrom with counsel of its choice (reasonably acceptable to the Indemnified Party) and at its sole cost and expense (a “Third Party Defense”); provided, that the Indemnifying Party shall not have the right to assume the defense of a Third Party Claim to the extent that the principal relief sought by such Third Party Claim is an injunction or equitable relief against the Indemnified Party. If the Indemnifying Party assumes the Third Party Defense in accordance herewith, the Indemnified Party may retain separate co-counsel (the costs for which the Indemnified Party will not be entitled to indemnification, unless  the named parties to such Proceeding (including any impleaded parties) include the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would not be permitted under applicable standards of professional conduct or such Indemnified Party shall have been advised by its outside counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party, or if available to such Indemnifying Party, the assertion of which would be adverse to or in conflict with the interests of the Indemnifying Party, or  if so requested to participate by Indemnifying Party, and then in each such case, the fees, costs and expenses of such counsel shall be indemnifiable amounts hereunder) and participate in the defense of the Third Party Claim but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnifying Party does not assume the Third Party Defense within such fifteen (15) day period, or the Indemnifying Party is not entitled to assume the Third Party Defense in accordance herewith, the Indemnified Party will be entitled to conduct and control the Third Party Defense, and such fees and costs shall be indemnifiable Losses hereunder; provided, that  the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnified Party shall control the investigation, defense and settlement, subject to the provisions herein; and  the Indemnifying Party shall cooperate in good faith in such defense. Notwithstanding anything in this Section 11.5(b) to the contrary, the Indemnified Party shall not, without the written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), (y) settle or compromise any Third Party Claim, or (z) permit a default or consent to entry of any judgment, in each case of clause (y) or (z), unless the claimant provides to the Indemnifying Party a release in respect of the Third Party Claim. The Indemnifying Party may  settle or compromise any Third Party Claim or  permit a default or consent to entry of any judgment, in each case, provided, that such settlement, default or judgment is solely for money damages that the Indemnifying Party has agreed in writing to pay and the Indemnified Party and its Affiliates are fully released for any claims relating thereto.
(c)After any final decision, judgment or award been rendered by a Governmental Entity of competent jurisdiction or Tax Authority, or a settlement shall have been entered into, or the Indemnified Party and the Indemnifying Party shall have entered into a mutually binding agreement with respect to a claim hereunder, or the Indemnifying Party fails to object to a Direct Claim in the time provided above, then the Indemnifying Party shall pay, or cause to be paid, to the Indemnified Party any sums due and owing pursuant to this Agreement with respect to such matter.
11.6Calculation of Losses. Notwithstanding anything in this Agreement to the contrary:
(a)The amount of any Losses for which indemnification is provided under this Article 11 shall be net of any amounts actually recovered by the Indemnified Party under other sources of indemnification, insurance policies, [commercially sensitive matter regarding withholding tax liability redacted] or otherwise with respect to such Losses (net of any Tax or costs or expenses incurred in connection with such recovery); provided, that there shall be no obligation to seek recovery from such sources. The Indemnified Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement to the extent such amount is subsequently actually received by the Indemnified Party from any Person other than the Indemnifying Party (net of any Tax or costs or expenses incurred in connection with such recovery).
(b)Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability for any Loss to the extent such Loss is actually taken into account and specifically included in the adjustment to the Base Purchase Price as provided in Section 2.3 and Section 2.4.
(c)For purposes of this Article 11, any inaccuracy in, breach or failure to be true and correct of any representation or warranty and the calculation of any Losses in connection therewith, shall be determined without regard to any “materiality,” “Material Adverse Effect,” or other similar qualification or exception contained in or otherwise applicable to such representation or warranty; provided, that any dollar thresholds contained in such representation or warranty covenant shall not be ignored for purposes of determining any such inaccuracy or breach.

11.7Sources of Recovery.
(a)Where a Buyer Indemnified Party is entitled to Losses hereunder, those Losses will be satisfied from the following sources in the following order:
(i)In the case of Losses relating to amounts that constitute Pre-Closing Tax Liabilities in respect of which a claim would be available under the R&W Policy, Buyer shall make a claim under the R&W Policy and shall recover as follows:
(A)first, to the extent such Losses are properly recoverable under Section 11.2(a)(vii), by direct recovery from Seller, in an amount equal to no more than the aggregate amount of the uneroded retention under the R&W Policy (at any given time, the “Remaining Retention”) as of the time of the applicable Loss (but only to the extent the Remaining Retention is actually eroded as a result of the payment of proceeds to Buyer under the R&W Policy resulting from such Loss), which in no event shall exceed [dollar amount redacted] (or, following the date that is [term redacted] after the Closing, [dollar amount redacted]) (as applicable, the “Initial Retention”);
(B)second, from the coverage provided under the R&W Policy, up to a cap equal to the lesser of [dollar amount redacted] and the amount of the coverage available under the R&W Policy at the time the Loss resulting from the Pre-Closing Tax Liability arises; and
(C)third, to the extent such Losses are properly recoverable under Section 11.2(a)(vii), by direct recovery from Seller;
(D)provided, however, that if, with respect to any claim Buyer has made as provided herein under the R&W Policy related to amounts that constitute Pre-Closing Tax Liabilities, (1) any Tax Authority requires a payment by Buyer or any member of the Company Group of any amounts in respect of such Pre-Closing Tax Liabilities and (2) such payment to the Tax Authority must be made prior to Buyer’s expected receipt of amounts in respect of its claim under the R&W Policy, then (x) upon notice from Buyer, Seller shall promptly, and in any event not later than five (5) Business Days after such notice, advance to Buyer the payment that must be made to such Tax Authority and (y) upon receipt of any amount in respect of its claim under the R&W Policy, Buyer shall promptly remit to Seller a repayment of the advance from Seller equal to the lesser of the amount received by Buyer in respect of its claim under the R&W Policy and the amount advanced by Seller pursuant to clause (x) hereof for payment to such Tax Authority.
(ii)In the case of Losses relating to a breach or inaccuracy of a Seller Fundamental Representation, Buyer shall make a claim under the R&W Policy and shall recover as follows:
(A)first, from the coverage available under the R&W Policy at the time of the Loss;
(B)second, by direct recovery from Seller, in an amount equal to no more than the Remaining Retention as of the time of the applicable Loss (but only to the extent the Remaining Retention is actually eroded as a result of the payment of proceeds to Buyer under the R&W Policy resulting from such

Loss as contemplated by clause (A) above), which in no event shall exceed the Initial Retention; and
(C)third, by direct recovery from Seller, up to a cap equal to the Purchase Price less the sum of (x) the amount paid to Buyer pursuant to the R&W Policy in respect of the breach of inaccuracy of the Seller Fundamental Representation and (y) the amount of the retention under the R&W Policy.
(iii)In the case of Losses in respect of Fraud, Buyer shall make a claim under the R&W Policy and shall recover as follows:
(A)first, from the coverage available under the R&W Policy at the time of the Loss;
(B)second, by direct recovery from Seller, in an amount equal to no more than the Remaining Retention as of the time of the applicable Loss (but only to the extent the Remaining Retention is actually eroded as a result of the payment of proceeds to Buyer under the R&W Policy resulting from such Loss as contemplated by clause (A) above), which in no event shall exceed the Initial Retention; and
(C)third, by direct recovery from Seller.
(iv)In the case of any other Losses, other than a Loss covered by Section 11.7(b), from the coverage available under the R&W Policy.
(b)Notwithstanding Section 11.7(a) solely with respect to Special Indemnity Matters, Seller Retained Assets, the Pre-Closing Reorganization, Seller Retained Employment Liabilities or Seller Tax Liabilities, Pre-Closing Tax Liabilities for which no claim is available under the R&W Policy or [environmental related matter description redacted], Buyer shall be entitled to claim direct recovery of Losses from Seller and shall not be required to make any claim or seek any recovery under the R&W Policy; provided that any Losses claimed by Buyer relating to the [environmental related matter description redacted] shall be subject to a cap equal to [dollar amount redacted].
11.8Treatment of Payments. Any indemnification payments (other than any indemnification in respect of Taxes arising as a result of the application of section 116 of the Canadian Tax Act) made pursuant to Article 11 shall be treated as adjustments to the Purchase Price, to the extent permitted by applicable Law.
11.9Limit on Remedies. Other than as set forth in Section 11.2 (taking into account Section 11.7), neither Seller nor any other Seller Party shall have any liability with respect to any representation, warranty, covenant, or agreement given or to be performed by it from and after the time that such representation, warranty, covenant, or agreement ceases to survive hereunder; provided, that the foregoing shall not limit any claim by Buyer under the R&W Policy or any claim of Fraud against Seller. Subject to the proviso in the immediately preceding sentence, other than as set forth in Section 11.2 (taking into account Section 11.7), Buyer hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any Person in connection with the foregoing) any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against Seller or any other Seller Party in connection with any Losses incurred, arising out of or relating to any such claims or proceedings in accordance with this Agreement, and all such remedies available at Law (including Environmental Laws) or in equity, in tort, contract or otherwise are hereby waived, released and discharged by Buyer. If the amounts available under the R&W Policy are insufficient to pay

Buyer or its Affiliates (or any other insured under the R&W Policy) any amounts owed to such Person in respect of any breaches or inaccuracies of any representation, except as provided in Section 11.2 or in the case of a claim against Seller for Fraud, none of Buyer, its Affiliates or any other Person shall be entitled to collect any remaining amounts not satisfied from the R&W Policy from any Seller nor any other Seller Party, and no such Person shall have any liability for such deficiency or shortfall. Notwithstanding anything in this Section 11.9 to the contrary, this Section 11.9 shall not limit the rights of the Parties, if any, to seek specific performance or injunctive relief.
ARTICLE 12
MISCELLANEOUS
12.1Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either Party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if  delivered personally,  transmitted by first class registered or certified mail, postage prepaid, return receipt requested,  delivered by prepaid overnight courier service or  delivered by e-mail of a PDF document, in each case, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):
If to Buyer:
Keyera Corp.
Suite 200, The Ampersand West Tower
144 4th Avenue SW
Calgary, Alberta T2P 3N4
Attention:     [name redacted]
Email:        [email redacted]
with copies (which shall not constitute notice) to:
Norton Rose Fulbright Canada LLP
Suite 3700, 400 3rd Avenue SW
Calgary, Alberta T2P 4H2
Attention:     [name redacted]
Email:        [email redacted]
If to Seller:
Plains Midstream Luxembourg S.à r.l.
28, Boulevard F.W. Raiffeisen,
L-2411 Luxembourg
Attention:    [name redacted]
Email:        [email redacted]

with copies (which shall not constitute notice) to:
Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention:    [name redacted]
Email:    [email redacted]
Vinson & Elkins LLP
Texas Tower
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention:    [name redacted]
Email:        [email redacted]
and:
Bennett Jones LLP
4500 Bankers Hall East
855 2nd Street SW
Calgary, Alberta
T2P 4K7
Attention:    [named redacted]
Email:        [email redacted]
Notices shall be effective  if delivered personally or sent by courier service, upon actual receipt by the intended recipient,  if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor or  on the date sent by e-mail, if sent during normal business hours of the recipient, or on the next Business Day, if sent after normal business hours of the recipient.
12.2Entire Agreement. This Agreement, together with the Exhibits, the Attachments, the other Transaction Documents, and the Confidentiality Agreement and the Clean Team Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.
12.3Amendment and Waiver.
(a)This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties.
(b)Either Party may  waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or  waive compliance by the other Party with any of such other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
12.4Binding Effect; Assignment; No Third Party Benefit.
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.
(b)Neither this Agreement nor any of the rights, interests, or obligations hereunder may otherwise be assigned by either Party without the prior written consent of the other Party, provided that Buyer may, without consent from but upon giving written notice to Seller, at any time on or prior to the Closing, assign its rights and obligations under this Agreement to an Affiliate subject to the following conditions:
(i)the assignee becomes jointly and severally liable with Buyer, as a principal and not as a surety, with respect to all of the representations, warranties, covenants, indemnities and agreements of Buyer in this Agreement; and
(ii)the assignee and Buyer execute and deliver to Seller an agreement confirming (A) the assignment, (B) the assumption by the assignee of all obligations of Buyer under this Agreement, and (C) that Buyer continues to be bound by the provisions of this Agreement.
(c)Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties (and the Persons specified in Section 6.5 and Section 6.24 to the extent set forth therein), and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
12.5Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect. Upon any determination that any provision in this Agreement is unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent (including economic entitlements) of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.
12.6Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta (without regard to the conflict of Laws principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined in the Court of King’s Bench of Alberta situated in the City of Calgary, and each of the Parties irrevocably submits to the jurisdiction of such courts. The Parties agree not to contest such jurisdiction or seek to transfer any legal action or proceeding to any other jurisdiction on the grounds of inconvenient forum or otherwise; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside Canada by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(b)To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably  waives such immunity in respect of its obligations with respect to this Agreement and  submits to the personal jurisdiction of the court described in Section 12.6(a).
(c)THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.
12.7Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article 9) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.
12.8Time of the Essence. Time is of the essence in the performance of each and every term, condition, and covenant contained in this Agreement.
12.9Further Assurances. From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.
12.10Disclosure Schedules. Certain information set forth in the Seller Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement. The Seller Disclosure Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, such heading sections are not to be used to interpret or construe any provision of this Agreement or the Seller Disclosure Schedules and any matter disclosed on any section of such schedules will be deemed to be disclosed on any other sections or schedules of the Seller Disclosure Schedules to which such matter’s relevance is reasonably apparent on the face of such disclosure even if such other section or schedule indicates thereon that there are no other disclosures made or required to be made in such section or on such schedule relating to the particular section of the Agreement that makes reference to such schedule or section.
12.11Counterparts and Electronic Signatures. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts may be executed by electronic means (including by electronic signature) and delivered by e-mail or other means of electronic transmission, and such execution and delivery shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
12.12Non-Recourse. Each Transaction Document shall be enforceable only against, and any Proceeding based upon, arising under, out of or in connection with or related in any manner to a Transaction Document, or the transactions contemplated by the Transaction Documents shall be brought only against the parties signatory thereto, and then only with respect to the specific obligations set forth therein that are applicable to such party. No Person that is not a party to the applicable Transaction Document, including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the transactions contemplated by the Transaction Documents, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Law, each party hereby  waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates,  waives and releases any and all claims, causes of action, rights, remedies, demands or Proceedings that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and  disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement hereto. Nothing in this Section 12.12 is intended to, or shall, limit the guarantees provided by Seller Parent with respect to the specified obligations of Seller as expressly set forth in the Seller Parent Guarantee.
12.13Legal Representation. Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that  Vinson & Elkins L.L.P.,  Bennett Jones LLP, (c) Felesky Flynn LLP, (d) Arendt & Medernach SA and (e) Latham & Watkins LLP (collectively, “Seller’s Counsel”) has acted as counsel for Seller, the Company Group and their respective Affiliates in the past and that such Persons reasonably anticipate that Seller’s Counsel will continue to represent them in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates, expressly consents to  the representation by Seller’s Counsel of Seller, the Company Group and their respective Affiliates in any post-Closing matter in which the interests of Buyer or its Affiliates, on the one hand, and Seller, the Company Group or their respective Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by the Transaction Documents or any disagreement or dispute relating hereto, and whether or not such matter is one in which Seller’s Counsel may have previously advised such Persons and  the disclosure by Seller’s Counsel to Seller, the Company Group or their respective Affiliates of any information learned by Seller’s Counsel in the course of its representation of such Persons, whether or not such information is subject to solicitor-client privilege or Seller’s Counsel’s duty of confidentiality. Furthermore, subject to Section 12.14, Buyer, on behalf of itself and its Affiliates, irrevocably waives any right it or its Affiliates may have to discover or obtain information or documentation relating to the representation of Seller or its Affiliates (other than the Company Group) by Seller’s Counsel in connection with the transactions contemplated by the Transaction

Documents, to the extent that such information or documentation was privileged as to Seller or its Affiliates (other than the Company Group). Buyer, on behalf of itself and its Affiliates, further covenants and agrees that each shall not assert any claim against Seller’s Counsel in respect of legal services provided to Seller, the Company Group or their respective Affiliates by Seller’s Counsel in connection with this Agreement or the transactions contemplated by the Transaction Documents.
12.14Privileged Communications.
(a)As to all communications among Seller’s Counsel or Seller’s in-house counsel, on the one hand, and Seller, any member of the Company Group or Subsidiary thereof, or any of their respective Affiliates or Representatives, on the other hand, that relate in any way to the transactions contemplated by the Transaction Documents and that constitute attorney-client privileged communications or are otherwise privileged under Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to Seller, may be controlled by Seller and shall not pass to or be claimed by Buyer, any member of the Company Group or any Subsidiary or Affiliate thereof; provided, however, that with respect to any Privileged Communications that  are related to the Business, Facilities, Pipelines or any other assets, Liabilities, Losses, Proceedings or other matters associated with any member of the Company Group and  are  only tangentially related to the transactions contemplated by the Transaction Documents, or  reasonably necessary for or material to the prosecution, defence or resolution by any member of the Company Group of any Third Party dispute or claim (collectively, the “Excluded Communications”), the privilege and the expectation of client confidence belongs to the applicable member of the Company Group, may be controlled by such member of the Company Group and shall pass to and may be claimed by Buyer or any member of the Company Group.
(b)The Privileged Communications (other than the Excluded Communications) are Seller’s property, and from and after the Closing Date, none of Buyer, the members of the Company Group or any of their respective Subsidiaries or Affiliates, nor any Person purporting to act on behalf of Buyer, any member of the Company Group or any of their respective Subsidiaries or Affiliates, shall seek to obtain any such Privileged Communications, whether by seeking a waiver of the privilege or through other means.
(c)As to any such Privileged Communications prior to the Closing Date, none of Buyer, the members of the Company Group or any of their respective Subsidiaries, Affiliates, successors or assigns may disclose, use or rely on in any way any of such Privileged Communications after the Closing; provided, however, that the foregoing sentence shall not restrict the ability of Buyer, the members of the Company Group or any of their respective Subsidiaries or Affiliates to challenge the fact that any communication constitutes a Privileged Communication (other than as a result of Buyer becoming the owner of the Purchased Shares).
(d)Seller and its Affiliates may use any such Privileged Communications in connection with any dispute that relates in any way to the transactions contemplated by the Transaction Documents; provided, however, that in the event a dispute arises between Buyer or the Company Group, on the one hand, and a third Person (other than Seller or its Affiliates) after the Closing, the members of the Company Group and their respective Subsidiaries may assert the privilege to prevent disclosure of any such Privileged Communications to such third Person; provided further that the members of the Company Group and their respective Subsidiaries shall not, unless required by Law, waive such privilege without Seller’s prior written consent.
12.15Liability of Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties to this Agreement on behalf of itself, its Affiliates and their respective directors, officers, employees, controlling persons, agents or other representatives, hereby:
(a)agrees, without limiting Buyer’s rights and remedies against the Financing Sources under any Financing Documents, that:
(i)no Financing Source will have any obligation or liability (whether in contract or in tort, in law or in equity or otherwise) to Seller or any of its Affiliates relating to or arising out of this Agreement, the Transaction, the Financings or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;
(ii)none of Seller or its Affiliates shall  have any rights or claims (and hereby waives any rights or claims) against any of the Financing Sources and each of their respective Affiliates and their and their respective Affiliates’ respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and each of their respective directors, officers, agents, accountants, attorneys, investment bankers, advisors, environmental consultants and other authorized representatives (collectively, the “Financing Source Parties”) in connection with this Agreement, the Transaction or the Financings, whether at law or equity, in contract, in tort or otherwise or  commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist or support) any demand, charge, claim, action, suit, notice of violation, investigation, arbitration, hearing or proceeding (whether at law or in equity, in contract, in tort or otherwise) against any Financing Source Party in connection with this Agreement, the Transaction or the Financings; and
(iii)this Agreement may only be enforced against, and any claim, action or other proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as the Parties to this Agreement;
(b)agrees that the Financing Sources are express third-party beneficiaries of this Section 12.15 and shall be entitled to rely on and enforce this Section 12.15; and
(c)agrees that no amendment or waiver of this Section 12.15 (or the definitions used herein) shall be effective to the extent such amendment or waiver is adverse to the Financing Sources without the prior written consent of the Financing Sources.
12.16Wrong Pocket. If, following the Closing, any Party becomes aware that any asset or property (a) of the Company Group (after giving effect to the Pre-Closing Reorganization) is held or otherwise possessed, directly or indirectly by Seller, or (b) of Seller (after giving effect to the Pre-Closing Reorganization) is held or otherwise possessed by the Company Group (each, a “Wrong Pocket Asset”), the Buyer, Seller or its respective Affiliates, as applicable, that hold such Wrong Pocket Asset shall promptly notify the other in writing and the Parties shall cooperate as soon as reasonably practicable to ensure that such Wrong Pocket Asset is transferred to the applicable Party, with appropriate adjustments to the Purchase Price for any consideration for the Wrong Pocket Asset to ensure that there is no net payment of any further consideration by the Party to whom the Wrong Pocket Asset is being directly or indirectly transferred.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the Execution Date.
SELLER:

PLAINS MIDSTREAM LUXEMBOURG S.À R.L
By:	(signed) [name redacted]
Name:	[Name redacted]
Title:	[Title redacted]____________________

By:	(signed) [name redacted]
Name:	[Name redacted]
Title:	[Title redacted]_________________

Signature Page to Share Purchase Agreement

BUYER:

KEYERA CORP.
By:	(signed) [name redacted]
Name:	[Name redacted]
Title:	[Title redacted]
Signature Page to Share Purchase Agreement

EXHIBIT A

DEFINITIONS
“AACE Guidelines” means the applicable guidelines of the “Association for the Advancement of Cost Engineering” in effect as at the date hereof.
“Accounting Principles” means the accounting principles set out in Exhibit J.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that no member of the general partner of Plains GP Holdings, L.P. (“PAGP”), other than PAGP, shall be considered an Affiliate of Seller for purposes of this Agreement and notwithstanding clause 0 immediately above, the various members of the general partner of PAGP will be deemed Affiliates of Seller for the purposes of Section 12.12 to the extent this definition of Affiliate would otherwise apply to such members of PAGP in the absence of clause 0 immediately above. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, the Company and other members of the Company Group shall be Affiliates of Seller prior to the Closing and Affiliates of Buyer from and after the Closing.
“Agreement” means this Share Purchase Agreement, as the same may be amended or supplemented from time to time.
“AML Laws” means the Money Laundering Control Act of 1986, the USA PATRIOT Act, the Bank Secrecy Act, the Proceeds of Crime (Money Laundering) and Terrorist Finance Act (Canada), Part XII.2 of the Criminal Code (Canada), and any similar Laws related to terrorist financing or money laundering of the United States, Canada or other jurisdiction applicable in respect of the transactions contemplated hereby and by the other Transaction Documents.
“Anti-Corruption Laws” means all Laws of any applicable jurisdiction concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, the Criminal Code (Canada), the Canada Corruption of Foreign Public Officials Act and any rules or regulations promulgated thereunder or other Laws of other jurisdictions applicable in respect of the transactions contemplated hereby implementing the OECD Convention on Combating Bribery of Foreign Officials.
“ARC” means an advance ruling certificate under section 102 of the Canada Competition Act.
“Assignment of Purchased Shares” has the meaning set forth in Section 8.2(b).
“Aurora” means Aurora Pipeline Company Ltd., an Alberta corporation.
“Available Company Employees” has the meaning set forth in Section 6.9(a).
“Available U.S. Employees” has the meaning set forth in Section 6.9(a).
“Base Purchase Price” has the meaning set forth in Section 2.2.
“BCBCA” means the Business Corporations Act (British Columbia), SBC 2002, c. 57.

“Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation, fringe benefits or other benefits and including “employee benefit plans,” as defined in Section 3(3) of ERISA.
“Burdensome Condition” means any action, restriction or other remedy (i) that involves Divestiture of any business, assets or properties of Buyer or its Affiliates, or of the Company Group, or (ii) with respect to the businesses, assets or properties of Buyer or its Affiliates, or of the Company Group that would reasonably be expected to materially interfere with the operation or the profitability of the business of Buyer or its Affiliates, or the Business, respectively, taken as a whole.
“Business” means the natural gas liquids business conducted by the Company Group after taking into consideration the Pre-Closing Reorganization.
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in either Houston, Texas or Calgary, Alberta are authorized or obligated by Law to close.
“Business Employee” means each employee of any member of the Company Group and the Available U.S. Employees, in each case whose duties and functions relate primarily to the Business, as determined by Seller in good faith, whether actively at work or not, which employees shall be outlined in the Employee List.
“Business Permits” has the meaning set forth in Section 4.12.
“Butane Supply Agreement” has the meaning set forth in Section 8.2(m).
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Employer” has the meaning set forth in Section 6.9(d).
“Buyer Fundamental Representations” means the representations of Buyer set forth in Section 5.1, Section 5.2(a), Section 5.7, Section 5.8, Section 5.9 and Section 5.10.
“Buyer Indemnified Parties” has the meaning set forth in Section 11.2(a).
“Buyer Party” has the meaning set forth in Section 6.24(a).
“Buyer Reorganization” has the meaning set forth in Section 6.21(a).
“Buyer Retirement Plan” has the meaning set forth in Section 6.9(e)(viii).
“Buyer Termination Fee” has the meaning set forth in Section 9.3(a).
“Buyer’s Knowledge” means the actual knowledge of the following Persons: Jeff DeGusti, General Manager, Treasury & Risk, Jarrod Beztilny, Senior Vice President, Operations and Engineering, Martin Buller, Vice President, Corporate Development, and Alex Kuijper, Director, Corporate Development.
[Definition redacted – only used in other redacted provisions]

“Canada Competition Act” means the Competition Act, R.S.C., 1985, c. C-34.
“Canada Transportation Act” means the Canada Transportation Act, S.C. 1996, c. 10.
“Canadian Tax Act” means the Income Tax Act (Canada).
“Canadian Tax Proceedings” means the items described in Schedule 4.14(f) of the Seller Disclosure Schedules.
[Definition redacted – only used in other redacted provisions]
“Capex Adjustment Amount” means the aggregate amount of capital expenditures actually incurred and paid for by the Company Group during the period from and after the Execution Date up to but not including the month in which Closing occurs in respect of the Capital Projects and the maintenance capital program provided for in the Capex Forecast less the aggregate amount of capital expenditures set forth in the Capex Forecast for the Capital Projects and such maintenance capital program during the period from and after the Execution Date up to but not including the month in which Closing occurs (which amount may be a positive or negative number).
“Capex Forecast” means the monthly capital expenditure forecast for the period beginning June 2025 and ending on June 2026 with respect to each Capital Project and the Company Group’s maintenance capital program, as set forth in Exhibit O (Capital Forecast).
“Capital Project” means each project for which a capital expenditure forecast is provided in the Capex Forecast, including [definitions redacted – only used in other redacted provisions].
“CBA” has the meaning set forth in Section 4.19(a).
“Certificate Limit” has the meaning set forth in Section 2.6(a).
“Claim Notice” has the meaning set forth in Section 11.5(a).
[Definition redacted – only used in other redacted provisions]
“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated as of [date redacted], by [parties redacted].
“Closing” has the meaning set forth in Section 8.1.
“Closing Date” has the meaning set forth in Section 8.1.
“Closing Operating NGL Inventory Adjustment Amount” means the amount (which may be a positive or negative number) of the difference in value between the Closing Operating NGL Inventory Volume and the Target Operating NGL Inventory Volume, as determined in accordance with the Inventory Valuation Methodology.
“Closing Operating NGL Inventory Volume” means the Operating NGL Inventory as of the Closing, as determined in accordance with the Inventory Valuation Methodology, without giving effect to the transactions contemplated hereby and by the other Transaction Documents.
“Closing Payment” has the meaning set forth in Section 2.3.

“Closing Working Capital” means Working Capital as at the Measurement Time, determined in accordance with the Accounting Principles.
[Definition redacted – only used in other redacted provisions]
“Collection Costs” has the meaning set forth in Section 9.3(b).
“Collection Period” has the meaning set forth in Section 2.4(f).
“Commissioner” means the Commissioner of Competition appointed under section 7(1) of the Canada Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition.
“Company” has the meaning set forth in the recitals of this Agreement.
“Company Benefit Plan” means a Benefit Plan that the Company Group  is the sponsor of or participates in or  has material Liability or obligations relating to, whether fixed or contingent.
“Company Contractor” means any consultant, independent contractor and dependent contractor whose duties and functions relate primarily to the Business, determined as of the date of this Agreement, whether actively at work or not.
“Company Group” has the meaning set forth in the recitals of this Agreement.
“Company Group Permits” has the meaning set forth in Section 4.12.
“Company Indemnitees” has the meaning set forth in Section 6.5(a).
“Company Released Party” has the meaning set forth in Section 6.24(a).
“Competition Act Approval” means that, with respect to the transactions contemplated by this Agreement, one of the following shall have occurred:
(a)Both of  the relevant waiting period under section 123 of the Canada Competition Act shall have expired or been terminated by the Commissioner or the notification requirement shall have been waived pursuant to section 113(c) of the Canada Competition Act; and, unless waived in writing by Buyer at its sole discretion,  the Commissioner shall have issued a No-Action Letter.
(b)The Commissioner shall have issued an ARC.
“Confidentiality Agreement” means the Confidentiality Agreement dated [date redacted], between [parties redacted], as amended.
“Confidentiality Agreements Termination” has the meaning set forth in Section 8.2(h).
“Continuing Non-Union Employees” has the meaning set forth in Section 6.9(d)(iv).
“Contract” means any oral or written contract, agreement, commitment, undertaking, lease, license, instrument, evidence of indebtedness, indenture, letter of credit, security agreement or other written and legally binding arrangement or commitment.

“Corporate IT” means the information technology systems used in the Business, including computers, servers, mainframes, communications systems, cloud-based services and other computer-based systems and all other software (other than off-the-shelf software) and hardware used in connection therewith, whether owned or licensed.
“CRA” means the Canada Revenue Agency.
“Credit Support” means the granting of any security interest, or any guarantee, letter of credit, surety or performance bond, or any other similar agreement or arrangement (including any security or collateral furnished in connection therewith).
“Creditors’ Rights” has the meaning set forth in Section 3.2(b).
“Crude Employees” has the meaning set forth in Section 6.9(c).
“Crude Oil Business” has the meaning set forth on Exhibit I.
“CrudeCo” has the meaning set forth in the recitals of this Agreement.
“CTA Approval” means that:  the Minister of Transport referred to in the Canada Transportation Act shall, pursuant to section 53.1 of the Canada Transportation Act, have been notified of the transactions contemplated by this Agreement and shall have given notice to Buyer that she is of the opinion that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation; or  if the Minister of Transport is of the opinion that the transactions contemplated by this Agreement raise issues with respect to the public interest as it relates to national transportation, the Governor-in-Council shall have approved the transactions contemplated by this Agreement on terms and conditions acceptable to Buyer.
“Data Room” means the electronic data room established by SmartRoom on behalf of Seller and to which Buyer and its representatives have had access in connection with the evaluation of the transactions contemplated by this Agreement.
“Debt Commitment Letter” means, collectively, the executed debt commitment letter as in effect on the Execution Date and delivered to Seller and related term sheets and fee letters to provide the bridge loan or other credit facility financing to Buyer, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.
“Debt Financing Documents” means, collectively, any engagement letters and any agency, dealer and/or underwriting agreements between Buyer and any agents, dealers, underwriters or lenders providing for any public or private offering of any debt securities of Buyer, including without limitation medium term notes, hybrid notes or other notes or similar securities.
[Definition redacted – only used in other redacted provisions]
“Direct Claim” has the meaning set forth in Section 11.5(a).
“Disabling Code” means any clock, timer, counter, “back door”, “trap door”, “drop dead device”, “time bomb”, “logic bomb” “Trojan horse”, “virus”, “worm”, “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code, design, routine or instruction designed or intended to have, or capable of performing or facilitating, any of: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.
“Disclosing Party” has the meaning set forth in Section 10.5.
“Disclosure Requirements” has the meaning set forth in Section 10.5.
“Disputed Amount” has the meaning set forth in Section 2.4(c).
“Divestiture” means any divestiture or disposition, including by way of sale, sale of an undivided interest, license, sale of capacity or similar arrangement resulting in the loss of use or economic benefit, of any asset, business, or property for a period of [term redacted].
“Draft Allocation” has the meaning set forth in Section 2.5(b).
“Employee List” has the meaning set forth in Section 6.9(a).
“Encumbrance” means any lien, charge, pledge, option, title defect or deficiency in title, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition or otherwise), easement, or other encumbrance of any type or description, whether imposed by Law, agreement or otherwise.
“Environment” means the natural components of the earth and includes:  air, land and water;  all layers of the atmosphere;  all organic and inorganic matter and living organisms; and  the interacting natural systems that include components referred to in clauses 0 to 0 of this definition.
“Environmental Laws” means all applicable Laws, in force or existence, relating to the protection and preservation of the Environment, occupational health and safety (to the extent related to exposure to Hazardous Materials), or the handling, storage, discharge, Release or transportation of Hazardous Materials.
“Environmental Permits” has the meaning set forth in Section 4.12.
“Equity Financing Documents” means, collectively, any engagement letters, bought deal letters, and any agency, dealer and/or underwriting agreements between Buyer and any agents, dealers or underwriters providing for any public or private offering of any equity securities of Buyer, including without limitation shares, subscription receipts or units consisting of two or more types of securities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Capex Adjustment Amount” has the meaning set forth in Section 2.3.
“Estimated Closing Operating NGL Inventory Adjustment Amount” has the meaning set forth in Section 2.3.
“Estimated Closing Operating NGL Inventory Volume” has the meaning set forth in Section 2.3.
“Estimated Closing Working Capital” has the meaning set forth in Section 2.3.

“Excluded Actions” has the meaning set forth in Section 6.5(b).
“Excluded Communications” has the meaning set forth in Section 12.14(a).
“Excluded Records” has the meaning set forth in Section 6.3.
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Extension Period” has the meaning set forth in Section 9.1(c).
“Facilities” means the natural gas liquids facilities, other facilities and associated infrastructure set forth and described in Schedule 4.17 of the Seller Disclosure Schedules.
[Definition redacted – only used in other redacted provisions]
“Fee Owned Real Property” has the meaning set forth in Section 4.16(b).
“Final Allocation” has the meaning set forth in Section 2.5(b).
“Final Capex Adjustment” means the statement setting forth the Capex Adjustment Amount that is final and binding on Seller and Buyer, as determined pursuant to Section 6.2.
“Financial Guarantees” has the meaning set forth in Section 6.15.
“Financial Periods” means each fiscal quarter (other than the fourth fiscal quarter) of the Company and each fiscal year of the Company.
“Financial Statement Date” means March 31, 2025.
“Financial Statements” means the audited consolidated carve out financial statements as at and for the year ended December 31, 2024, including the auditors’ report and notes in respect thereof, the unaudited consolidated carve out financial statements as at and for the three (3) months ended March 31, 2025 and March 31, 2024 and the year ended December 31, 2023, together with such additional unaudited consolidated interim carve out financial statements and audited consolidated carve out financial statements prepared and delivered pursuant to Section 6.20(a)(iii).
“Financing Documents” means, collectively, the Debt Commitment Letter, the Debt Financing Documents and the Equity Financing Documents.
“Financing Materials” has the meaning set forth in Section 6.20(a)(ii).
“Financing Source Parties” has the meaning set forth in Section 12.15(a)(ii).
“Financing Sources” means the agents, arrangers, dealers, lenders, underwriters and other Persons that have committed or been engaged to provide or arrange (including through soliciting purchasers of, or otherwise placing, debt or equity securities), or otherwise entered into agreements in connection with all or any part of, the Financings, including the parties to the Financing Documents, any joinder or counterpart agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Financings” means, collectively, any debt or equity financing the proceeds of which are intended to be used, all or in part, in connection with the Transaction, including without limitation  any financing pursuant to the Debt Commitment Letter and  any public or private offering of debt or equity securities of Buyer or any of its Affiliates pursuant to the Debt Financing Documents and the Equity Financing Documents, respectively.
“Flow-Through Taxes” means U.S. federal income Taxes and any other Taxes determined on a flow-through basis (i.e., reported at the entity level but with respect to which the direct or indirect owners of the entity must report the income or taxable item or are otherwise required to pay a Tax and report on their respective Tax Returns).
“Frac Spread Hedge Agreement” has the meaning set forth in Section 8.2(o).
“Fraud” means, with respect to a Party regarding the representations and warranties of such Party made in this Agreement or any certificates delivered pursuant to this Agreement, that such representation, warranty or certification was (i) known by such Party to be false when made, (ii) made with intent to deceive and mislead such other Party, and (iii) relied upon by the other Party in entering into this Agreement (without regard to the acknowledgement of reliance in the introduction to Article 3 or Article 4), which reliance caused the other Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud or any tort based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent or approval of, any Governmental Entity.
“Governmental Entity” means any:  court, agency, bureau or tribunal in any jurisdiction (domestic or foreign);  any federal, provincial, state, municipal, local, foreign or other government or governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body;  subdivision or authority of any of the foregoing; or  quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.
“Hazardous Material” means  waste, chemical, material, element, compound, contaminant or other substance that is listed as classified, designated, regulated or defined, under any Environmental Law (now or hereinafter in effect), as hazardous, toxic, radioactive, a pollutant, a contaminant or words of similar import; and  any petroleum, petroleum product or byproduct, petroleum derivatives, natural gas or any natural gas-derived substances, wastes or breakdown products, natural gas liquids and by-products, asbestos, urea formaldehyde and polychlorinated biphenyls.
“Hedge Contract” means any swap transaction, option, swaption, warrant, forward purchase or sale transaction, futures transaction, cap transaction, or collar transaction relating to one or more currencies, commodities (including natural gas and natural gas liquids), bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call, “over the counter”, exchange-traded, or other option with respect to any of these transactions) or combination of any of these transactions entered into by the Company Group in relation to the Business.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon” means any and all hydrocarbons, whether raw, processed, refined or otherwise, including bitumen, crude oil, natural gas, natural gas liquids, synthetic crude and diluents, gasoline, diesel, naptha, and other fuels, lubricants and other petroleum substances and products that may be produced or commingled therewith.
“IFRS” means International Financial Reporting Standards as in effect from time to time, consistently applied.
“Indebtedness” means, with respect to any Person, all of such Person’s present and future Indebtedness for Borrowed Money and any obligations arising in respect of any hedge, swap, financial arrangement or similar arrangement.
“Indebtedness for Borrowed Money” means, with respect to any Person and without duplication, all obligations of such Person to any other Person for borrowed money, including  any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or  any guarantee with respect to indebtedness for borrowed money of another Person, provided that obligations related to any letter of credit (or reimbursement agreement) shall constitute Indebtedness for Borrowed Money only to the extent that such letter of credit is drawn and not repaid (or if the beneficiary is entitled to draw thereon) with respect to events occurring prior to the Closing.
“Independent Accountants” means KPMG LLP or if such firm is unwilling or unable to fulfill such role,  another independent certified public accounting firm in Canada or the United States of national reputation mutually acceptable to Buyer and Seller; provided that such firm is not the auditor of Seller, Buyer or their respective Affiliates or  if Buyer and Seller are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Buyer and Seller shall each select one such firm and those two (2) firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm, which such third (3rd) firm shall act as the Independent Accountants hereunder.
“Intellectual Property” means any and all intellectual property rights, including:  trademarks, trade names, service marks and service names, including the goodwill connected with the use of and symbolized by the foregoing;  copyrights;  trade secrets and confidential know-how;  patents;  internet domain name registrations;  all other intellectual property and related proprietary rights, interests and protections; and  all applications and registrations related to any of the foregoing.
“Intended U.S. Tax Treatment” has the meaning set forth in Section 2.5(a).
“Interest Amount” has the meaning set forth in Section 9.3(b).
“Interim Period” has the meaning set forth in Section 6.1(a).
“Interim Period Exceptions” has the meaning set forth in Section 6.1(a).
“Inventory Measurement” has the meaning set forth in Section 6.19.
“Inventory Measurement Procedures” means those inventory measurement procedures set forth in Exhibit H-1.
“Inventory Valuation Methodology” means those inventory valuation calculation methodologies set forth in Exhibit H-2.

“IRS” means the U.S. Internal Revenue Service.
“Key Employees” has the meaning set forth in Section 6.1(b)(iii).
“Keyera Partnership” means Keyera Partnership, an Alberta general partnership.
“Law” means any constitution, statute, code, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 4.16(a).
“Leave” has the meaning set forth in Section 6.9(d)(iv).
“Liability” means any debts, obligations, duties, guarantees or liabilities of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), regardless of whether any such debts, obligations, duties, guarantees or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“Line Fill” means the aggregate volume of NGLs owned by the Company Group that are held within Company Group owned assets, that are: (a) utilized as tank/cavern bottoms; (b) held within pipelines that are required for operational purposes, including the volume required to fill the pipeline; or (c) any volume of working stock needed for efficient operation and scheduling; and which are not available for sale in the ordinary course of business within twelve (12) months from the Closing Date.
“Long Term Inventory” means the aggregate volume of NGLs owned by the Company Group that are held within Third Party facilities, pipelines and equipment that are: (a) required for operation of any of those facilities, pipelines or equipment; or (b) required for rail car transportation; and which are not available for sale in the ordinary course of business within [term redacted] from the Closing Date.
“Loss” and “Losses” means any and all losses, claims, damages, Liabilities, causes of action, litigation, administrative proceedings, administrative investigations, judgments, Taxes, costs and expenses (including fines, penalties and reasonable attorneys’ fees and expenses).
“Mandatory Disclosure” has the meaning set forth in Section 10.5.
“Material Adverse Effect” means any event, change, occurrence, circumstance, development, fact, effect or condition (whether or not foreseeable or known as of the Closing or covered by insurance) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on:
(c)the assets, financial condition, operations, results of operations or business of the Company Group, taken as a whole, excluding any impact on any Seller Retained Assets or the financial condition, operations, results of operations, or business related thereto; or
(d)the ability of Seller to consummate any transaction contemplated by this Agreement or any Transaction Documents;

provided, however, that “Material Adverse Effect” shall not include any event, change, occurrence, circumstance, development, fact, effect or condition, directly or indirectly, arising out of or attributable to:
(i)general economic or political conditions;
(ii)conditions generally affecting the industries, markets or geographical area in which any member of the Company Group operates, including any changes in commodities or raw material prices (including any change in the prices of any Hydrocarbon products or their derivatives or the demand for related gathering, processing, transportation and storage services or the production or curtailment of oil, bitumen, natural gas, natural gas liquids or other Hydrocarbon);
(iii)any changes in financial or securities markets in general and any fluctuations in currency exchange rates;
(iv)local, regional, national or international political or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof, whether or not occurring or commenced before or after the Execution Date;
(v)any national emergency or the occurrence of any other calamity or crisis, including pandemics, acts of God, earthquakes, hurricanes, tornados or other natural disasters, changes in weather or climate in general or weather-related or other force majeure events;
(vi)any changes in applicable Law, including new or increased cross-border trade restrictions, tariffs, or similar Taxes on international imports or exports, or changes in accounting rules, including GAAP or regulatory accounting requirements or interpretations thereof, or any other change or effect arising out of or relating to the Canadian Tax Proceedings or any Proceeding relating to the Required Regulatory Approvals;
(vii)the negotiation, execution, public announcement, pendency or completion of the transactions contemplated by this Agreement;
(viii)any effect resulting from any omission or action taken by Buyer or any Affiliate of Buyer, including any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company Group, including  losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company Group and  the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby;
(ix)any matter expressly referenced in the Seller Disclosure Schedules;
(x) the taking of any action required by this Agreement,  the taking of any action prohibited under Section 6.1, which, if taken by the Company Group, would prevent or mitigate any resulting material adverse effect on the results of operations or financial condition of the Company Group taken as a whole or  any other action taken by Seller or the Company Group at the request or with the written consent of Buyer;
(xi)any action required to be taken under any Law, the Canadian Tax Proceeding, any Proceeding relating to the Required Regulatory Approvals or any existing Contract by which any member of the Company Group (or any of their respective assets) is bound;
(xii)any failure, in and of itself, by any member of the Company Group to meet any internal projections or forecasts (it being understood that, with respect to this clause (xii), the facts or circumstances giving rise or contributing to such failure to meet any internal projections or forecasts may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, subject to the other provisions of this definition);
(xiii)the fact that the prospective owner of the Company Group is Buyer;
(xiv)the application of the HSR Act (including any action or judgment arising under the HSR Act), the Canada Competition Act (including any action or judgment arising under the Canada Competition Act) or the Canada Transportation Act (including any action or judgment arising under the Canada Transportation Act) to the transactions contemplated by this Agreement;
(xv)any seasonal changes in the results of operations of any member of the Company Group;
(xvi)any damage to or destruction of any assets or properties of the Company Group occurring after the Execution Date to the extent fully covered by insurance (other than the applicable deductible); and
(xvii)labor conditions in the industries or markets in which any member of the Company Group operates;
provided, further, that the exclusions in clauses (i), (iii), (iv), (vi), (xv) and (xvii) shall not apply to the extent that the Company Group is disproportionately adversely affected by any change, effect, event, occurrence, state of facts or development relative to other participants in the industries in which the Company Group operates. For the avoidance of doubt, a “Material Adverse Effect” shall not be measured against any forward-looking statements, projections or forecasts of the Company Group or any other Person.
“Material Contract” and “Material Contracts” have the meaning set forth in Section 4.18(a).
[Definition redacted – only used in other redacted provisions]
“Measurement Time” means immediately prior to Closing, but after the Pre-Closing Reorganization.
“Multiemployer Plan” means a plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NGL” means ethane, propane, normal butane, iso-butane, pentanes and heavier hydrocarbons, frac oil, solvent and synthetic crude oil used for batch segregation purposes, or any combination thereof, and other substances found in small quantities in the foregoing substances.
“NGL Custody Certificate” has the meaning set forth in Section 8.2(k).
“NGL Inventory” means all NGL owned by the Company Group as of the applicable time.
“No-Action Letter” means notice by the Commissioner that it does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
“Non-Disclosed Material Contract” means all or any portion of any Material Contract that requires redaction or cannot otherwise be disclosed to Buyer due to confidentiality restrictions set forth therein.
“Nonparty Affiliate” has the meaning set forth in Section 12.12.
“Notice” has the meaning set forth in Section 12.1.
“Operating NGL Inventory” means the NGL Inventory less the sum of the Line Fill and the Long Term Inventory.
“Organizational Documents” means  the articles or certificate of incorporation and bylaws of a corporation;  the certificate of formation and limited liability company agreement of a limited liability company;  the limited partnership agreement and a declaration or certificate of limited partnership of a limited partnership, or the partnership agreement of a general partnership;  any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and  any amendment to any of the foregoing.
“Other Indemnitors” has the meaning set forth in Section 6.5(b).
“Other Real Property” has the meaning set forth in Section 4.16(c).
“Outside Date” has the meaning set forth in Section 9.1(c).
“Overlapping Credit Support” means Credit Support in respect of which CrudeCo and any member of the Company Group are beneficiaries.
“PAA Luxembourg” means PAA Luxembourg, a Luxembourg société à responsabilité limitée.
“PAGP” has the meaning set forth in the definition of “Affiliate”.
“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.
“Pension Benefit Guaranty Corporation” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.
[Definition redacted – only used in other redacted provisions]

“Permits” means licenses, permits, franchises, consents, approvals, concessions, clearances, variances, orders, exemptions, waivers and other authorizations of or from Governmental Entities, other than Other Real Property.
“Permitted Amendments” means  changes that could not reasonably be expected to have an adverse effect, or could reasonably be expected to have only de minimis adverse effects, on Buyer’s ownership and operation of the Business following the Closing;  changes that could reasonably be expected to have an adverse effect (except for de minimis effects) on Buyer’s ownership and operation of the Business following the Closing and for which Seller has obtained the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed); and  changes that could not reasonably be expected to create a material Tax liability for the Buyer or the Company Group incremental to the anticipated Tax liability arising from the transactions described in the Reorganization Summary attached hereto as Exhibit I or have an adverse effect (except for de minimis effects) on the Tax Pool Balance or the tax efficiency and structure of the Company Group following Closing.
“Permitted Encumbrances” means:
(a)liens for Taxes not yet delinquent, or that are being contested in good faith under rules, policies and procedures provided under applicable Law and, in each case, where an amount is required to be reserved under GAAP, for which adequate reserves under GAAP have been established in the Financial Statements;
(b)statutory liens (including materialmen’s, carriers’, workers’, contractors’, subcontractors, employees’, warehousemen’s, mechanics’, repairmen’s, landlord’s and other similar liens) arising in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of any member of the Company Group or securing payments of the Company Group not yet delinquent;
(c)Encumbrances encumbering the fee interest of those tracts of real property encumbered by Other Real Property, filed in the appropriate public records or otherwise made available to Buyer or subordinate to the interest of the Company Group in such Other Real Property;
(d)easements, rights-of-way or other similar Encumbrances encumbering the Real Property, those filed in the appropriate public records or otherwise made available to Buyer either (i) prior to the Execution Date, (ii) are subordinate to the interest of the Company Group, and (iii) and which do not materially adversely affect the use and enjoyment of the Real Property taken as a whole, or subordinate to the interest of the Company Group in each such easement, right-of-way, or other similar right or Encumbrances;
(e)applicable Laws and rights reserved to or vested in any Governmental Entity (including reservations, limitations, exceptions, provisos and conditions, if any, expressed in any original grants from the Crown or the State, any conditions implied by Law, and zoning and land use Laws and rights), but only to the extent that there exists no material violation of any such Laws or rights and such Laws and rights do not, individually or in the aggregate, materially interfere with or impair the present operation of the business of Company Group;
(f)the rights of lessors under the Real Property Leases and rights of lessees under leases set forth or described in Schedule 1.1(c) of the Seller Disclosure Schedules;
(g)any Encumbrances, defects, irregularities or other matters  set forth or described in Schedule 1.1(c) of the Seller Disclosure Schedules,  disclosed in materials made available to Buyer in the Data Room prior to the Execution Date in the section thereof entitled

“Permitted Encumbrances” or  that are consented to by Buyer or expressly waived, cured, or otherwise discharged at or prior to Closing (to Buyer’s reasonable satisfaction);
(h)any Encumbrances, defects, irregularities or other matters that are expressly waived or consented to, in writing, by Buyer, or that Seller or Seller’s Counsel agree to discharge at or prior to Closing;
(i)terms and conditions of this Agreement or any other Transaction Document;
(j)any Encumbrance, obligation, burden or defect disclosed and/or shown on any title insurance policy insuring Real Property or Other Real Property in the Data Room prior to the Execution Date or that is insured, by affirmative coverage, endorsement, or otherwise by any existing title insurance policies insuring Real Property or Other Real Property; provided that such title insurance policy, documentation of affirmative coverage or endorsement will survive Closing and have been made available to Buyer in the Data Room prior to the Execution Date;
(k)utility easements, and minor defects, imperfections or irregularities of title, duly filed in the appropriate public records or otherwise made available to Buyer;
(l)purchase money liens and liens securing rental payments under capital lease arrangements, to the extent identified in Schedule 1.1(c) or arising after the Execution Date in accordance with the terms hereof;
(m)preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained on or prior to Closing in connection with the transactions contemplated by this Agreement or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights;
(n)any conditions relating to the Real Property or Other Real Property that are disclosed on any pro forma title policies, title commitments, real property reports, surveys, reports or opinions made available to Buyer in the Data Room prior to the Execution Date in the Data Room under the heading “Permitted Encumbrances”;
(o)Encumbrances created by Buyer or its successors and assigns;
(p)Encumbrances under  the Material Contracts, Real Property Leases, and instruments evidencing Fee Owned Real Property and Other Real Property made available to Buyer prior to the Execution Date,  this Agreement or  the other Transaction Documents;
(q)all leases or prior reservations of oil and gas and other minerals in and under, or that may be produced from, any of the lands constituting part of the Real Property (and the rights of the holders or lessee thereof) that in each case either  are duly recorded in the appropriate public records,  have been disclosed in materials made available to Buyer in the Data Room, or  if not (x) duly recorded in the appropriate public records or (y) disclosed in materials made available to Buyer in the Data Room prior to the Execution Date and which do not, individually or in the aggregate, materially interfere with or impair the present operation of the business of the Company Group; and
(r)Encumbrances on or registered against the Seller Retained Assets and the assets that are subject to the Pre-Closing Reorganization.
“Person” means any individual, body corporate, unlimited liability corporation, limited liability company, partnership, limited partnership, limited liability partnership, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Entity and any other entity or organization of any nature whatsoever, whether or not a legal entity.
“Personal Information” means information about an identifiable individual that is considered as (a) “personal information” as defined in the PIPEDA or (b) “personal data”, “personally identifiable information”, “personal information” or similar terms as defined in other applicable Law, but does not include business contact information (where such business contact information is collected, used or disclosed for the purposes of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) or information with respect to any employee that is in the public domain or is provided by Seller to Buyer pursuant to Section 6.9.
[Definition redacted – only used in other redacted provisions]
[Definition redacted – only used in other redacted provisions]
[Definition redacted – only used in other redacted provisions]
“Pipelines” means the pipelines and associated infrastructure set forth and described in Schedule 4.17 of the Seller Disclosure Schedules.
“Plains Midstream Superior” has the meaning set forth in the recitals of this Agreement.
“PLPGS” means Plains LPG Services, L.P., a Texas limited partnership.
“PMLP” means Plains Marketing, L.P, a Texas limited partnership.
“Post-Closing Statement” has the meaning set forth in Section 2.4(a).
“Pre-Closing Reorganization” has the meaning set forth in the recitals of this Agreement.
“Pre-Closing Reorganization Documents” means the agreements, certificates and other instruments or documents, to which a member of the Company Group is party, delivered or given in connection with the Pre-Closing Reorganization to consummate the transactions contemplated thereby.
“Pre-Closing Statement” has the meaning set forth in Section 2.3.
“Pre-Closing Tax Liabilities” means, without duplication of any Seller Tax Liabilities, all Liabilities of, or attributable to or payable by any member of the Company Group (including any successor thereto) of the Company Group for: (a) Taxes (or the non-payment thereof) attributable to a Pre-Closing Tax Period, which, for greater certainty, shall include any Taxes arising in connection with or resulting from the Pre-Closing Reorganization; (b) Taxes arising in connection with or resulting from the Canadian Tax Proceedings; (c) to the extent not otherwise covered in paragraph (a), Taxes for which a member of the Company Group becomes liable by reason of (i) being a member of an affiliated, combined, consolidated, unitary or aggregate group at any time prior to the Closing, (ii) being a successor-in interest or transferee of any other Person, contract, pursuant to any Law, or otherwise, which Taxes relate to an event or transaction occurring prior to Closing, or (iii) having an express or implied obligation to indemnify any other Person under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding that was executed or in effect at any time prior to Closing; and (d) Taxes that arise as a result of any transactions or events that occur on the Closing Date but prior to Closing other than in the ordinary course, in each case, except to the extent such Pre-Closing Tax Liability was specifically included in the computation of the Closing Working Capital.
“Pre-Closing Tax Period” means any taxation year or other Tax period ending on or before the Closing Date (and includes the taxation year of the Company under the Canadian Tax Act (and applicable provincial or territorial Law) ending at the time of Closing as a result of the election not to have subsection 256(9) of the Canadian Tax Act (and comparable provisions of applicable provincial or territorial Law) apply), or, in the case of a Straddle Period, the portion of a taxation year or other Tax period ending at Closing.
“Pre-Closing Tax Return” has the meaning set forth in Section 10.1(a).
“Preferred Shares” has the meaning set forth in the recitals of this Agreement.
“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta), Canada’s Anti-Spam Legislation (CASL) and any similar Laws relating to the collection, use, disclosure or storage of Personal Information.
“Privileged Communications” has the meaning set forth in Section 12.14(a).
“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Shares” has the meaning set forth in the recitals of this Agreement.
“Qualified Benefit Plan” has the meaning set forth in Section 4.21(c).
“R&W Binder Agreement” has the meaning set forth in Section 5.8.
“R&W Costs” has the meaning set forth in Section 6.12.
“R&W Policy” means the buyer-side representations and warranties insurance policy, to be purchased and bound on or prior to the Closing and any excess policies purchased in conjunction therewith.
“Real Property” means the Fee Owned Real Property and the Leased Real Property.
“Real Property Leases” has the meaning set forth in Section 4.16(a).
“Reasonable Efforts” means efforts which  are reasonably within the contemplation of the Parties on the Execution Date,  are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement, provided that it shall not require a Party to waive any condition herein where such Party has the sole discretion whether or not to waive that condition and  do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature (and, for greater certainty, any expenses associated with complying with requests from a Governmental Entity shall be deemed to be reasonable in nature) and amount in the context of the transactions contemplated by this Agreement; provided, that Seller shall have no obligation to expend any out-of-pocket amounts or incur any liabilities in connection with obtaining any Third Party consents required under any Contract in connection with the transactions contemplated hereby; and further provided, for purposes of Section 6.6(e),

“Reasonable Efforts” shall expressly (i) not require any action or agreeing to any restriction or remedy that would reasonably be expected to result in a Burdensome Condition and (ii) include taking any action or agreeing to any restriction or remedy that would not reasonably be expected to result in a Burdensome Condition.
“Records” has the meaning set forth in Section 6.4(a).
“Release” has the meaning prescribed in any Environmental Law and includes the historic or current intermittent, gradual or spontaneous releasing, spilling, emitting, leaking, adding, pumping, pouring, emptying, escaping, dumping, injecting, depositing, spraying, burying, abandoning, incinerating, seeping, disposing, discharging, dispersing, leaching, migrating, placing or introducing into or through the Environment, whether accidental or intentional.
“Reorganization Summary” has the meaning set forth in the recitals of this Agreement.
“Representatives” means  direct or indirect partners, employees, officers, directors, members or equity owners of a Party or any of its Affiliates;  any consultant, attorney, accountant, agent or other advisor retained by a Party or the parties listed in subsection 0 above; and  any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity.
“Required Regulatory Approvals” means collectively, the Competition Act Approval, the CTA Approval and the expiration or termination of the applicable waiting period under the HSR Act and any filings in respect of the foregoing.
“Resolution Period” has the meaning set forth in Section 2.4(c).
“Restricted Information” has the meaning set forth in Section 6.14(c).
“Retained Marks” means the names, trademark service marks and trade names set forth in Schedule 6.13 of the Seller Disclosure Schedules.
“Sanctioned Country” has the meaning set forth in Section 4.27(d).
“Sanctions” means economic sanctions or trade embargoes imposed, administered or enforced from time to time by the Canada or U.S. government, including those administered by OFAC, the U.S. Department of Commerce, the U.S. Department of State, Global Affairs Canada, or Public Safety Canada, or by the European Union, any European Union Member State, His Majesty’s Treasury (United Kingdom), the United Nations Security Council, or any other applicable sanctions authority.
“Section 116 Certificate” has the meaning set forth in Section 2.6(a).
[Definition redacted – only used in other redacted provisions]
[Definition redacted – only used in other redacted provisions]
“Selected Available Company Employees” has the meaning set forth in Section 6.9(d)(iii).
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Affiliate” means any Affiliate of Seller.

“Seller Benefit Plan” means each Benefit Plan sponsored or maintained by the Seller or any Seller Affiliate (other than a member of the Company Group) where any Business Employee is an active participant as of the Execution Date.
“Seller Disclosure Schedules” means the disclosure schedules of Seller attached hereto as Attachment 1.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.7, Section 3.8, Section 3.9, Section 4.1(a), Section 4.6, Section 4.7, and Section 4.13.
“Seller Indemnified Parties” has the meaning set forth in Section 11.3(a).
“Seller Parent” means Plains All American Pipeline, L.P., a Delaware limited partnership.
“Seller Parent Debt” has the meaning set forth on Exhibit I.
“Seller Parent Guarantee” means that certain Guaranty that has been provided from Seller Parent to Buyer concurrently with the execution of this Agreement.
“Seller Parent LPA” means the Seventh Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P. dated as of October 10, 2017, as the same may be amended or restated from time to time.
“Seller Party” or “Seller Parties” has the meaning set forth in Section 6.12.
“Seller Retained Assets” means those assets and properties owned or held as of the Execution Date by Company (or any Person that is a subsidiary of the Company on the Execution Date) that are transferred to Seller or its Affiliates pursuant to the Pre-Closing Reorganization.
“Seller Retained Employment Liabilities” means  all Liabilities related to Crude Employees or Unselected Employees, except for any Liabilities arising as a consequence of Buyer’s or Buyer Affiliate’s (including a member of the Company Group) decision to discriminate against an Unselected Employee in respect of their employment or continued employment; and  all Liabilities for any compensation due to the Union Employees or Continuing Non-Union Employees under incentive plans of Seller or any Affiliate prior to the Closing Date, and, for greater certainty, all obligations and Liabilities in respect of any equity or equity-linked awards granted under such incentive plans before the Closing Date but which accrue and become payable after the Closing Date (including any change of control payments triggered by the Transactions).
“Seller Retirement Plan” has the meaning set forth in Section 6.9(e)(viii).
“Seller Tax Liabilities” means all Liabilities of Buyer or any member of the Company Group for Taxes arising as a result of the application of section 116 of the Canadian Tax Act in respect of the Transaction.
“Seller’s Counsel” has the meaning set forth in Section 12.13.
“Seller’s Knowledge” means the actual knowledge of the Persons listed in Schedule 1.1(b) of the Seller Disclosure Schedules.

“Special Indemnity Matters” means Seller’s portion of the “Risk Allocation” for each of the matters identified in Exhibit K unless and until such matter is no longer an exclusion from the R&W Policy.
“Straddle Period” means any taxation year or other Tax period that begins before Closing and ends after Closing.
“Subsidiary” and “Subsidiaries” has the meaning set forth in the recitals of this Agreement.
“Subsidiary Interests” has the meaning set forth in Section 4.6.
“Target Operating NGL Inventory Volume” means [volume redacted].
“Tax” or “Taxes” means  any and all taxes, duties, assessments, imposts, fees, withholdings, levies and other charges of any nature imposed by any Governmental Entity including those levied on, or measured by, or referred to as, income, net income, gross receipts, ad valorem, franchise, profits, windfall profits, registration, utility, environmental, carbon, license, wage, disability, severance, stamp, occupation, alternative or add-on minimum, estimated, profits, capital, transfer, land transfer, sales, goods and service, harmonized, use, value-added, excise, withholding, property, occupancy, payroll, employment and social security taxes, all surtaxes, all customs duties and import and export taxes, excise taxes, countervailing and anti-dumping, and all employment insurance, health insurance and government pension plan and other employer plan premiums, contributions or withholdings (including Canada Pension Plan and provincial pension plan contributions and workers compensation premiums) and all other taxes and similar governmental fees, assessments or charges of any kind imposed by any Governmental Entity, whether disputed or not, and  all interest, penalties, fines, additions to tax or additional amounts imposed, administered, assessed or collected by any Governmental Entity in connection with any item described in clause 0 above.
“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Conduct Agreement” has the meaning set forth in Section 8.2(d).
“Tax Contest” has the meaning set forth in Section 10.8.
“Tax Escrow Agent” means [definition redacted].
“Tax Escrow Agreement” means [definition redacted].
“Tax Pool Adjustment Amount” means a positive or negative amount equal to [dollar amount redacted] multiplied by the Tax Pool Difference.
“Tax Pool Balance” means the aggregate amount of the “undepreciated capital cost” (as defined in the Canadian Tax Act) of each class of depreciable property (as defined in the Canadian Tax Act) of the Company as of January 1, 2026 computed based on the following assumptions:
(a) the Closing Date was January 1, 2026 and any capital cost allowance claimed by the Company for any taxation year of the Company that ends after January 1, 2026 and prior to the Closing for the purposes of the Canadian Tax Act was claimed by the Company for the taxation year ending December 31, 2025;

(b) the Pre-Closing Reorganization was completed before January 1, 2026; and
(c) the undepreciated capital cost of each class of depreciable property shall include the capital cost of any depreciable property that had not become available for use for the purposes of the Canadian Tax Act before January 1, 2026.
“Tax Pool Baseline” means [dollar amount redacted].
“Tax Pool Difference” means the positive or negative amount, if any, by which the Tax Pool Baseline exceeds or is less than the Tax Pool Balance.
“Tax Proceeding” means any audit or administrative or judicial Proceeding with respect to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, election, form, designation, waiver, notice, information return or statement with respect to any Tax filed or required to be filed with a Tax Authority, including any schedule, supplement, appendix, exhibit or attachment thereto, and including any amendment thereof, in respect of Taxes (in each case, whether in tangible, electronic or other form).
“Terminated Employee” has the meaning set forth in Section 6.9(d)(iii).
“Termination Date” has the meaning set forth in Section 9.1.
[Definition redacted – only used in other redacted provisions]
“Third Party” means any Person other than  Seller or any Seller Affiliate or  Buyer or any of its Affiliates.
“Third Party Claim” has the meaning set forth in Section 11.5(b).
“Third Party Defense” has the meaning set forth in Section 11.5(b).
“Transaction” means the purchase by Buyer of the Purchased Shares from Seller as contemplated by and pursuant to this Agreement.
“Transaction Documents” means, collectively, this Agreement, the Assignment of Purchased Shares, the Transition Services Agreement, the Seller Parent Guarantee and each other agreement, document and instrument required to be executed in accordance with this Agreement (other than the Pre-Closing Reorganization Documents).
“Transfer Date” has the meaning set forth in Section 6.9(d)(iv).
“Transfer Taxes” has the meaning set forth in Section 10.6.
“Transferred Information” has the meaning set forth in Section 6.14(b).
“Transferred U.S. Employees” has the meaning set forth in Section 6.9(d)(iv).
“Transition Services Agreement” has the meaning set forth in Section 8.2(c).
“Treaty” has the meaning set forth in Section 3.9.
“Union Employees” has the meaning set forth in Section 6.9(a).

“Union Plan” means a Benefit Plan sponsored or maintained by a union or another third party, such as a board of trustees.
“Unselected Employee” has the meaning set forth in Section 6.9(d)(iii).
“U.S. Tax Code” means the Internal Revenue Code of 1986, as amended.
“U.S. Treasury Regulations” means the final or temporary regulations promulgated under the U.S. Tax Code by the Treasury Department of the United States.
“US NGL Co” has the meaning set forth in the recitals of this Agreement.
[Definition redacted – only used in other redacted provisions]
[Definition redacted – only used in other redacted provisions]
[Definition redacted – only used in other redacted provisions]
[Definition redacted – only used in other redacted provisions]
“Working Capital” means the difference (which may be a positive or negative number) between the consolidated assets of the Company Group less the consolidated liabilities of the Company Group, in each case classified as Working Capital based on the accounts and line items set forth and marked with an ‘x’ in the Working Capital column in the stratified balance sheet contained at Part 1 of Exhibit J and determined in accordance with the Specific Principles and Policies (as defined in Exhibit J).
“Wrong Pocket Asset” has the meaning set forth in Section 12.16.

EXHIBIT B
FORM OF ASSIGNMENT OF PURCHASED SHARES
[To be attached.]

B-1

EXHIBIT C

PRINCIPLES FOR TRANSITION SERVICES AGREEMENT
[Redacted – commercially sensitive.]

D-1

EXHIBIT D

R&W BINDER AGREEMENT
[Redacted – commercially sensitive.]

D-1

EXHIBIT E

[RESERVED]

E-1

EXHIBIT F

FORM OF CONFIDENTIALITY AGREEMENTS TERMINATION
[Redacted – commercially sensitive.]

F-1

EXHIBIT G

FORM OF BUTANE SUPPLY AGREEMENT
[Redacted – commercially sensitive.]

G-1

EXHIBIT H

INVENTORY MEASUREMENT AND VALUATION
[Redacted – commercially sensitive.]

H-1

EXHIBT H - 1

INVENTORY MEASUREMENT PROCEDURES
[Redacted – commercially sensitive.]

H - 1-1

EXHIBIT H - 2

INVENTORY MEASUREMENT METHODOLOGY
[Redacted – commercially sensitive.]

H - 2-1

EXHIBIT I

REORGANIZATION SUMMARY
[Redacted – commercially sensitive.]

I-1

EXHIBIT J

ACCOUNTING PRINCIPLES
[Redacted – commercially sensitive.]

J-1

EXHIBIT K

SPECIAL INDEMNITY MATTERS
[Redacted – commercially sensitive.]

K-1

EXHIBIT L

[RESERVED]

L-1

EXHIBIT M

TAX CONDUCT AGREEMENT
[Redacted – commercially sensitive.]

M-1

EXHIBIT N

FRAC SPREAD HEDGE AGREEMENT
[Redacted – commercially sensitive.]

N-1

EXHIBIT O

PERFORMANCE STANDARD; CAPITAL FORECAST
[Redacted – commercially sensitive.]
O-1

ATTACHMENT 1
SELLER DISCLOSURE SCHEDULES
[Redacted – commercially sensitive.]

1-1